Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-86482


PROSPECTUS

                             WILLIAMS SCOTSMAN, INC.

                     EXCHANGE OFFER FOR $150,000,000 OF ITS
                           9 7/8% SENIOR NOTES DUE 2007


THE NOTES AND THE GUARANTEES

         We are offering to exchange $150,000,000 of our outstanding 9 7/8% Senior Notes dues 2007, which were issued on February 20, 2002 and which we refer to as the initial notes, for a like aggregate amount of our registered 9 7/8% Senior Notes dues 2007, which we refer to as the exchange notes. The exchange notes will be issued under an indenture dated as of May 15, 1997 pursuant to which we previously issued $400,000,000 of 9 7/8% Senior Notes due 2007, which we refer to in this prospectus as the "existing notes." The exchange notes will be consolidated with and form a single series of securities with the existing notes.

         The exchange notes will mature on June 1, 2007. We will pay interest on the exchange notes on June 1 and December 1.

         The exchange notes are fully and unconditionally guaranteed on a senior unsecured basis by our subsidiaries, Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot Equipment, LLC, one of our other subsidiaries, has fully and unconditionally guaranteed the notes on a subordinated basis.

         The exchange notes are effectively subordinated to any secured debt, including under our existing credit facility, and any indebtedness of our subsidiaries that are not guarantors. As of March 31, 2002, we had approximately $473.9 million of secured debt outstanding that will rank effectively senior to the exchange notes. We currently have no subordinated debt.

TERMS OF THE EXCHANGE OFFER

         o It will expire at 5:00 p.m., New York City time, on August 19, 2002, unless we extend it.

         o If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for exchange notes.

         o The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

         o The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

         o You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

         BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE
SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" COMMENCING ON PAGE 13.

         Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where the initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the expiration date of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please refer to the section of this prospectus entitled "Plan of Distribution."

 THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
   NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS
 NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY
    THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                 -----------------------------------------------

                  The date of this prospectus is July 18, 2002.

                 -----------------------------------------------

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

Market Share, Ranking and Other Data.........................................i
Prospectus Summary...........................................................1
Risk Factors................................................................13
Disclosure Regarding Forward-Looking Statements.............................19
Use of Proceeds.............................................................21
Capitalization..............................................................21
Selected Historical Consolidated Financial Data.............................22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................................25
Business....................................................................33
Management..................................................................42
Principal Stockholders......................................................45
Description of Other Indebtedness...........................................47
The Exchange Offer..........................................................49
Description of Notes........................................................58
Book-Entry, Delivery and Form...............................................96
United States Federal Tax Considerations...................................100
Plan of Distribution.......................................................106
Legal Matters..............................................................106
Independent Auditors.......................................................106
Where You Can Find More Information........................................107
Index to Financial Statements..............................................F-1


                      MARKET SHARE, RANKING AND OTHER DATA

         The market share, ranking and other data contained in this prospectus are based either on management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS ALL MATERIAL INFORMATION IN THE PROSPECTUS ABOUT WILLIAMS SCOTSMAN AND THIS EXCHANGE OFFER. IT MAY NOT INCLUDE ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPREHENSIVE UNDERSTANDING OF OUR COMPANY AND THE EXCHANGE OFFER, YOU SHOULD READ THIS ENTIRE DOCUMENT, INCLUDING "RISK FACTORS," AND OUR FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OR OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "SCOTSMAN," THE "COMPANY," "WE," "US," AND "OUR" ARE TO WILLIAMS SCOTSMAN, INC. AND ITS CONSOLIDATED SUBSIDIARIES. THE TERM "INITIAL NOTES" REFERS TO THE 9 7/8% SENIOR NOTES DUE 2007 THAT WERE ISSUED ON FEBRUARY 20, 2002 IN A PRIVATE OFFERING. THE TERM "EXCHANGE NOTES" REFERS TO THE 9 7/8% SENIOR NOTES DUE 2007 OFFERED WITH THIS PROSPECTUS. THE TERM "NOTES" REFERS TO THE INITIAL NOTES AND THE EXCHANGE NOTES, COLLECTIVELY. SOME OF THE STATEMENTS IN THIS "PROSPECTUS SUMMARY" ARE FORWARD-LOOKING STATEMENTS. PLEASE REFER TO THE SECTION OF THIS PROSPECTUS ENTITLED "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS."


                                   THE COMPANY

         Founded in 1946, we are the second largest lessor of mobile office units in North America with approximately 93,700 units leased through a network of branch offices located throughout the United States and Canada. Our mobile office units provide high quality, cost-effective relocatable space solutions to an estimated 25,000 customers in 470 industries including construction, education, healthcare and retail. Our leasing operations have generated recurring revenues, high levels of repeat business and an average existing lease duration of approximately 21 months. In addition to our core leasing operations, we sell new and previously leased mobile office units and provide delivery, installation and other ancillary products and services. For the twelve months ended March 31, 2002, we generated revenues of $506.8 million and EBITDA of $186.8 million.

         Our fleet is generally comprised of standardized, versatile products that can be configured to meet a wide variety of customer needs. The units are fitted with axles and hitches and are towed to various locations. Most units are wood frame mounted on a steel chassis, contain materials used in conventional buildings and are equipped with air conditioning and heating, electrical outlets and, where necessary, plumbing facilities. Mobile office units are durable and have an estimated useful life of 20 years. The average age of our fleet is approximately eight years. From January 1, 1998 to December 31, 2001, we were able to sell used units in the ordinary course of our business (excluding units sold pursuant to purchase options) at an average of more than 95% of our total capitalized cost and a premium to net book value in excess of 20%. Capitalized costs include the costs of the units as well as the costs of significant improvements made to the units.

         Based on its experience, management believes that the North American mobile office industry (excluding manufacturing operations) exceeds $3.0 billion and has grown significantly in recent years. This growth has been primarily driven by positive demographic trends, economic expansion, an increase in the number of applications for modular space and a greater recognition of the product's positive attributes. By outsourcing their space needs, our customers are able to achieve flexibility, preserve capital for core operations, and convert fixed costs into variable costs.

         From 1997 to 2001, we increased revenues at a compound annual growth rate, or "CAGR," of 20.2% to $492.3 million. Over the same period, EBITDA grew at a CAGR of 19.4% to $187.6 million and the number of lease fleet units doubled to 93,900 units. We have achieved this growth by expanding our lease fleet through factory purchases and acquisitions, expanding our branch network, increasing ancillary high margin services and product lines and improving fleet management.

COMPETITIVE STRENGTHS

         Our competitive strengths include the following:

         o        market leadership;
         o        national presence and customer diversity;
         o        effective fleet management;
         o        dedicated marketing and customer service; and
         o        a proven track record.

BUSINESS STRATEGY

         Our business and growth strategy includes the following:

         o        continued fleet and branch expansion;
         o        selective fleet acquisitions;
         o        ancillary products and services; and
         o        exploiting education market trends.

EQUITY SPONSORSHIP

         We have significant equity owners, including The Cypress Group L.L.C., Keystone, Inc. and Odyssey Investment Partners, L.P. These firms, or their predecessors, participated in our 1997 recapitalization in which an investor group, which includes affiliates of Cypress and Keystone, contributed equity of $135.0 million. We acquired Space Master International, Inc., the third largest company in the U.S. mobile office industry, on September 1, 1998, in part, with additional equity of $64.8 million from Cypress, Keystone and Odyssey.

         Founded in 1994, Cypress is a private investment fund, which currently manages over $3.5 billion of equity capital on behalf of major pension funds, university endowments and other leading financial institutions. Cypress has made 23 investments over the past twelve years totaling $2.7 billion with an aggregate transaction value of approximately $14.5 billion.

         Keystone, formerly Robert M. Bass Group, Inc., is the principal investment entity of Robert M. Bass. Since 1987, Keystone and associated entities have directly and indirectly sponsored over 30 leveraged acquisitions valued at more than $6 billion. Keystone is affiliated with the various Oak Hill investment platforms, including Oak Hill Capital Partners, a private equity fund with approximately $1.6 billion under management.

         Odyssey Investment Partners is a private equity firm that invests in management-backed leveraged acquisitions, growth financings and recapitalizations of manufacturing, financial services and communications companies. Odyssey Investment Partners is the successor firm to the private equity activities of Odyssey Partners, LP, which was founded in 1982. Its current fund has over $760 million of committed capital.

                          SUMMARY OF THE EXCHANGE OFFER

         We are offering to exchange $150,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer........................    We will exchange our exchange notes
                                          for a like aggregate principal amount
                                          of our initial notes.

Expiration Date.......................    This exchange offer will expire at
                                          5:00 p.m., New York City time, on
                                          August 19, 2002, unless we decide to
                                          extend it.

Conditions to the Exchange Offer......    We will complete this exchange offer
                                          only if:

                                          o  there is no change in the laws and
                                             regulations which would impair our
                                             ability to proceed with this
                                             exchange offer,

                                          o  there is no change in the current
                                             interpretation of the staff of the
                                             Commission which permits resales of
                                             the exchange notes,

                                          o  there is no stop order issued by
                                             the Commission which would suspend
                                             the effectiveness of the
                                             registration statement which
                                             includes this prospectus or the
                                             qualification of the exchange notes
                                             under the Trust Indenture Act of
                                             1939,

                                          o  there is no litigation or
                                             threatened litigation which would
                                             impair our ability to proceed with
                                             this exchange offer, and

                                          o  we obtain all the governmental
                                             approvals we deem necessary to
                                             complete this exchange offer.

                                          Please refer to the section in this
                                          prospectus entitled "The Exchange
                                          Offer--Conditions to the Exchange
                                          Offer."

Procedures for
Tendering Initial Notes...............    To participate in this exchange offer,
                                          you must complete, sign and date the
                                          letter of transmittal or its facsimile
                                          and transmit it, together with your
                                          initial notes to be exchanged and all
                                          other documents required by the letter
                                          of transmittal, to The Bank of New
                                          York, as exchange agent, at its
                                          address indicated under "The Exchange
                                          Offer--Exchange Agent." In the
                                          alternative, you can tender your
                                          initial notes by book-entry delivery
                                          following the procedures
                                          described in this prospectus. If your
                                          initial notes are registered in the
                                          name of a broker, dealer, commercial
                                          bank, trust company or other nominee,
                                          you should contact that person
                                          promptly to tender your initial notes
                                          in this exchange offer. For more
                                          information on tendering your notes,
                                          please refer to the section in this
                                          prospectus entitled "The Exchange
                                          Offer--Procedures for Tendering
                                          Initial Notes."

Special Procedures
for Beneficial Owners.................    If you are a beneficial owner of
                                          initial notes that are registered in
                                          the name of a broker, dealer,
                                          commercial bank, trust company or
                                          other nominee and you wish to tender
                                          your initial notes in the exchange
                                          offer, you should contact the
                                          registered holder promptly and
                                          instruct that person to tender on your
                                          behalf.

Guaranteed Delivery Procedures........    If you wish to tender your initial
                                          notes and you cannot get the required
                                          documents to the exchange agent on
                                          time, you may tender your notes by
                                          using the guaranteed delivery
                                          procedures described under the section
                                          of this prospectus entitled "The
                                          Exchange Offer--Procedures for
                                          Tendering Initial Notes--Guaranteed
                                          Delivery Procedure."

Withdrawal Rights.....................    You may withdraw the tender of your
                                          initial notes at any time before 5:00
                                          p.m., New York City time, on the
                                          expiration date of the exchange offer.
                                          To withdraw, you must send a written
                                          or facsimile transmission notice of
                                          withdrawal to the exchange agent at
                                          its address indicated under "The
                                          Exchange Offer--Exchange Agent" before
                                          5:00 p.m., New York City time, on the
                                          expiration date of the exchange offer.

Acceptance of Initial Notes
and Delivery of Exchange Notes........    If all the conditions to the
                                          completion of this exchange offer are
                                          satisfied, we will accept any and all
                                          initial notes that are properly
                                          tendered in this exchange offer on or
                                          before 5:00 p.m., New York City time,
                                          on the expiration date. We will return
                                          any initial note that we do not accept
                                          for exchange to you without expense as
                                          promptly as practicable after the
                                          expiration date. We will deliver the
                                          exchange notes to you as promptly as
                                          practicable after the expiration date
                                          and acceptance of your initial notes
                                          for exchange. Please refer to the
                                          section in this prospectus entitled
                                          "The Exchange Offer--Acceptance of
                                          Initial Notes for Exchange; Delivery
                                          of Exchange Notes."

Federal Income Tax Considerations
Relating to the Exchange Offer........    Exchanging your initial notes for
                                          exchange notes will not be a taxable
                                          event to you for United States federal
                                          income tax purposes. Please refer to
                                          the section of this prospectus
                                          entitled "United States Federal Tax
                                          Considerations."

Exchange Agent........................    The Bank of New York is serving as
                                          exchange agent in the exchange offer.

Fees and Expenses.....................    We will pay all expenses related to
                                          this exchange offer. Please refer to
                                          the section of this prospectus
                                          entitled "The Exchange Offer--Fees and
                                          Expenses."

Use of Proceeds.......................    We will not receive any proceeds from
                                          the issuance of the exchange notes in
                                          exchange for the outstanding initial
                                          notes. We are making this exchange
                                          offer solely to satisfy our
                                          obligations under the registration
                                          rights agreement entered into in
                                          connection with the offering of the
                                          initial notes.

Consequences to Holders Who Do Not
Participate in the Exchange Offer.....    If you do not participate in this
                                          exchange offer:

                                          o  except as set forth in the next
                                             paragraph, you will not be able to
                                             require us to register your initial
                                             notes under the Securities Act,

                                          o  you will not be able to resell,
                                             offer to resell or otherwise
                                             transfer your initial notes unless
                                             they are registered under the
                                             Securities Act or unless you
                                             resell, offer to resell or
                                             otherwise transfer them under an
                                             exemption from the registration
                                             requirements of, or in a
                                             transaction not subject to, the
                                             Securities Act, and

                                          o  the trading market for your initial
                                             notes will become more limited to
                                             the extent other holders of initial
                                             notes participate in the exchange
                                             offer.

                                          You will not be able to require us to
                                          register your initial notes under the
                                          Securities Act unless:

                                          o  the initial purchasers request us
                                             to register initial notes that are
                                             not eligible to be exchanged for
                                             exchange notes in the exchange
                                             offer; or

                                          o  you are not eligible to participate
                                             in the exchange offer or do not
                                             receive freely tradable exchange
                                             notes in the exchange offer.

                                          In these cases, the registration
                                          rights agreement requires us to file a
                                          registration statement for a
                                          continuous offering in accordance with
                                          Rule 415 under the Securities Act for
                                          the benefit of the holders of the
                                          initial notes described in this
                                          paragraph. We do not currently
                                          anticipate that we will register under
                                          the Securities Act any notes that
                                          remain outstanding after completion of
                                          the exchange offer.

                                          Please refer to the section of this
                                          prospectus entitled "The Exchange
                                          Offer--Your failure to participate in
                                          the exchange offer will have adverse
                                          consequences."

Resales...............................    It may be possible for you to resell
                                          the notes issued in the exchange offer
                                          without compliance with the
                                          registration and prospectus delivery
                                          provisions of the Securities Act,
                                          subject to some conditions. Please
                                          refer to the section of this
                                          prospectus entitled "Risk
                                          Factors--Risks Relating to the
                                          Exchange Offer--Some persons who
                                          participate in the exchange offer must
                                          deliver a prospectus in connection
                                          with resales of the exchange notes"
                                          and "Plan of Distribution."

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer.................................   Williams Scotsman, Inc.

Exchange Notes........................    $150 million principal amount of 9
                                          7/8% senior notes due 2007. The form
                                          and terms of the exchange notes are
                                          the same as the form and terms of the
                                          initial notes except that the issuance
                                          of the exchange notes is registered
                                          under the Securities Act, and the
                                          exchange notes will not bear legends
                                          restricting their transfer and will
                                          not be entitled to registration rights
                                          under our registration rights
                                          agreement. The exchange notes will
                                          evidence the same debt as the initial
                                          notes, and both the initial notes and
                                          the exchange notes will be governed by
                                          the same indenture.

Maturity..............................    June 1, 2007.

Interest Payment Dates................    June 1 and December 1, beginning on
                                          June 1, 2002. Interest will accrue
                                          from December 1, 2001.

Guarantees............................    Space Master International, Inc.,
                                          Evergreen Mobile Company, Truck &
                                          Trailer Sales, Inc., Williams Scotsman
                                          of Canada, Inc. and certain of our
                                          future subsidiaries will guarantee the
                                          notes on a senior unsecured basis.
                                          Willscot Equipment, LLC, one of our
                                          other subsidiaries, will guarantee the
                                          notes on a subordinated basis.

Ranking...............................    The exchange notes will be our
                                          unsecured senior obligations and will
                                          rank equally with our existing and
                                          future senior unsecured debt and
                                          senior to our future subordinated
                                          debt. We currently have no
                                          subordinated debt. The exchange notes
                                          will be effectively subordinated to
                                          any secured debt, including under our
                                          new credit facility, and any
                                          indebtedness of the subsidiaries that
                                          are not guarantors. Space Master
                                          International, Inc., Evergreen Mobile
                                          Company, Truck & Trailer Sales, Inc.,
                                          Williams Scotsman of Canada, Inc. and,
                                          to the extent required by the
                                          indenture governing the notes, some of
                                          our other existing and future
                                          subsidiaries will guarantee the notes
                                          with full and unconditional guarantees
                                          that will be senior unsecured
                                          obligations of the guarantors and will
                                          rank equally with the guarantors'
                                          existing and future senior debt and
                                          senior to these guarantors' future
                                          subordinated debt and will be
                                          effectively subordinated to any
                                          secured obligations, including under
                                          our new credit facility. In addition,
                                          Willscot Equipment, LLC, one of our
                                          other subsidiaries, will guarantee the
                                          exchange notes with full and
                                          unconditional guarantees that will be
                                          unsecured obligations of Willscot and
                                          will be subordinated to its existing
                                          and future senior obligations,
                                          including under our new credit
                                          facility. As of March 31, 2002, we had
                                          $473.9 million of senior secured
                                          indebtedness outstanding under our new
                                          credit facility and approximately
                                          $153.8 million of additional borrowing
                                          availability under our new revolving
                                          credit facility, subject to compliance
                                          with our financial and other covenants
                                          and the terms of our loan agreements.

Optional Redemption...................    Except as described below, we cannot
                                          redeem the exchange notes until June
                                          1, 2002. Thereafter we may redeem some
                                          or all of the exchange notes and the
                                          existing notes at the redemption
                                          prices listed in the "Description of
                                          Notes" section under the heading
                                          "Optional Redemption," plus accrued
                                          and unpaid interest to the date of
                                          redemption.

Change of Control Offer...............    If a change in control of our company
                                          occurs on or before June 1, 2002, we
                                          may, at our option, redeem all of the
                                          exchange notes and existing notes at a
                                          price equal to 100% of the face amount
                                          of the exchange notes and existing
                                          notes plus the Applicable Premium (as
                                          defined in the "Description of Notes"
                                          section of this prospectus) plus
                                          accrued and unpaid interest. If we
                                          choose not to so redeem the exchange
                                          notes and
                                          existing notes or if the change of
                                          control occurs after June 1, 2002, we
                                          must give the holders the opportunity
                                          to sell their exchange notes and
                                          existing notes to us at 101% of their
                                          face amount plus accrued and unpaid
                                          interest.

                                          We might not be able to pay you the
                                          required price for notes you present
                                          to us at the time of a change of
                                          control, because:

                                          o  we might not have enough funds at
                                             that time; or

                                          o  the terms of our other senior debt
                                             may prevent us from paying.

Asset Sale Proceeds...................    If we or our subsidiaries engage in
                                          asset sales, we generally must either
                                          invest the net cash proceeds from such
                                          sales in our business within a period
                                          of time, prepay the debt under our new
                                          credit facility or make an offer to
                                          purchase a principal amount of the
                                          exchange notes and existing notes
                                          equal to the excess net cash proceeds.
                                          The purchase price of the exchange
                                          notes will be 100% of their principal
                                          amount, plus accrued and unpaid
                                          interest.

Certain Indenture Provisions..........    The indenture governing the exchange
                                          notes will be the same indenture that
                                          governs the existing notes. It
                                          contains covenants that, among other
                                          things, limit our (and most or all of
                                          our subsidiaries') ability to:

                                          o  incur additional debt or enter into
                                             sale and leaseback transactions;

                                          o  make restricted payments (including
                                             paying dividends on, redeeming or
                                             repurchasing our or our
                                             subsidiaries' capital stock);

                                          o  make certain investments or
                                             acquisitions;

                                          o  grant liens on our assets;

                                          o  engage in transactions with
                                             affiliates;

                                          o  merge, consolidate or transfer
                                             substantially all of our assets;
                                             and

                                          o  sell assets.

                                          These covenants are subject to a
                                          number of important limitations and
                                          exceptions.

Risk Factors...........................   Please refer to "Risk Factors" for a
                                          description of some of the risks you
                                          should consider before participating
                                          in the exchange offer.

Limited Trading Market
for the Exchange Notes................    There currently is only a limited
                                          trading market for the exchange notes.
                                          We cannot assure you that an active
                                          market for these exchange notes will
                                          develop or that this market will be
                                          liquid. Please refer to the section of
                                          this prospectus entitled "Risk
                                          Factors-- Risks Relating to the
                                          Exchange Notes-- An active trading
                                          market may not develop for the notes."

Form of the Exchange Notes.............   The exchange notes will be represented
                                          by one or more permanent global
                                          securities in registered form
                                          deposited on behalf of The Depository
                                          Trust Company with The Bank of New
                                          York, as custodian. You will not
                                          receive exchange notes in certificated
                                          form unless one of the events
                                          described in the section of this
                                          prospectus entitled "Book-Entry,
                                          Delivery and Form-- Exchange of
                                          Book-Entry Notes for Certificated
                                          Notes" occurs. Instead, beneficial
                                          interests in the exchange notes will
                                          be shown on, and transfers of these
                                          exchange notes will be effected only
                                          through, records maintained in
                                          book-entry form by The Depository
                                          Trust Company with respect to its
                                          participants.


                          INFORMATION ABOUT THE COMPANY

         Our principal executive office is located at 8211 Town Center Drive, Baltimore, Maryland 21236. The telephone number of our executive offices is
(410) 931-6000.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         The summary historical consolidated financial and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements appearing elsewhere in this prospectus. The summary historical consolidated financial and other data set forth below for the fiscal years ended December 31, 1999, 2000 and 2001 and as of the end of each of such periods have been derived from our audited financial statements. The summary historical consolidated financial and certain other data presented below for the three month periods ended March 31, 2001 and 2002 have been derived from our unaudited financial statements and have been prepared on the same basis as the audited financial statements included elsewhere herein and, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

                                                                                                 THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                  --------------------------------------      -----------------------
                                                     1999          2000           2001          2001           2002
                                                  ---------     ---------      ---------      --------       --------
                                                                                                  (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
   Leasing..............................          $ 201,820     $ 220,547      $ 238,151     $  58,229      $  58,196
   Sales of new units...................             73,001        73,291         91,114        13,567         20,683
   Sales of rental equipment............             22,369        21,571         22,212         5,139          4,661
   Delivery and installation............             71,245        79,097         97,342        19,163         26,609
   Other................................             37,370        37,640         43,437         9,268          9,718
                                                  ---------     ---------      ---------      --------       --------
      Total revenues....................            405,805       432,146        492,256       105,366        119,867

Cost of sales and services:
   Leasing:
      Depreciation and amortization.....             34,553        36,720         41,761        10,370         10,723
      Other direct leasing costs........             30,724        35,373         43,109         9,365         11,488
   Sales of new units...................             60,323        60,268         75,169        10,980         17,076
   Sales of rental equipment............             17,236        16,305         16,886         3,971          3,725
   Delivery and installation............             52,359        59,670         78,339        15,336         22,006
   Other................................              7,421         6,583          8,374         1,553          2,061
                                                  ---------     ---------      ---------      --------       --------
      Total cost of sales and services..            202,616       214,919        263,638        51,575         67,079
                                                  ---------     ---------      ---------      --------       --------
Gross profit:
   Leasing..............................            136,543       148,454        153,281        38,494         35,985
   Sales of new units...................             12,678        13,023         15,945         2,587          3,607
   Sales of rental equipment............              5,133         5,266          5,236         1,168            936
   Delivery and installation............             18,886        19,427         19,003         3,827          4,603
   Other................................             29,949        31,057         35,063         7,715          7,657
                                                  ---------     ---------      ---------      --------       --------
      Total gross profit................            203,189       217,227        228,618        53,791         52,788

Selling, general and administrative
     expenses.............................           71,425        76,817         82,516        21,470         21,507
Other depreciation and amortization.......           15,866        17,474         18,845         4,506          3,334
Interest..................................           83,878        91,860         85,486        23,210         21,171
Non-cash charge for casualty loss.........               --            --          1,500            --             --
Income tax expense........................           14,713        14,957         17,605         2,072          3,049
                                                  ---------     ---------      ---------      --------       --------
Net earnings..............................        $  17,307     $  16,119      $  22,666     $   2,533      $   3,727
                                                  =========     =========      =========      ========       ========

Ratio of earnings to fixed charges (1)....             1.4x          1.3x           1.5x          1.2x           1.3x

OTHER DATA:
Cash flows from:
     Operating activities.................        $  72,338     $  86,977      $  61,219     $  25,160      $  29,248
     Investing activities.................         (142,723)     (128,304)      (126,426)      (55,093)        (8,655)
     Financing activities.................           70,230        43,232         63,245        28,301        (20,800)

                                                                                                 THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                  --------------------------------------      -----------------------
                                                     1999          2000           2001          2001           2002
                                                  ---------     ---------      ---------      --------       --------
                                                                                                  (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
EBITDA (2)................................        $ 168,216     $ 177,609      $ 187,585     $  42,816      $  42,004
EBITDA margin (2).........................            41.5%         41.1%          38.1%         40.6%          35.0%
Utilization rate (3)......................            85.4%         84.2%          81.8%         82.2%          78.7%
Lease fleet units (end of period).........           79,575        88,249         93,942        91,203         93,669
Net capital expenditures for lease fleet
     (4)..................................        $ 116,800     $ 106,300      $ 105,400     $  46,200      $   6,974
Non-lease fleet capital expenditures......        $  13,860     $  18,571      $  16,347     $   4,169      $   1,681
Number of branches........................               83            88             88            88             87
BALANCE SHEET DATA (AT PERIOD END):
Rental equipment, net.....................        $ 726,924     $ 799,994      $ 866,867     $ 836,455      $ 863,280
Goodwill, net (5).........................          168,747       169,257        168,378       171,385        168,378
Total assets..............................        1,066,464     1,145,898      1,244,984     1,184,668      1,252,275
Total debt (6)............................          915,823       959,110      1,022,972       987,677      1,022,048
Stockholder's equity (deficit)............          (44,107)      (28,021)        (6,741)      (25,916)        (3,185)

----------

(1) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, including amortization of deferred financing costs and debt discount and the estimated interest component of rent expense.

(2) We define EBITDA as earnings before deducting interest, income taxes, depreciation and amortization. In 2001, EBITDA is adjusted to exclude a $1.5 million noncash charge related to a casualty loss. We utilize EBITDA and EBITDA margin when interpreting operating trends and results of operations of our core business operations. Accordingly, we believe that these measures provide additional information with respect to our overall operating performance and our ability to incur and service debt, make capital expenditures and meet working capital requirements. However, EBITDA and EBITDA margin data should not be considered in isolation or as a substitute for cash flow from operations, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. When evaluating EBITDA, investors should consider, among other factors, (1) increasing or decreasing trends in EBITDA, (2) whether EBITDA has remained at positive levels historically and (3) how EBITDA compares to levels of debt and interest expense. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies. While we believe that EBITDA may provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements, certain operational or legal requirements of our business may require us to utilize our available funds for other purposes.

(3) Utilization rate is defined as units on rent divided by the total units in our rental equipment fleet. Units on rent and total units are calculated based on the average of the number of such units at the end of each month during the applicable period.

(4) Net capital expenditures for lease fleet represents purchases of units for the lease fleet, units purchased through acquisitions and other capitalized costs of units, reduced by the proceeds from sales of rental equipment.

(5) Goodwill, net represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired, minus accumulated amortization which, through December 31, 2001, was calculated on a straight line basis over 20 to 40 years. Effective January 1, 2002, goodwill is no longer amortized, but is subject to annual impairment tests in accordance with SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Accounting Pronouncements."

(6) Does not include aggregate principal amount of debt related to discontinued manufacturing operations of $2,600, $2,300 and $0 in 1999, 2000 and 2001, respectively, and $0 and $0 at March 31, 2001 and March 31, 2002, respectively.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE INVESTING IN THE EXCHANGE NOTES. SOME STATEMENTS IN "RISK FACTORS" ARE FORWARD-LOOKING STATEMENTS. SEE "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS."

RISKS RELATING TO OUR INDEBTEDNESS

OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM MAKING PAYMENTS ON THE NOTES.

         We have a substantial amount of debt. As of March 31, 2002, we had approximately $1,022.0 million of indebtedness.

         Our substantial debt could have important consequences to you. For example, it could:

         o make it more difficult for us to satisfy our obligations with respect to the notes;

         o make us vulnerable to general adverse economic and industry conditions;

         o limit our ability to obtain additional financing for future working capital, capital expenditures, strategic acquisitions and other general corporate requirements;

         o expose us to interest rate fluctuations because the interest on the debt under our new credit facility is at variable rates;

         o require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

         o limit our flexibility in planning for, or reacting to, changes in our business; and

         o place us at a competitive disadvantage compared to any competitors that have less debt.

WE MAY INCUR ADDITIONAL DEBT.

         We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture permit us to incur a substantial amount of additional debt and our new revolving credit facility will permit additional borrowings under certain circumstances. As of March 31, 2002, we had approximately $153.8 million of additional borrowing availability under our new revolving credit facility, subject to compliance with our financial and other covenants and the terms of our loan agreements. Accordingly, this additional indebtedness could further exacerbate all the risks described above.

THE INDENTURE GOVERNING THE NOTES AND OUR NEW CREDIT FACILITY CONTAIN VARIOUS COVENANTS WHICH LIMIT THE DISCRETION OF OUR MANAGEMENT IN OPERATING OUR BUSINESS AND COULD PREVENT US FROM ENGAGING IN SOME BENEFICIAL ACTIVITIES.

         The indenture governing the notes and our new credit facility contain various restrictive covenants that limit our management's discretion in operating our business. In particular, these agreements will limit our ability to, among other things:

         o        incur additional debt or guarantee obligations;

         o        grant liens on assets;

         o make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock);

         o        make investments or acquisitions;

         o        sell assets;

         o        engage in transactions with affiliates; and

         o merge, consolidate or transfer substantially all of our assets.

         In addition, our new credit facility also requires us to maintain certain financial ratios and limits our ability to make capital expenditures.

         If we fail to comply with the restrictions of the indenture governing the notes, our new credit facility or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross- default provision applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds. If our obligations under our new credit agreement or any subsequent secured financing agreement were accelerated, we would be obligated to satisfy those obligations before we could satisfy our obligations under the notes to the extent of the assets securing the secured debt. Accordingly, we cannot assure you that we would be able to fully repay our debt obligations, including the notes, if some or all of our debt obligations are accelerated upon an event of default. See "-- The exchange notes are unsecured and effectively subordinated to our secured indebtedness" for a further discussion of the risks to noteholders relating to an acceleration of our debt.

OUR ABILITY TO SERVICE OUR DEBT REQUIRES A SIGNIFICANT AMOUNT OF CASH.

         To service our debt, we require a significant amount of cash. Our ability to generate cash, make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future, all of which will mature prior to the notes. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions, and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

         o economic and competitive conditions affecting the mobile office industry;

         o operating difficulties, increased operating costs or pricing pressures we may experience; and

         o        a decline in the resale value of our units.

         As of March 31, 2002, we had $473.9 million of senior secured indebtedness outstanding under our new credit facility that ranked effectively senior to the notes. Our estimated debt service obligations for 2002 are $79.2 million, based on (1) the projected average outstanding balance of our 9.875% senior notes for 2002, (2) an interest rate of approximately 5.0% on our projected average outstanding variable rate debt for 2002 and (3) scheduled term loan repayments in 2002. Our annual debt service obligations will increase by $4.7 million per year for each 1% increase in interest rates, based on the balance of variable rate debt outstanding at March 31, 2002. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital investments, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you as to the terms of any such transaction or how soon any such transaction could be completed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS RELATING TO THE EXCHANGE NOTES

THE EXCHANGE NOTES ARE UNSECURED AND EFFECTIVELY SUBORDINATED TO OUR SECURED INDEBTEDNESS.

         The exchange notes are unsecured. Our new credit facility is secured by substantially all of our assets and the assets of all of our existing subsidiaries. If we become insolvent or are liquidated, or if payment under the new credit facility or any of our other secured debt obligations is accelerated, our lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the exchange notes. As a result, the exchange notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the exchange notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. As of March 31, 2002, we had $473.9 million of senior secured indebtedness outstanding under our new credit facility and approximately $153.8 million of additional borrowing availability under our new revolving credit facility, subject to compliance with our financial and other covenants and the terms of our loan agreements. All of our debt under our new credit agreement is, or upon borrowing will be, effectively senior to the notes. Accordingly, there can be no assurance that there will be sufficient assets remaining after satisfying our obligations under our senior secured debt to pay amounts due on the exchange notes.

IN THE FUTURE, THE EXCHANGE NOTES MAY NOT BE GUARANTEED BY ALL OF OUR SUBSIDIARIES, AND YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE OR REORGANIZE.

         In the future, the exchange notes may not be guaranteed by all of our subsidiaries. In the event that any of our non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of the exchange notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries. If we enter into an asset securitization transaction in the future, the securitization subsidiary used in the transaction will not be a guarantor of the exchange notes.

WILLSCOT'S GUARANTEE OF THE EXCHANGE NOTES IS SUBORDINATED TO ITS EXISTING AND FUTURE SENIOR OBLIGATIONS.

         Willscot's guarantee of the exchange notes is an unsecured obligation of Willscot and is subordinated in right of payment to its existing and future senior obligations, including Willscot's senior secured guarantee of our obligations under our new credit facility. Under some circumstances, Willscot may not make payments on its subordinated guarantee if a payment default or non-payment default exists relating to Willscot's senior obligations, including under our new credit facility. If holders of the exchange notes are required to turn over amounts received by them to the holders of Willscot's senior obligations, the holders of the exchange notes will be subrogated to the rights of the holders of Willscot's senior obligations, and therefore subject to any available defenses or avoidance powers with respect to those obligations. Under these circumstances, if the liens of the holders of Willscot's senior obligations were released or failed to constitute perfected liens, the holders of the exchange notes could lose the benefits of these security interests and be adversely affected.

THE GUARANTEES MAY NOT BE ENFORCEABLE BECAUSE OF FRAUDULENT CONVEYANCE LAWS.

         The incurrence of the guarantees by the guarantors (including any future guarantees) may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors' unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time such guarantor incurred a guarantee of the notes, such guarantor:

         o incurred the guarantee of the exchange notes with the intent of hindering, delaying or defrauding current or future creditors;

         o received less than reasonably equivalent value or fair consideration for incurring the guarantee of the exchange notes and such guarantor;

         o        was insolvent or was rendered insolvent;

         o was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

         o intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could avoid the guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

         It may be asserted that the guarantors incurred their guarantees for our benefit and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

         The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

         o the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation;

         o the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities including contingent liabilities) as they become absolute and matured; or

         o        it could not pay its debts as they became due.

         If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any reason, you will not have a claim against that obligor and will only be a creditor of our company or any guarantor whose obligation was not set aside or found to be unenforceable.

         We believe that each guarantor will receive, directly and indirectly, reasonably equivalent value for the incurrence of its respective guarantee. In addition, on the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, at the time it issued its respective guarantee and after giving effect to the guarantee, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

WE MAY BE UNABLE TO PURCHASE YOUR EXCHANGE NOTES UPON A CHANGE OF CONTROL.

         Upon the occurrence of specified "change of control" events, we will be required to offer to purchase each holder's notes at a price of 101% of their principal amount plus accrued and unpaid interest, unless all notes have been previously called for redemption. We may not have sufficient financial resources to purchase all of the notes that holders tender to us upon a change of control offer. The occurrence of a change of control also could constitute an event of default under our new credit facility and/or any of our future credit agreements, in which case our lenders may terminate their commitments under our credit agreements and accelerate all amounts outstanding under the credit agreements. If our obligations under our credit agreement were accelerated, we would be obligated to satisfy those obligations before we could repurchase the notes pursuant to a change of control offer. Our bank lenders may also have the right to prohibit any such purchase or redemption, in which event we would be in default on the notes. See "Description of Notes--Defaults."

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE NOTES.

         There currently is only a limited trading market for the exchange notes, and we cannot be sure if an active trading market will develop for the exchange notes. We do not intend to apply for listing of the exchange notes, on any securities exchange or on any automated dealer quotation system. The initial purchasers of the notes were Deutsche Banc Alex. Brown Inc. and Bear, Stearns & Co., Inc. Although we have been informed by the initial purchasers that they currently intend to make a market for the exchange notes, they are not obligated to do so, and any market making may be discontinued at any time without notice. No affiliate of Williams Scotsman will make a market in the notes. In addition, market making activity may be limited during the pendency of the exchange offer or the effectiveness of the exchange offer registration statement.

         The liquidity of, and trading market for, the exchange notes may also be adversely affected by, among other things:

         o        changes in the overall market for high yield securities;

         o        changes in our financial performance or prospects;

         o        the prospects for companies in our industry generally;

         o        the number of holders of the exchange notes;

         o the interest of securities dealers in making a market for the exchange notes; and

         o        prevailing interest rates.

RISKS RELATING TO THE EXCHANGE OFFER

THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE INITIAL NOTES.

         If initial notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Please refer to the section in this prospectus entitled "The Exchange Offer --Your failure to participate in the exchange offer will have adverse consequences."

SOME PERSONS WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES.

         Based on interpretations of the staff of the Commission's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13,
1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

RISKS RELATING TO OUR BUSINESS

A WRITE-OFF OF ALL OR A PART OF OUR GOODWILL WOULD ADVERSELY AFFECT OUR OPERATING RESULTS AND NET WORTH.

         We have significant intangible assets related to goodwill, which represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired. As of March 31, 2002, we had $168.4 million of unamortized goodwill on our balance sheet, which represented 13.4% of our total assets.

         Through December 31, 2001, we amortized goodwill on a straight-line basis over the estimated period of future benefit of 20 to 40 years. In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 142 requires that, effective January 1, 2002, goodwill not be amortized but rather that it be reviewed annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. We have adopted the provisions of SFAS No. 142. Although it does not affect our cash flow, a write-off of all or a part of our goodwill would adversely affect our operating results and net worth.

OUR BUSINESS IS SENSITIVE TO GENERAL ECONOMIC CONDITIONS.

         A portion of our revenues are derived from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the construction industry. In addition, because we conduct our operations in a variety of markets, we are subject to economic conditions in each of these markets. Although we believe that certain of our operating strategies and industry characteristics may help to mitigate the effects of economic downturns, general economic downturns or localized downturns in markets where we have operations, including any downturns in the construction industry, could have a material adverse effect on us and our business, results of operations and financial condition. In addition, at the present time we are unable to predict what long-term effect, if any, recent political events, including those relating to, or arising out of the World Trade Center tragedy, and their attendant consequences will have on our business. Any of the foregoing economic or political events could have a material adverse effect on our results of operations and financial condition.

WE FACE SIGNIFICANT COMPETITION IN THE MOBILE OFFICE INDUSTRY.

         Although our competition varies significantly by market, the mobile office industry, in general, is highly competitive. We compete primarily in terms of product availability, customer service and price. We believe that our reputation for customer service and our ability to offer a wide selection of units suitable for various uses at competitive prices allows us to compete effectively. However, certain of our competitors, such as GE Capital Modular Space, are less leveraged, have greater market share or product availability in a given market, and have greater financial resources and pricing flexibility than we do.

AN INVESTOR GROUP CONTROLS A MAJORITY OF OUR BOARD OF DIRECTORS AND ITS INTERESTS MAY CONFLICT WITH YOURS.

         An investor group, which includes affiliates of The Cypress Group L.L.C., and Keystone, Inc., beneficially owns in the aggregate approximately 82% of the outstanding common stock of Scotsman Holdings, Inc., our parent company. Scotsman Holdings in turn owns 100% of our outstanding voting securities. As a result, the investor group has the ability to control our management, policies and financing decisions, to elect a majority of the members of our board of directors and to control the vote on all matters coming before our stockholders and its interests may not be fully aligned with yours.

WE MAY NOT BE ABLE TO REMARKET UNITS RETURNING FROM LEASES.

         Our typical lease terms, which include contractual provisions requiring customers to retain units on lease for, on average, 13 months, actually have an average existing lease duration of 21 months. Because our customers generally rent our units for periods longer than the contractual lease terms, approximately 60% of our leases are on a month-to-month basis. In addition, approximately 20% of our leases have contractual lease terms expiring within six months. Should a significant number of our leased units be returned during any short period of time, a large supply of units would need to be remarketed. Our failure to effectively remarket a large influx of units returning from leases could have a material adverse effect on our financial performance and our ability to continue expanding our fleet.

WE ARE DEPENDENT ON KEY PERSONNEL.

         Our continued success will depend largely on the efforts and abilities of our executive officers and certain other key employees, none of whom have employment agreements with us. We do not maintain insurance policies relating to these employees. If, for any reason, these officers or key employees do not remain with us, our operations could be adversely affected until suitable replacements with appropriate experience can be found. See "Management."

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, the factors set forth below and in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

         Factors that could cause actual results to differ materially from our expectations include: substantial leverage and our ability to service debt; changing market trends in the mobile office industry; general economic and business conditions including a prolonged or substantial recession; our ability to finance fleet and branch expansion, locate and finance acquisitions, and integrate acquired businesses into our company; our ability to implement our business and growth strategy and maintain and enhance our competitive strengths; our ability to obtain financing for general corporate purposes; intense industry competition; availability of key personnel; industry over-capacity; and changes in, or our failure to comply with, government regulations.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

         On February 20, 2002, we issued and sold the initial notes in a private placement, receiving gross proceeds of $150 million. We used the net proceeds of $147.6 million received from the offering of the initial notes (which included $3.3 million representing accrued interest payable from December 1, 2001 through February 20, 2002) to repay $89.2 million of borrowings under our former revolving credit facility (which, prior to the termination of that facility, could be reborrowed), permanently repay our $60 million term loan (of which $58.1 million was outstanding on that date) and to pay accrued interest of $0.3 million on the term loan. As of December 31, 2001, the interest rate on our former revolving credit facility was 4.22% and the interest rate on our then existing term loan was 5.25%. The maturity date of our former revolving credit facility was May 21, 2002 and the maturity date of our former term loan was May 21, 2005.


                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2002. This table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness -- New Credit Facility" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                          AS OF MARCH 31, 2002
                                                          --------------------
                                                         (DOLLARS IN THOUSANDS,
                                                               UNAUDITED)
DEBT
New credit facilities:
   Revolving credit facility............................      $    263,862
   Term loan............................................           210,000
9 7/8% Senior Notes due 2007............................           548,186
                                                              ------------

   Total debt...........................................         1,022,048

STOCKHOLDER'S EQUITY (DEFICIT)
Common stock and additional paid-in capital.............           126,322
Cumulative foreign currency translation adjustment......            (1,587)
Retained earnings (deficit).............................          (127,920)
                                                              -------------

   Total stockholder's equity (deficit).................            (3,185)
                                                              -------------

     Total capitalization...............................      $  1,018,863


         After giving effect to the issuance of the initial notes, interest expense would have increased by $5.2 million for the year ended December 31, 2001 and by $1.2 million for the three months ended March 31, 2002. Net income would have decreased by $3.1 million for the year ended December 31, 2001 and by $0.7 million for the three months ended March 31, 2002.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The selected historical consolidated financial and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements appearing elsewhere in this prospectus. The selected historical consolidated financial and certain other data set forth below for the fiscal years ended December 31, 1997, 1998, 1999, 2000 and 2001 and as of the end of each of such periods have been derived from our audited financial statements. The selected historical consolidated financial and other data presented below for the three month periods ended March 31, 2001 and 2002 have been derived from our unaudited financial statements and have been prepared on the same basis as the audited financial statements included elsewhere herein and, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

                                                                                                 THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                         MARCH 31,
                                      -------------------------------------------------------    -------------------
                                        1997        1998        1999        2000       2001        2001       2002
                                      ---------  ---------   ---------   ---------  ---------    --------   --------
                                                                                                     (UNAUDITED)
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Leasing...........................  $ 120,266  $ 152,221   $ 201,820   $ 220,547  $ 238,151    $ 58,229    $58,196
  Sales of new units................     41,926     46,448      73,001      73,291     91,114      13,567     20,683
  Sales of rental equipment.........     13,120     15,530      22,369      21,571     22,212       5,139      4,661
  Delivery and installation.........     38,626     47,002      71,245      79,097     97,342      19,163     26,609
  Other.............................     22,252     25,893      37,370      37,640     43,437       9,268      9,718
                                      ---------  ---------   ---------   ---------  ---------    --------   --------
       Total revenues...............    236,190    287,094     405,805     432,146    492,256     105,366    119,867

Cost of sales and services:
  Leasing:
   Depreciation and amortization....     30,459     27,605      34,553      36,720     41,761      10,370     10,723
   Other direct leasing costs.......     18,570     23,580      30,724      35,373     43,109       9,365     11,488
  Sales of new units................     35,241     38,349      60,323      60,268     75,169      10,980     17,076
  Sales of rental equipment.........      9,599     11,800      17,236      16,305     16,886       3,971      3,725
  Delivery and installation.........     27,712     34,919      52,359      59,670     78,339      15,336     22,006
  Other.............................      6,772      5,500       7,421       6,583      8,374       1,553      2,061
                                      ---------  ---------   ---------   ---------  ---------    --------   --------
       Total cost of sales and
    services........................    128,353    141,753     202,616     214,919    263,638      51,575     67,079

Gross profit:
Leasing.............................     71,237    101,036     136,543     148,454    153,281      38,494     35,985
Sales of new units..................      6,685      8,099      12,678      13,023     15,945       2,587      3,607
Sales of rental equipment...........      3,521      3,730       5,133       5,266      5,326       1,168        936
Delivery and installation...........     10,914     12,083      18,886      19,427     19,003       3,827      4,603
Other...............................     15,480     20,393      29,949      31,057     35,063       7,715      7,657
                                      ---------  ---------   ---------   ---------  ---------    --------   --------
       Total gross profit...........    107,837    145,341     203,189     217,227    228,618      53,791     52,788

Selling, general and administrative
    expenses........................     46,256     58,099      71,425      76,817     82,516      21,470     21,507
Recapitalization expenses (1).......      5,105         --          --          --         --          --         --
Other depreciation and amortization.      2,900      9,623      15,866      17,474     18,845       4,506      3,334
Interest............................     43,611     65,060      83,878      91,860     85,486      23,210     21,171
Non-cash charge for casualty loss...         --         --          --          --      1,500          --         --
Income tax expense..................      3,986      8,768      14,713      14,957     17,605       2,072      3,049
Earnings before extraordinary items.      5,979      3,791      17,307      16,119     22,666          --         --
Extraordinary item (1)..............     (8,427)        --          --          --         --          --         --
                                      ---------  ---------   ---------   ---------  ---------    --------   --------
Net earnings (loss).................  $  (2,448) $   3,791   $  17,307   $  16,119  $  22,666    $  2,533   $  3,727
                                      =========  =========   =========   =========  =========    ========   ========
Ratio of earnings to fixed charges
    (2).............................       1.2x       1.2x        1.4x        1.3x       1.5x        1.2x       1.3x

                                                                                                 THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                         MARCH 31,
                                      -------------------------------------------------------    -------------------
                                        1997        1998        1999        2000       2001        2001       2002
                                      ---------  ---------   ---------   ---------  ---------    --------   --------
                                                                                                     (UNAUDITED)
                                                                  (DOLLARS IN THOUSANDS)
OTHER DATA:
Cash flows from:
   Operating activities.............  $  32,503  $  43,618   $  72,338   $  86,977  $  61,219   $  25,160  $  29,248
   Investing activities.............    (85,185)  (390,410)   (142,723)   (128,304)  (126,426)    (55,093)    (8,655)
   Financing activities.............     52,638    347,294      70,230      43,232     63,245      28,301    (20,800)
EBITDA (3)..........................  $  92,407  $ 117,572   $ 168,216   $ 177,609  $ 187,585   $  42,816  $  42,004
EBITDA margin (3)...................      39.1%      41.0%       41.5%       41.1%      38.1%       40.6%      35.0%
Utilization rate (4)................      86.9%      86.3%       85.4%       84.2%      81.8%       82.2%      78.7%
Lease fleet units (end of period)...     47,074     70,183      79,575      88,249     93,942      91,203     93,669
Net capital expenditures for lease
    fleet(5)........................  $  74,300  $ 260,900   $ 116,800   $ 106,300  $ 105,400   $  46,200  $   6,974
Non-lease fleet capital expenditures  $  10,902  $  13,944   $  13,860   $  18,571  $  16,347   $   4,169  $   1,681
Number of branches..................         72         80          83          88         88          88         87

BALANCE SHEET DATA: (AT PERIOD END)
Rental equipment, net...............  $ 403,528  $ 640,634   $ 726,924   $ 799,994  $ 866,867   $ 836,455  $ 863,280
Goodwill, net (6)...................      1,204    158,032     168,747     169,257    168,378     171,385    168,378
Total assets........................    514,173    941,287   1,066,464   1,145,898  1,244,984   1,184,668  1,252,275
Total debt (7)......................    533,304    845,447     915,823     959,110  1,022,972     987,677  1,022,048
Stockholder's equity (deficit)......   (111,564)   (63,258)    (44,107)    (28,021)    (6,741)    (25,916)    (3,185)

------------------------
(1) We recognized $5,105 of expenses related to our 1997 recapitalization including $2,489 in connection with acceleration of deferred compensation and $2,616 in connection with the cancellation of stock options. We also recognized an extraordinary loss of $8,427 (net of income taxes of $5,292) relating to the extinguishment of debt which existed immediately prior to our 1997 recapitalization.

(2) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, including amortization of deferred financing costs and debt discount and the estimated interest component of rent expense.

(3) We define EBITDA as earnings before deducting interest, income taxes, depreciation and amortization. EBITDA for 1997 is adjusted to exclude $5.1 million of recapitalization expenses and an $8.4 million extraordinary loss associated with the recapitalization of our company. In 2001, EBITDA is adjusted to exclude a $1.5 million noncash charge related to a casualty loss. We utilize EBITDA and EBITDA margin when interpreting operating trends and results of operations of our core business operations. Accordingly, we believe that these measures provide additional information with respect to our overall operating performance and our ability to incur and service debt, make capital expenditures and meet working capital requirements. However, EBITDA and EBITDA margin data should not be considered in isolation or as a substitute for cash flow from operations, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. When evaluating EBITDA, investors should consider, among other factors, (1) increasing or decreasing trends in EBITDA, (2) whether EBITDA has remained at positive levels historically and
     (3) how EBITDA compares to levels of debt and interest expense. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies. While we believe that EBITDA may provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements, certain operational or legal requirements of our business may require us to utilize our available funds for other purposes.

(4) Utilization rate is defined as units on rent divided by the total units in our rental equipment fleet. Units on rent and total units are calculated based on the average of the number of such units at the end of each month during the applicable period.

(5) Net capital expenditures for lease fleet represents purchases of units for the lease fleet, units purchased through acquisitions and other capitalized costs of units, reduced by the proceeds from sales of rental equipment.

(6) Goodwill, net represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired, minus accumulated amortization which, through December 31, 2001, was calculated on a straight line basis over 20 to 40 years. Effective January 1, 2002, goodwill is no longer amortized, but is subject to annual impairment tests in accordance with SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Accounting Pronouncements."

(7) Does not include aggregate principal amount of long-term debt related to discontinued manufacturing operations of $3,200, $2,900, $2,600, $2,300 and $0 in 1997, 1998, 1999, 2000 and 2001, respectively, and $0 and $0 at March
     31, 2001 and March 31, 2002, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         THE FOLLOWING DISCUSSION REGARDING OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE FISCAL YEARS ENDED DECEMBER 31, 2001 AND THE THREE MONTHS ENDED MARCH 31, 2001 AND 2002 SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION CONTAINED IN OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO. SOME OF THE STATEMENTS IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" ARE FORWARD-LOOKING STATEMENTS. SEE "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS."

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         GENERAL. This discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. (See note 1 of the notes to our consolidated financial statements.) On an on-going basis, we evaluate estimates, including those related to depreciation of rental equipment, bad debts, contingencies and litigation, intangible assets, and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         In December, 2001, the Securities and Exchange Commission issued a statement regarding the selection and disclosure by public companies of critical accounting policies and practices. The Commission indicated that a critical accounting policy is one which is both important to the portrayal of a company's financial condition and results, and requires management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the consolidated financial statements.

         DEPRECIATION OF RENTAL EQUIPMENT. We depreciate rental equipment over its estimated useful life, after giving effect to an estimated salvage value. The useful life of our rental equipment is determined based on our estimate of the period over which the asset will generate revenue, and the residual value is determined based on our estimate of the minimum value we could realize from the asset after this period. The lives and residual values are subject to periodic evaluation and may be affected by, among other factors, changes in building codes, legislation, regulations, local permitting and internal factors which may include, but are not limited to, changes in equipment specifications or maintenance policies. If these estimates change in the future, we may be required to recognize increased or decreased depreciation expense for these assets.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS. We are required to estimate the collectibility of our trade receivables. Accordingly, allowances for doubtful accounts are maintained for estimated losses resulting from the inability of our customers to make required payments. We evaluate a variety of factors in assessing the ultimate realization of these receivables including the current credit-worthiness of customers. The allowance for doubtful accounts is determined based on historical collection results in addition to an ongoing review of specific customers. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required, resulting in decreased net income.

         CONTINGENCIES. We are subject to proceedings, lawsuits, and other claims related to environmental, product and other matters, and are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses.

         A determination of the amount of reserves required, if any, for these contingencies is made after analysis of each individual matter. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

         GOODWILL AND INTANGIBLE IMPAIRMENT. We have significant intangible assets related to goodwill and other acquired intangibles as well as capitalized software costs. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments. Changes in strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded asset balances.

         INCOME TAXES. As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. The process involves estimating actual current tax expense along with assessing temporary differences resulting from differing treatment of items for book and tax purposes. These timing differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance.

GENERAL

         We derive our revenues and earnings from the leasing and sale of mobile office and storage units, delivery and installation of those units and the provision of other ancillary products and services. Leasing operations, which primarily comprise the leasing of mobile office units and the sale of units from our lease fleet, account for a majority of our revenues and gross profits. We sell used mobile office units in the ordinary course of our business at either fair market value or, to a lesser extent pursuant to pre-established lease purchase options. Our cash flow from leasing operations is favorably affected by the sale of used units from our lease fleet as the costs of such units generally have been incurred in previous fiscal periods. Accordingly, the sale of used units results in the availability of the total cash proceeds and generally results in the reporting of gross profit on such sales.

         New unit sales revenues are derived from the sale of new mobile offices, similar to those units leased by us. Revenues from delivery and installation result from activities related to the transportation and installation of and site preparation for both leased and sold products. Other revenues are derived from other products and services including: rental of steps, furniture, ramps and security systems; sales of parts and supplies; and charges for granting insurance waivers and for damage billings.

         Although a portion of our business is with customers in industries that are cyclical in nature and subject to changes in general economic conditions, management believes that certain characteristics of the mobile office leasing industry and its operating strategies should help to mitigate the effects of economic downturns. These characteristics include (1) our typical lease terms which include contractual provisions requiring customers to retain units on lease for, on average, 13 months and have an average existing lease duration of approximately 21 months, (2) the flexibility and low cost offered to our customers by leasing which may be an attractive alternative to capital purchases, (3) our ability to redeploy units during regional recessions and (4) the diversity of our industry segments and the geographic balance of our operations (historically during economic slowdowns, the construction industry which represented approximately 33% of 2001 revenues, experiences declines in utilization rates, while other customer segments, including education which represented approximately 21% of revenues in 2001, are more stable).

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2002 COMPARED WITH THREE MONTHS
ENDED MARCH 31, 2001

         REVENUES. Revenues in the quarter ended March 31, 2002 were $119.9 million, a $14.5 million or 13.8% increase from revenues of $105.4 million in the same period of 2001. The increase resulted from a $7.1 million or 52.5% increase in new unit sales revenue and a $7.4 million or 38.9% increase in delivery and installation revenue. The increases in sales of new units and delivery and installation revenue are primarily due to several large school projects. Leasing revenue was flat for the quarter as compared to the first quarter of 2001. Although our average lease fleet increased 4.1% to approximately 94,000 units at March 31, 2002, and our average monthly rental rate increased $3, these improvements were offset by an approximate 3% decrease in the average fleet utilization to 79%. The increase in the average monthly rental rate is primarily the result of changes in our fleet mix. The decrease in average fleet utilization is attributable to the continued softening economic and related business conditions.

         GROSS PROFIT. Gross profit for the quarter ended March 31, 2002 was $52.8 million, a $1.0 million or 1.9% decrease from the first quarter 2001 gross profit of $53.8 million. This decrease is primarily a result of a 6.5% decrease in leasing gross profit of $2.5 million, partially offset by a 39.4% or $1.0 million increase in new sale gross profit and a 20.3% or $0.8 million increase in delivery and installation gross profit. The decrease in leasing gross profit is a result of a decrease in leasing margins from 66.1% in 2001 to 61.8% in 2002. Excluding depreciation and amortization, leasing margins decreased 3.6% from 83.9% in 2001 to 80.3% in 2002. This margin suppression was attributable to a decline in average fleet utilization coupled with incremental costs associated with increased turnover of existing fleet. The increase in new unit sales and delivery and installation gross profit is the result of the increase in revenue described above.

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the quarter ended March 31, 2002 were $21.5 million and consistent with first quarter of 2001 levels. This was achieved by continuing our cost control initiatives implemented in the second half of 2001.

         INTEREST EXPENSE. Interest expense decreased by $2.0 million or 8.8% to $21.2 million in 2002 from 2001. This decrease is the result of a decrease of approximately 380 basis points in effective interest rates on our variable rate debt for the three months, offset by (a) incremental bond interest expense on the additional $150 million of senior notes and (b) the additional amortization of deferred financing fees, both those incurred relating to the additional $150 million of senior notes and our new credit facility, as well as those relating to our former credit facility that were fully amortized during the quarter.

2001 COMPARED WITH 2000

         REVENUES. Revenues in 2001 were $492.3 million, a $60.1 million or 13.9% increase from revenues of $432.1 million in 2000. The increase resulted from a $17.6 million or 8.0% increase in leasing revenue, a $17.8 million or 24.3% increase in sales of new units, an $18.2 million or 23.1% increase in delivery and installation revenue, and a $5.8 million or 15.4% increase in other revenue. The increase in leasing revenue is attributable to a 10.7% increase in the average lease fleet to approximately 92,300 units for 2001, combined with an increase of $3 in the average monthly rental rate, offset by a decrease in the average fleet utilization of two percent to 82%. The increase in the average monthly rental rate is a result of overall rate improvement in some of our products combined with changes in fleet mix.

The decrease in average fleet utilization is attributable to the softening economic and related business conditions. The increase in sales of new units is due to contracts assumed in connection with the acquisition of the sales and leasing business of Mckinney Mobile Modular completed in the first quarter, as well as overall system growth. The increase in delivery and installation revenue is attributable to the increase in sales of new units and leasing revenue. Other revenue increased as a result of increases in high margin ancillary products and services, primarily steps, ramps, relocations of customer owned units, and charges for granting insurance waivers.

         GROSS PROFIT. Gross profit in 2001 was $228.6 million, an $11.4 million or 5.2% increase from 2000 gross profit of $217.2 million. The increase primarily resulted from a $4.8 million or 3.3% increase in leasing gross profit, a $2.9 million or 22.4% increase in new unit sales gross profit, and a $4.0 million or 12.9% increase in gross profit from other revenue. The increase in leasing gross profit is a result of the increase in leasing revenue described above offset by a decline in leasing margins from 67.3% in 2000 to 64.4% in 2001. Excluding depreciation and amortization, leasing margins decreased from 84.0% in 2000 to 81.9% in 2001. This margin suppression was attributable to a decline in average fleet utilization coupled with incremental costs associated with increased turnover of existing fleet in certain markets. The increase in new unit sales and other gross profit is the result of the increase in the revenue described above.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $82.5 million, a $5.7 million or 7.4% increase from 2000. The overall increase in selling, general and administrative expenses is due to an increase in field related expenses, primarily payroll and occupancy, incurred in connection with the fleet growth described above in addition to the underlying cost of doing business.

         NON-CASH CHARGE FOR CASUALTY LOSS. During June 2001, we suffered a flood in one of our branch locations. The estimated write-off of destroyed fleet units is $1.5 million.

         INTEREST EXPENSE. Interest expense decreased by 6.9% to $85.5 million in 2001 from $91.9 million in 2000. This decrease is the result of a decrease of approximately 220 basis points in effective interest rates on our variable bank debt for 2001 from 2000, partially offset by increased borrowings to finance fleet growth.

         INCOME TAX EXPENSE. The difference between our reported tax provision for the year ended December 31, 2001 and the tax provision computed based on statutory rates is primarily attributable to non-deductible goodwill amortization expense of $5.1 million.

2000 COMPARED WITH 1999

         REVENUES. Revenues in 2000 were $432.1 million, a $26.3 million or 6.5% increase from revenues of $405.8 million in 1999. The increase resulted from a $18.7 million or 9.3% increase in leasing revenue and a $7.9 million or 11.0% increase in delivery and installation revenue. The increase in leasing revenue is attributable to a 10.4% increase in the average lease fleet to approximately 83,300 units for 2000, combined with a slight increase of $1 in the average monthly rental rate, offset by a slight decrease in the average fleet utilization of one percent to 84%. The increase in delivery and installation revenue is attributable to the increase in leasing revenue as described above.

         GROSS PROFIT. Gross profit in 2000 was $217.2 million, a $14.0 million or 6.9% increase from gross profit of $203.2 million in 1999. The increase primarily resulted from a $11.9 million or 8.7% increase in leasing gross profit and to a minor extent from a $1.1 million or 3.7% increase in gross profit from other revenue. The increase in leasing gross profit is a result of the increase in leasing revenue described above combined with stable leasing gross margins. Excluding depreciation and amortization, leasing gross margins decreased slightly from 84.8% in 1999 to 84.0% in 2000. Although other revenue was essentially flat, the increase in related gross profit was attributed to a favorable mix of higher margin ancillary products, as 1999 results included revenue associated with a large (lower margin) project to relocate customer-owned units.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses in 2000 were $76.8 million, a $5.4 million or 7.5% increase from selling, general and administrative expenses of $71.4 million in 1999. The increase is the result of the growth experienced, both in terms of number of branches and fleet size as compared to 1999. Our branch network has expanded from 83 branches at December 31, 1999 to 88 branches at December 31, 2000, while our fleet has grown by approximately 8,700 units from December 31, 1999. The increase in selling, general and administrative expenses is due to an increase in field related expenses, primarily payroll and occupancy, incurred in connection with this branch expansion and fleet growth.

         INTEREST EXPENSE. Interest expense in 2000 was $91.9 million, an $8.0 million or 9.5% increase from 1999. This increase is a result of increased average borrowings of approximately $38.9 million to finance fleet and branch growth in addition to increases in interest rates on our variable bank debt.

         The effect of market rate increases in 2000 was partially offset by a 25 basis point reduction in February 2000 on bank credit facility borrowings as we achieved a specified leverage ratio threshold.

         INCOME TAX EXPENSE. The difference between our reported tax provision for the year ended December 31, 2000 and the tax provision computed based on statutory rates is primarily attributable to non-deductible goodwill amortization expense of $4.9 million.

LIQUIDITY AND CAPITAL RESOURCES

         During 1999, 2000 and 2001, our principal sources of funds consisted of cash flow from operating and financing sources, and for the first three months of 2002, our principal source of funds consisted of cash flow from operating sources. Cash flow from operating activities of $72.3 million in 1999, $87.0 million in 2000, $61.2 million in 2001 and $29.2 million in the first three months of 2002 was largely generated by the rental of units from our lease fleet and sales of new mobile office units.

         We have increased our EBITDA and believe that EBITDA provides the best indication of our financial performance and provides the best measure of our ability to meet historical debt service requirements. We define EBITDA as earnings before deducting interest, income taxes, depreciation and amortization. In 2001, EBITDA is adjusted to exclude a $1.5 million noncash charge related to a casualty loss. We utilize EBITDA when interpreting operating trends and results of operations of our core business operations. Accordingly, we believe that EBITDA provides additional information with respect to our overall operating performance and our ability to incur and service debt, make capital expenditures and meet working capital requirements. However, EBITDA should not be considered in isolation or as a substitute for cash flow from operations, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Our EBITDA increased by $10.0 million or 5.6% to $187.6 million in 2001 compared to $177.6 million in 2000. This increase in EBITDA is primarily the result of increased leasing and new unit sales activity described above, partially offset by increased SG&A expenses. Our EBITDA slightly decreased by $.8 million or 1.9% to $42.0 million for the first quarter of 2002 compared to $42.8 million for the same period of 2001. This decrease in EBITDA is a result of the decrease in gross profit described above. In 2000, our EBITDA increased by $9.4 million or 5.6% to $177.6 million compared to

$168.2 million in 1999. This increase in EBITDA is a result of increased leasing activity described above, partially offset by increased selling, general and administrative expenses.

         Cash flow used in investing activities was $142.7 million in 1999, $128.3 million in 2000 and $126.4 million in 2001. Cash flow used in investing activities was $55.1 million and $8.7 million for the three months ended March 31, 2001 and 2002, respectively. Our primary capital expenditures are for the discretionary purchase of new units for the lease fleet and units purchased through acquisitions. We seek to maintain our lease fleet in good condition at all times and we generally increase the size of our lease fleet only in those local or regional markets experiencing economic growth and established unit demand. These expenditures increased the size of the rental fleet by approximately 9,400 units during 1999, 8,700 units during 2000 and 5,700 units during 2001. This activity was in response to increased customer demand and, for the first half of 2001, was a continuation of our fleet acquisition strategy and branch expansion. During the first quarter of 2002, our rental fleet units decreased by approximately 300 as the number of units sold from our fleet outpaced the limited number of discretionary new unit purchases. The decline in cash flow used in investing activities between March 2002 and March 2001 is primarily attributable to (a) the February 1, 2001 net asset acquisition for approximately $26.1 million which added over 1,600 units at a value of approximately $21.5 million, and (b) an $18.3 million reduction in discretionary purchases of new lease fleet units in response to continued softening economic and related business conditions and the resultant decline in our average fleet utilization. The following table sets forth our investment in our lease fleet for the periods indicated.

                                                                                                THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                MARCH 31,
                                                        ---------------------------------     ---------------------
                                                          1999        2000         2001         2001          2002
                                                        --------    --------     --------     --------     --------
                                                                (DOLLARS IN MILLIONS)              (UNAUDITED)
Gross capital expenditures for rental equipment:
    New units and betterments........................   $  115.0    $  118.6     $  106.2     $   29.9     $   11.6
                                                        --------    --------     --------     --------     --------
    Fleet acquisitions, excluding acquired businesses         --         4.0         21.4         21.5           --
                                                           115.0       122.6        127.6         51.4         11.6
Purchase price allocated to fleet of acquired
    businesses.......................................       24.2         5.3           --
Proceeds from sale of used rental equipment..........      (22.4)      (21.6)       (22.2)        (5.1)        (4.7)
                                                        --------    --------     --------     --------     --------
Net capital expenditures for rental equipment........   $  116.8    $  106.3     $  105.4     $   46.3     $    7.0
                                                        ========    ========     ========     ========     ========
Lease fleet maintenance expenses included in the
    statement of operations..........................   $   30.5    $   35.1     $   43.0     $    9.4     $   11.5
                                                        ========    ========     ========     ========     ========

         We believe we can manage the capital requirements of our lease fleet, and thus our cash flow, through the careful monitoring of our lease fleet additions. During 1999, 2000 and 2001, we were able to sell used units in the ordinary course of business (excluding units sold pursuant to purchase options) at an average of more than 95% of their total capitalized cost and at a premium to net book value in excess of 20%. These capitalized costs include the cost of the unit as well as costs of significant improvements made to the unit. Historically, we have recognized net gains on the sale of used units.

         Our maintenance and refurbishment program is designed to maintain the value of lease fleet units and realize rental rates and operating cash flows from older units comparable to those from newer units. The sale of used units helps preserve the overall quality of our lease fleet and enhances cash flow. Generally, costs of improvements and betterments aggregating less than $1,000 per unit are expensed as incurred. Expenditures greater than $1,000 that significantly extend the economic useful life of a unit or that materially alter a unit's configuration are capitalized. We estimate that the current annual capital expenditures (net of proceeds from sales of used units) necessary to maintain our lease fleet and facilities at their current size and condition are approximately $25 million.

         Other capital expenditures of $13.9 million, $18.6 million and $16.3 million in 1999, 2000 and 2001, respectively, and $4.2 million and $1.7 million for the three months ended March 31, 2001 and 2002, respectively consist of items not directly related to the lease fleet, such as branch buildings, land, equipment, leasehold improvements and management information systems.

         Cash provided by financing activities of $70.2 million in 1999, $43.2 million in 2000, and $63.2 million in 2001 was primarily from borrowings, net of repayments, under our former revolving credit facility, which was further amended in January 2001 to provide for revolver borrowings of up to $600 million. Cash used in financing activities of $20.8 million for the three months ended March 31, 2002 was primarily for deferred financing fees incurred relating to the issuance of additional 9.875% senior notes due 2007 and our new credit facility. Cash provided by financing activities of $28.3 million during the first quarter of 2001 was primarily from borrowings under our former revolving credit facility.

         At December 31, 2001 we had $400 million of 9.875% senior notes due 2007. In February 2002, we issued $150 million of initial notes, which are additional 9.875% senior notes due 2007 under the existing indenture.

         Net proceeds from the issuance of the initial notes were used to permanently repay our $58.1 million term loan and to repay borrowings under our former revolving credit facility.

         On March 26, 2002, we entered into a new credit facility providing for revolver borrowings of up to $460 million and a $210 million term loan. The new credit facility also enables us to obtain up to an additional $30 million in term or revolver commitments, subject to various conditions. Principal payments due on the term loan are equal to 1% per year payable quarterly beginning June 30, 2002, with the remaining balance due December 31, 2006. Borrowings under the new credit facility are based upon a borrowing base calculation. The new loan agreement requires compliance with certain financial covenants including capital expenditures, interest coverage, and leverage and fleet utilization levels. Net proceeds from the new credit facility, which matures on December 31, 2006, were used to refinance our former credit facility. On May 15, 2002, we issued $30 million of additional term loans under our new credit facility, the proceeds from which were used to pay down revolver borrowings.

         Availability under our new credit facility was $153.8 million at March 31, 2002. We believe we will have sufficient liquidity under our new revolving line of credit and from cash generated from operations to fund our operations for the next 12 months.

SEASONALITY

         Although demand from some of our customers is somewhat seasonal, our operations as a whole are not seasonal to any significant extent.

INFLATION

         We believe that inflation has not had a material effect on our results of operations. However, an inflationary environment could materially increase interest rates on our floating rate debt. The price of used units sold by us and the replacement cost of these units could also increase in such an environment. Our standard lease generally provides for annual rental rate escalation at the inflation rate as determined by the Consumer Price Index after the end of the initial lease term. In addition, we may seek to limit our exposure to interest rate fluctuations by utilizing various hedging mechanisms, although we are under no obligation to do so.

RECENT ACCOUNTING PRONOUNCEMENTS

         GOODWILL AND OTHER INTANGIBLE ASSETS. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives.

         We will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in net income of $4.6 million, ($1.39 per share) per year. During 2002, we will perform the first of the required impairment tests of goodwill as of January 1, 2002. The results of these tests are not expected to have a material effect on our earnings and financial position.

         IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 ("FAS No. 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. FAS No. 144 is effective for fiscal years beginning after December 15, 2001. We expect to adopt FAS No. 144 as of January 1, 2002 and do not anticipate it to have a material impact on our earnings and financial position.

                                    BUSINESS

         Our company was formed by the 1990 merger of Williams Mobile Offices, Inc., referred to as "Williams," and Scotsman Manufacturing , Inc. Both companies were founded in the mid-1940s. At the time of the combination, Williams had 17 offices located in 13 Eastern states and 15,000 rental units. Scotsman Manufacturing had 11 offices located in four Western states and 7,500 rental units. Both Williams and Scotsman Manufacturing had mobile office leasing as well as manufacturing and modular building operations. Subsequent to the merger, we made the strategic decision to close our manufacturing facilities and focus on core leasing activities.

         In December 1993, Odyssey Partners, L.P., together with management, acquired all of the common stock of Scotsman Holdings, Inc., which owns 100% of the outstanding voting securities of Williams Scotsman, Inc. Pursuant to the May 1997 recapitalization, an investor group, whichi ncluded affiliates of The Cypress Group L.L.C. and Keystone, Inc., acquired a significant equity stake in Scotsman Holdings. Since the recapitalization, we have added several wholly-owned subsidiaries, including Willscot Equipment LLC, Space Master International, Inc., or "SMI," Williams Scotsman of Canada, Inc., or "WSC," Evergreen Mobile Company, or "Evergreen," and Truck and Trailer Sales, Inc., or "TNT." Willscot was created in 1997 as part of the recapitalization of our company and WSC was formed in April 1998 to begin our expansion into the Canadian marketplace. We acquired SMI, a privately held Georgia corporation, on September 1, 1998 for total consideration of $272.7 million adding approximately 12,800 units to our lease fleet. On February 1, 1999, we acquired Evergreen, a privately held Washington corporation with a 2,000 unit mobile office fleet, for $36.2 million. TNT was acquired in August of 2000 for $8.6 million and added 1,000 units to our lease fleet. SMI, Evergreen and TNT currently have no assets or operations.

         In addition, we have completed several asset acquisitions over the past five years as a complement to our internal fleet growth and branch expansion, the most significant of which was Mckinney Mobile Modular, or "Mckinney," with a fleet of 1,600 units. We purchased the sales and leasing business of Mckinney a privately held California corporation on February 1, 2001 for total consideration of $26.1 million.

         We are currently the second largest lessor of mobile office units in North America with approximately 93,700 units leased through a network of branch offices located throughout the United States and Canada. Our mobile office units provide high quality, cost-effective relocatable space solutions to an estimated 25,000 customers in 470 industries including construction, education, healthcare and retail. Our leasing operations have generated recurring revenues, high levels of repeat business and an average existing lease duration of approximately 21 months. In addition to our core leasing operations, we sell new and previously leased mobile office units and provide delivery, installation and other ancillary products and services. For the twelve months ended March 31, 2002, we generated revenues of $506.8 million and EBITDA of $186.8 million.

         Our fleet is generally comprised of standardized, versatile products that can be configured to meet a wide variety of customer needs. The units are fitted with axles and hitches and are towed to various locations. Most units are wood frame mounted on a steel chassis, contain materials used in conventional buildings and are equipped with air conditioning and heating, electrical outlets and, where necessary, plumbing facilities. Mobile office units are durable and have an estimated useful life of 20 years. The average age of our fleet is approximately eight years. From January 1, 1998 to December 31, 2001, we were able to sell used units in the ordinary course of our business (excluding units sold pursuant to purchase options) at an average of more than 95% of our total capitalized cost and a premium to net book value in excess of 20%. Capitalized costs include the costs of the units as well as the costs of significant improvements made to the units.

         Based on its experience, management believes that the North American mobile office industry (excluding manufacturing operations) exceeds $3.0 billion and has grown significantly in recent years. This growth has been primarily driven by positive demographic trends, economic expansion, an increase in the number of applications for modular space and a greater recognition of the product's positive attributes. By outsourcing their space needs, our customers are able to achieve flexibility, preserve capital for core operations, and convert fixed costs into variable costs.

         From 1997 to 2001, we increased revenues at a compound annual growth rate, or "CAGR," of 20.2% to $492.3 million. Over the same period, EBITDA grew at a CAGR of 19.4% to $187.6 million and the number of lease fleet units doubled to 93,900 units. We have achieved this growth by expanding our lease fleet through factory purchases and acquisitions, expanding our branch network, increasing ancillary high margin services and product lines and improving fleet management.

COMPETITIVE STRENGTHS

         MARKET LEADERSHIP. We are one of two national operators competing in the highly fragmented mobile office industry and believe our lease fleet is more than three times larger than that of our next largest competitor. We are the first or second largest provider of leased fleet units in most of our regional markets.

         NATIONAL PRESENCE AND CUSTOMER DIVERSITY. Our national presence provides us with the benefits of (1) customer and geographic diversification,
(2) less sensitivity to regional economic downturns, (3) the ability to redeploy units within our branch network to optimize utilization levels in response to regional economic downturns, which reduces the need for new unit purchases and
(4) economies of scale. We have an estimated 25,000 customers, the largest of which accounted for only 1.2% of 2001 revenues.

         EFFECTIVE FLEET MANAGEMENT. Our lease fleet is actively managed to maximize customer satisfaction, optimize fleet utilization and improve fleet quality and flexibility. Since 1997, our average annual fleet utilization rate has exceeded 80%. Our proprietary management information system provides comprehensive fleet statistics and lease information that allow us to effectively monitor and allocate our units through our branch network.

         We maintain a number of fleet management initiatives designed to improve operations and increase profitability, including (1) standardization of products, (2) maintaining fleet quality, (3) portability of fleet and (4) fleet pruning. These initiatives are outlined in more detail below:

         o EMPHASIS ON STANDARDIZATION OF PRODUCTS. We focus on maintaining a standardized lease fleet through a combination of new fleet purchasing guidelines and the conversion of any non-standard units into more standard configurations. Product standardization allows us to easily modify our structures to meet specific customer needs and thus increase utilization. Conversions of existing units from non-standard to standardized units can be completed, on average, at less than the cost of purchasing new units. Overall, we believe that the majority of our fleet is comprised of standardized, highly versatile products.

         o FLEET QUALITY. Because we believe that rental rates are based upon physical condition rather than age, we monitor our fleet on a regular basis, refurbishing units and conducting targeted sales programs, as necessary. Units classified as "unrentable" are less than 1.0% of the total fleet at December 31, 2001.

         o PORTABILITY OF FLEET AND FLEET REDEPLOYMENT. We capitalize on our nationwide franchise and inventory management systems by actively redeploying excess fleet to areas of higher customer demand. The portability and standardized nature of the units allow them to be relocated to surrounding areas at relatively low cost, thus allowing us to minimize capital expenditures for new fleet purchases. As part of our fleet purchasing and conversion activities, we generally have our units built or converted to meet industrialized building codes for use in several surrounding states, thus allowing them to be redeployed as necessary.

         o FLEET PRUNING. From time to time, we will sell excess or idle units from our fleet. Pruning activities allow us to manage fleet quality and composition.

         DEDICATED MARKETING AND CUSTOMER SERVICE. Through extensive marketing and customer service programs, we focus on maintaining and expanding long-term customer relationships. We are the only industry operator that maintains our own full-service national support staff to prepare units for lease and maintain units while on lease. As a result of this extensive customer service, our leasing operations have generated recurring revenues due to high levels of repeat business.

         PROVEN TRACK RECORD. Since 1997 the current management team has doubled the size of our fleet and increased the size of our branch network, both organically and through selective strategic acquisitions. As a result of these and other factors, since 1997, EBITDA has increased at a CAGR of 19.4% to $187.6 million in 2001. Management holds personal equity investments equivalent to approximately a 14% share of our company on a fully diluted basis. We believe that this represents a significant economic commitment to and confidence in our company.

BUSINESS STRATEGY

         Our business and growth strategy includes the following:

         FLEET AND BRANCH EXPANSION. We plan to continue to capitalize on the industry's favorable long-term growth trends by increasing customer penetration and fleet size in existing markets. In addition, we plan to open branches in new markets where positive business fundamentals exist. From January 1, 1997 to March 31, 2002, we increased our number of branches from 55 to 87 and the number of units from approximately 40,700 to 93,700.

         SELECTIVE FLEET ACQUISITIONS. To complement our internal fleet and branch expansion, we plan to capitalize on the industry's fragmentation and expand our geographic coverage by making selective acquisitions of mobile office and storage product lease fleets. Typically, there is a low cost of integrating acquired fleets and acquired units have existing leases that generate immediate revenues and EBITDA. In addition, we have historically been able to improve the financial operating performance, utilization and growth rates of acquired fleets. We may also explore acquisition opportunities in foreign markets, including Europe.

         ANCILLARY PRODUCTS AND SERVICES. We continue to identify new applications for our existing products, diversify into new product offerings and deliver ancillary products and services to leverage our existing branch network. For example, in 1996, we began focusing on the market for storage product units, which are used for secured storage space. Since January 1, 1996, we have grown our storage product fleet by more than 16,000 units through direct purchases as well as nine acquisitions totaling approximately 6,000 storage units. Ancillary products and services also include the rental of steps, ramps, furniture and security systems, sales of parts and supplies, and charges for granting insurance waivers and for damage billings.

         EDUCATION MARKET TRENDS. We believe that the education market accounted for approximately 21% of 2001 revenues and offers growth opportunities as a result of the following: (1) an increase in state and local initiatives governing maximum class sizes, (2) state and local governmental pressures to find cost-effective ways to expand classroom capacity, (3) increased interstate and intrastate migrations necessitating rapid expansion of education space and
(4) the predicted growth of the school age population.

RECESSION RESISTANCE

         Although a portion of our business is with customers in industries that are cyclical in nature and subject to change in general economic conditions, management believes that certain characteristics of the mobile office leasing industry and our operating strategies should help to mitigate the effects of economic downturns. These characteristics include (1) our typical lease terms, which include contractual provisions requiring customers to retain units on lease for, on average, 13 months, and have an average existing lease duration of 21 months, (2) the flexibility and low cost offered to our customers by leasing which may be an attractive alternative to capital purchases, (3) our ability to redeploy units during regional recessions, (4) the diversity of our industry exposure and (5) the geographic balance of our operations. We estimate that the current annual capital expenditures (net of proceeds from the sale of rental equipment) required to maintain our lease fleet and facilities at their current size and condition is approximately $25 million.

PRODUCTS

         Our products can be used to meet a variety of customer needs. Sample applications include classrooms, sales offices and special events headquarters. Our mobile office fleet ranges from single-unit facilities to section modular structures, which combine two or more units into one structure for applications that require more space. Units typically range in size from 8 to 14 feet in width and 16 to 70 feet in length and are generally wood frame mounted on a steel chassis, constructed using a steel frame and undercarriage with an exterior of wood or aluminum. The units are fitted with axles and hitches and are towed to various locations. Most units contain materials used in conventional buildings and are equipped with air conditioning and heating, electrical outlets and, where necessary, plumbing facilities. Mobile office units are extremely durable and have an estimated economic useful life of 20 years. During 2001, the average purchase price for new mobile office units (excluding storage products) was $15,200 and the average mobile office unit was leased for approximately $300 per month, although rates vary depending upon size, product type, features and geographic region. Products have varying lease terms, with average contractual terms of 13 months. However, most customers retain the product for a longer period as evidenced by an average existing lease duration of 21 months at March 31, 2002.

         Our specific product offerings are described below:

         SINGLE-WIDE MOBILE OFFICES. Single-wide mobile offices are the most functional and versatile units in our lease fleet. Units typically have "open interiors" which can be modified using movable partitions. Single-wide mobile offices currently comprise approximately 40% of our lease fleet and commonly include tile floors, air conditioning/heating units, partitions and, if requested, toilet facilities.

         SECTION MODULARS. Section modulars are two or more units combined into one structure. Interiors are customized to match the customer needs. Examples of section modular units include hospital diagnostic annexes, special events headquarters, golf pro shops and larger general commercial offices.

         CLASSROOMS. Classroom units are generally standard single- or double-wide units adapted specifically for use by school systems or universities. Classroom units usually feature chalkboards and teaching aids, air conditioning/heating units, windows along side-walls and, if requested, toilet facilities.

         SALES OFFICES. Sales offices are marketed to businesses that require site located space for sales presentations. Exteriors are typically wood-sided with some models offering recessed front entries. Our "Executive Line" sales offices are larger, more expensive versions of the standard sales office with more amenities.

         STORAGE PRODUCTS. Storage products are windowless and are typically used for secure storage space. There are generally two types: ground-level entry storage containers and storage trailers with axles and wheels. The basic storage unit features a roll-up or swing door at one end. Units are made of heavy exterior metals for security and water tightness.

BRANCH NETWORK

         As a key element to our market leadership strategy, we maintain a network of 87 branch offices throughout 39 states and Canada. This network enables us to increase our product availability and customer service within our regional and local markets. Customers benefit because they are provided with (1) improved service availability, (2) reduced time to occupancy, (3) better access to sales representatives, (4) the ability to inspect units prior to rental and
(5) lower freight costs which are typically paid by the customer. We benefit because we are able to spread regional overhead and marketing costs over a larger lease base, redeploy units within our branch network to optimize utilization, discourage potential competitors by providing ample local supply and offer profitable short-term leases which would not be profitable without a local market presence.

         Management believes geographic diversification of our branch network mitigates economic and operating risk. In 2001, the South, Northeast, West, Mid-Atlantic, Florida, Central and Canadian regions accounted for 25%, 19%, 22%, 13%, 12%, 7% and 2% of our revenues, respectively.

         Our branches are generally headed by a dedicated branch manager. The branch system is supervised by seven regional vice presidents and an executive vice president who average 18 years of industry experience and 14 years with our company. Management believes it is important to encourage employees to achieve revenue and profit levels and to provide a high level of service to our customers. Approximately 30% of the regional managers' compensation is based upon the financial performance of their branches and approximately 40% of branch managers' compensation is tied to budgeted EBITDA levels. Sales representatives' compensation is commission driven and based on the gross profits of new business.

OPERATIONS

         LEASING. Leasing revenue is a function of average monthly rental rate, fleet size and utilization. We monitor fleet utilization at each branch. For the twelve month period ended March 31, 2002, average fleet utilization by region ranged from 76.9% to 86.4% and for our company overall was 80.9%. While we adjust our pricing to respond to local competition in our markets, we believe that we generally achieve a rental rate equal to or above that of our competitors because of the quality of our products and our high level of customer service.

         As part of our leasing operations, we sell used mobile office units from our lease fleet either at fair market value or to a lesser extent pursuant to pre-established lease purchase options included in the terms of its lease agreements. Due in part to an active fleet maintenance program, our units maintain a significant percentage of their original value. From January 1, 1998 to December 31, 2001, we were able to sell used units in the ordinary course of business (excluding units sold pursuant to purchase options) at an average of more than 95% of their total capitalized cost and a premium to net book value in excess of 20%. Such costs include the cost of the units as well as costs of significant improvements made to the units. However, no assurance can be given that such percentages would have been realized from the sale of the entire lease fleet or will be realized in the future.

         NEW UNIT SALES. New unit sales include sales of newly-manufactured mobile office units. We do not generally purchase new units for resale until we have obtained firm purchase orders (which are generally non-cancelable) for such units. New mobile units are generally purchased more heavily in the late spring and summer months due to seasonal classroom and construction market requirements.

         DELIVERY AND INSTALLATION. We provide delivery, site-work, installation and other services to our customers as part of our leasing and sales operations. Revenues from delivery, site-work and installation result from the transportation of units to a customer's location, site-work required prior to installation and installation of the mobile units which have been leased or sold. Typically units are placed on temporary foundations constructed by our service technicians, and service personnel will also generally install our ancillary products. We also derive revenues from tearing down and removing units once a lease expires.

         OTHER. We also derive revenue from the sale of other products and services, including rental of steps, furniture and ramps; sales of parts, supplies and security systems; and charges for granting insurance waivers (i.e., charging a fee to customers who do not provide their own insurance certificate) and for damage billings.

FLEET PURCHASES

         We closely monitor fleet purchases to manage capital expenditures and inventory levels. Generally, fleet purchases are controlled by field and corporate executives, and must pass our fleet purchasing policy guidelines (which include ensuring that utilization rates and unrentable units levels are acceptable, that redeployment, refurbishment and conversion options have been evaluated, and that specific return on investment criteria have been met). We purchase our units through approximately 40 third-party suppliers (most suppliers have only one factory, which generally serves a market within 300 to 400 miles), with no significant dependence on any supplier. The top three suppliers of units during the twelve months ended March 31, 2002 represented approximately one-third of all fleet purchases and the top ten suppliers represented approximately two-thirds of all fleet purchases. We believe that we have an excellent working relationship with our suppliers.

         We believe that our fleet purchases are flexible and can be adjusted to match business needs and prevailing economic conditions. We are not "locked in" to long-term purchase contracts with manufacturers and can modify our new fleet purchases and acquisition activities to meet customer demand. New fleet purchases are the result of our growth and branch expansion initiatives. We supplement our new fleet purchases with acquisitions. Although the timing and amount of acquisitions are difficult to predict, management considers its acquisition strategy to be opportunistic and will adjust its fleet spending patterns as acquisition opportunities become available.

MARKETING

         In addition to opening new branches, we use a number of marketing tools to generate new business and customers. By maintaining a detailed and updated customer and prospect tracking system, marketing and sales personnel generally can identify when a particular customer or prospect typically utilizes our products and may contact such customer or prospect regarding their future needs.

         Through our marketing and sales effort, we have successfully expanded the uses for our products. For example, since 1993, the number of industries (as measured by SIC code) that lease or purchase our products has increased from 360 to 470. Additionally, we expect to continue to increase our penetration of other industries that would benefit from the usage of our products. See "--Customer Base."

         Developing new customers is an integral part of the sales process and is monitored through the use of quarterly goals for each employee with sales responsibility. In addition to our prospect tracking databases, we conduct direct mail campaigns and are a heavy user of print advertising, including the yellow pages and customer trade publications. We have developed a toll-free telephone number network so that our customers can call and speak to a sales representative in the branch location nearest the site where the call was placed. In addition, we participate in numerous regional and national trade shows, and our sales personnel participate in local trade groups and associations. We also design marketing campaigns targeted at specific market niches.

         During 1996, we began developing national accounts. To date, we have established approximately 175 national accounts and continue to pursue other national account relationships. The relationships are coordinated by a national account manager and serviced by the branch network. Due to our broad geographic capabilities, this program allows us to further differentiate ourselves from many of our "mom-and-pop" competitors by providing consistent service on a national basis.

CUSTOMER BASE

         We continually seek to expand our customer base and the applications for our products. Our customer base is comprised of an estimated 25,000 companies, which operate in approximately 470 industries, a significant increase over 1993 levels of 7,700 customers in 360 industries. We believe that the construction and education industries accounted for approximately 33% and 21%, respectively, of total revenues in 2001, and that no other industry accounted for more than 6% of total revenues in 2001. During 2001, no single customer accounted for more than 1.2% of our total revenues and our top ten customers accounted for approximately 6.5% of total revenues. Our key customer industries as categorized by SIC Code are as follows:

         CONSTRUCTION. We provide office and storage space to a broad array of contractors associated with both residential and nonresidential buildings, commercial offices and warehouses; highway, street, bridge and tunnel contractors; water, sewer, communication and power line contractors; and special construction trades, including glass, glazing and demolition. We believe our construction customer base is characterized by a wide variety of contractors, who are associated with original construction as well as capital improvements in the commercial, institutional, residential and municipal arenas.

         EDUCATION. Rapid and unpredictable shifts in state populations within states often necessitate quick expansion of education facilities particularly in elementary and secondary schools. State and local governmental budgetary pressures have made mobile offices, especially multi-sectional offices, a convenient and cost-effective way to expand classroom, laboratory and library capacity. Our quality products are well suited for educational institutions, which demand a high level of maintenance and service support.

         PROFESSIONAL SERVICES. Customers in this category include professionals from a broad array of industry sectors including engineering, architectural, accounting, legal, insurance and sales.

         HEALTH CARE. Health care customers are frequent users of multi-sectional facilities as administrative offices, waiting rooms, MRI and other diagnostic annexes adjacent to existing hospitals.

         UTILITIES. Mobile offices have traditionally been leased to utilities involved in electrical service, natural gas distribution and production, and other energy-related services. Units are used as meeting rooms, reception and visitor centers, security offices and, during periods of utility plant reconstruction, as facilities to house the operations staff.

         GOVERNMENT. Governmental users consist of federal, state and local public sector organizations such as the United States Environmental Protection Agency and state highway administrations. We have enjoyed particular success in focused niches such as prisons and jails, courthouses, national security buildings and NASA facilities. Our strategy of concentrated regional focus has been particularly successful in gaining business from local governmental customers.

         CHEMICAL AND PHARMACEUTICAL. Chemical and pharmaceutical companies have been long-time users of temporary office space. Mobile offices are particularly well suited for laboratory usage where space is needed for the duration of a specific project or for an off-site or isolated laboratory.

         COMMERCIAL/INDUSTRIAL AND OTHER. This category includes a variety of industries and product uses which help diversify our revenue stream. Common examples include: entertainment, recreation, transportation terminals, recycling, retail and fast food establishments, metal processing and refining and disaster relief. Although there are a number of different industries in this category, we believe that no single industry included in this segment was material to us in 2001.

FLEET MANAGEMENT INFORMATION SYSTEMS

         We utilize proprietary fleet management information systems, which substantially differentiate us from the majority of our competitors. Our fleet information system is instrumental to our lease fleet management and targeted marketing efforts and allows management to monitor operations at our branches on a daily, weekly, and monthly basis. Lease fleet information is updated daily at the branch level and verified through a monthly physical inventory by branch personnel. This provides management with on-line access to utilization, lease fleet unit levels and rental revenues by branch or geographic region. In addition, an electronic file for each unit showing its lease history and current location/status is maintained in the information system. Branch salespeople utilize the system to obtain information regarding unit availability. The database tracks individual units by serial number and provides comprehensive information including cost, condition and other financial and unit specific information.

REGULATORY MATTERS

         We must comply with various federal, state and local environmental, health and safety laws and regulations in connection with our operations. We believe that we are in substantial compliance with these laws and regulations. In addition to compliance costs, we may incur costs related to alleged environmental damage associated with past or current properties owned or leased by us. We believe that our liability, if any, for any environmental remediation will not have a material adverse effect on our financial condition. However, we can not be certain that the discovery of currently unknown matters or conditions, new laws and regulations, or stricter interpretations of existing environmental laws will not have a material adverse effect on our business or operations in the future.

         A portion of our units are subject to regulation in certain states under motor vehicle and similar registrations and certificate of title statutes. We believe that we have complied in all material respects with all motor vehicle registration and similar certificate of title statutes in states where such statutes clearly apply to mobile office units. We have not taken actions under such statutes in states where it has been determined that such statutes do not apply to mobile office units. However, in certain states, the applicability of such statutes to our mobile office units is not clear beyond doubt. Due to the difficulty, expense and burden of complying with all possible motor vehicle and certificate of title requirements in such states, we do not take action to comply with every possible motor vehicle and similar registration and certificate of title requirement in such jurisdictions. If additional registration and related requirements are deemed to be necessary in such states or if the laws in such states or other states were to change to require us to comply with such requirements, we could be subject to additional costs, fees and taxes as well as administrative burdens in order to comply with such statutes and requirements. We do not believe the effect of such compliance will be material to our business and financial condition.

COMPETITION

         Although our competition varies significantly by market, the mobile office industry, in general, is highly competitive. We compete primarily in terms of product availability, customer service and price. We believe that our reputation for customer service and our ability to offer a wide selection of units suitable for various uses at competitive prices allows us to compete effectively. However, certain of our competitors, such as GE Capital Modular Space, are less leveraged, have greater market share or product availability in a given market and have greater financial resources and pricing flexibility than us.

PROPERTIES

         We lease approximately 73% of our 87 branch locations and own the balance as well as our headquarters in Baltimore, Maryland. Management believes that none of our leased facilities, individually, are material to our operations.

LEGAL PROCEEDINGS

         We are involved in certain legal actions arising in the ordinary course of business. We believe that none of these actions, either individually or in the aggregate, will have a material adverse effect on our business, results of operations or financial condition.

EMPLOYEES

         As of March 31, 2002 we had approximately 1,300 employees. None of our employees is covered by a collective bargaining agreement. Management believes its relationship with our employees is good. We have never experienced any material labor disruption and are unaware of any efforts or plans to organize our employees.

                                   MANAGEMENT

         Our directors and executive officers are as follows:

            NAME                   AGE                        POSITION
--------------------------------------------------------------------------------------------------
Barry P. Gossett...............    61      Director and Chairman Emeritus of the Board
Gerard E. Holthaus.............    52      President and Chief Executive Officer;
                                           Director and Chairman of the Board
James N. Alexander.............    42      Director
Michael F. Finley..............    40      Director
Steven B. Gruber...............    44      Director
Brian Kwait....................    40      Director
David P. Spalding..............    47      Director
Joseph F. Donegan..............    51      Executive Vice President - U.S. Field Operations
J. Collier Beall...............    54      Senior Vice President and Southern Region Manager
Gerard E. Keefe................    45      Senior Vice President and Chief Financial Officer
William C. LeBuhn..............    39      Senior Vice President - Chief Administrative Officer
Dean T. Fisher.................    55      Vice President - Operations
William G. Gessner.............    44      Vice President - Information Services
John B. Ross...................    53      Vice President, General Counsel and Secretary

         BARRY P. GOSSETT is Chairman Emeritus of the Board. He is currently a partner in Pascal Turner Partners, a real estate investment firm. He formerly served as our Chairman of the Board from October 1995 to April 1999 and Chief Executive Officer from October 1995 to April 1997. Prior to this, he served as our President and Chief Executive Officer from 1990 to October 1995. Mr. Gossett has been a director and employee of our company or its predecessor for over thirty years. Before joining our company, Mr. Gossett was a partner at Buchanan and Company, a Washington, D.C. accounting firm. Mr. Gossett was one of the founders of the Modular Building Institute, an industry trade group which represents member companies. Mr. Gossett also serves on the Board of Directors of Nanofab, Inc., DeCorp Inc. and several charitable and educational institutions.

         GERARD E. HOLTHAUS was elected Chairman of the Board in April 1999 and has been our President and Chief Executive Officer since April 1997. He has been with our company since June 1994, and served as President and Chief Operating Officer from October 1995 to April 1997 and was Executive Vice President and Chief Financial Officer prior to that. He has served as a director since June 1994. Before joining our company, Mr. Holthaus served as Senior Vice President of MNC Financial, Inc. from April 1988 to June 1994. From 1971 to 1988, Mr. Holthaus was associated with the accounting firm of Ernst and Young (Baltimore), where he served as a partner from 1982 to 1988. He also serves on the Board of Directors of Grove Worldwide LLC and The Baltimore Life Companies.

         JAMES N. ALEXANDER was elected as a director of our company in May 1997. Mr. Alexander has been the Chief Financial Officer of Keystone since January 2000 and a Vice President of Keystone since August 1995. He has been a Partner of Oak Hill Capital Management, Inc., which provides investment advisory services to Oak Hill Capital Partners, L.P., since February 1999. Prior to joining Keystone, he worked at Goldman, Sachs & Co. where he was a Vice President in the Fixed Income Division from August 1993 to July 1995. Mr. Alexander is also a director FEP Capital Holdings, L.P., Oak Hill Strategic Partners, L.P., 230 Park Investors, L.L.C. and 237 Park Investors, L. L. C.

         MICHAEL F. FINLEY was elected as a director of our company in May 1997. Mr. Finley has been a Managing Director of Cypress since 1998 and has been a member of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Vice President in the Merchant Banking Group at Lehman Brothers Inc.

         STEVEN B. GRUBER was elected as a director of our company in February 2002. From February 1999 to present, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management, Inc., the manager of Oak Hill Capital Partners, L.P. From March 1992 to present he has been a Managing Director of Oak Hill Partners, Inc. From February 1994 to present, Mr. Gruber has also been an officer of Insurance Partners Advisors, L.P., an investment advisor to Insurance Partners, L.P. From October 1992 to present, he has been a Vice President of Keystone, Inc. Mr. Gruber is also a director of American Skiing Company, Travel Centers of America, Inc., SNTL Corporation and several private companies related to Keystone, Inc. and Oak Hill Capital Partners L.P.

         BRIAN KWAIT was elected as a director of our company in September 1998 and also served in that capacity from December 1993 through May 1997. Mr. Kwait is a Member and Managing Principal of Odyssey Investment Partners, LLC since April 1997 and was a Principal of Odyssey Partners, LP from August 1989 to March 1997. Mr. Kwait is also a director of Velocita Corp. and IWO Holdings, Inc.

         DAVID P. SPALDING was elected as a director of our company in May 1997. Mr. Spalding has been a Vice Chairman of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Managing Director in the Merchant Banking Group at Lehman Brothers Inc. Mr. Spalding is also a director of AMTROL Inc., Frank's Nursery & Crafts, and Lear Corporation.

         JOSEPH F. DONEGAN has been Executive Vice President of U.S. Field Operations of our company since May 2001. He was Senior Vice President and Northern Division Manager of our company since September 1996 and served as the Northeast Region Manager prior to that. Mr. Donegan's responsibilities include the implementation of corporate policies, attainment of branch profitability, fleet utilization management and development of personnel for the entire United States branch network. Mr. Donegan has over 20 years of experience within the industry. From 1991 through May 1994, Mr. Donegan held similar positions with Space Master Buildings, Kullman Industries and Bennett Mobile Offices.

         J. COLLIER BEALL has been Senior Vice President and Region Manager of our company since September 1996 and was the Southeast Region Manager prior to that. Mr. Beall's responsibilities include the implementation of corporate policies, attainment of branch profitability, fleet utilization management and development of personnel. Prior to joining our company in 1977, Mr. Beall was a Regional Manager for Modular Sales and Leasing Company based in Georgia.

         GERARD E. KEEFE has been Senior Vice President and Chief Financial Officer of our company since April 1997. He formerly served as Vice President, Fleet and Finance with responsibilities including overall fleet management and purchasing, treasury functions, planning and budgeting from February 1995 to April 1997. Prior to joining our company, Mr. Keefe was with The Ryland Group, a national homebuilder, from 1993 to 1995. From 1991 to 1993, he was a management consultant serving the manufacturing, distribution and financial services industries, and from 1977 to 1991, he was with Ernst & Young, (Baltimore), most recently as a Senior Manager.

         WILLIAM C. LEBUHN has been Senior Vice President and Chief Administrative Officer since May 2002. He formerly served as Senior Vice President - Marketing and Human Resources of our company since March 2002 and was Vice President - Marketing and Human Resources from July 1999 to March 2002, and Vice President of Human Resources from January 1994 to July 1999. Mr. LeBuhn has senior executive responsibility for our overall strategic marketing plans, as well as our human resources, information services and legal functions. Prior to joining our company, Mr. LeBuhn was HR Manager for Sherwin-Williams' Eastern Division from 1992 to January 1994, Director of HR for Consolidated International Insurance Group, Inc. from 1988 to 1992, and HR Officer for Meridian Bancorp from 1984 to 1988.

         DEAN T. FISHER joined our company as Vice President of Operations in October 2001. His operational responsibilities include credit, invoicing, document compliance, cash posting, collections and recovery. Prior to joining our company, Mr. Fisher was Senior Vice President, Division Head of Global Customer Services for VISA International, a major credit card company, from 1997 to 2001. From 1986 to 1997, he was with some of the predecessors to Bank of America as a Senior Vice President. From 1977 to 1986, he was with a predecessor company of Key Corp., a financial institution.

         WILLIAM G. GESSNER has been Vice President of Information Services of our company since November 1998 with responsibilities including the overall management of our company's business information systems and technology initiatives. He formerly served as Director of Information Services from July 1996 to November 1998. Prior to joining our company, Mr. Gessner was Director of Corporate Information Systems at ARINC, Incorporated, an engineering services and telecommunications company in Annapolis, Maryland, from 1988 to 1996.

         JOHN B. ROSS has been Vice President, General Counsel and Secretary for our company since February 1995. Prior to joining our company, Mr. Ross was Corporate Counsel for MNC Leasing Corporation from 1983 to 1991 and Special Assets Counsel for MNC Financial, Inc. from 1991 to 1993. Prior to joining MNC Leasing Corporation and during the period from 1993 to 1995, he was engaged in the private practice of law in both North Carolina and Maryland.

         There are no family relationships among any of the foregoing persons.

                             PRINCIPAL STOCKHOLDERS

         All of the issued and outstanding shares of common stock of our company are owned by Scotsman Holdings, Inc. The following table sets forth certain information regarding the beneficial ownership of Scotsman Holdings' common stock at March 31, 2002 by (1) to our knowledge, all persons owning of record or beneficially 5% or more of the issued and outstanding Scotsman Holdings common stock, (2) each director individually, (3) each of our five most highly compensated executive officers and (4) all executive officers and directors as a group.

                                                                             SHARES OF
NAME                                                                        COMMON STOCK       PERCENTAGE
----------------------------------------------------------------------      ------------       ----------
Cypress Merchant Banking Partners L.P.(1)(2)(3).......................       2,431,523            39.25%
   c/o The Cypress Group L.L.C.
   65 East 55th Street New York, New York 10022
Cypress Offshore Partners L.P.(1)(2)(3)...............................         125,939             2.03
   Bank of Bermuda (Cayman) Limited
   P.O. Box 513 G.T.
   Third Floor British American Tower
   George Town, Grand Cayman
   Cayman Islands, B.W.I.
Scotsman Partners, L.P.(2)(3)(4)......................................       2,557,462            41.28
   201 Main Street
   Fort Worth, Texas 76102
Odyssey Investment Partners Fund, LP(3)(5)............................         716,536            11.57
   280 Park Avenue
   New York, New York 10017
James N. Alexander(6).................................................              --              --
Michael F. Finley(7)..................................................              --              --
Steven B. Gruber(6)...................................................              --              --
Brian Kwait(8)........................................................              --              --
David P. Spalding(7)..................................................              --              --
Barry P. Gossett (3)(9)...............................................         124,407             2.01
Gerard E. Holthaus (10)(11)(12).......................................         311,113             4.81
Joseph F. Donegan (10)(11)(12)........................................         104,475             1.66
J. Collier Beall (10)(11)(12).........................................         106,225             1.69
Gerard E. Keefe(10)(11)(12)...........................................          89,750             1.43
William C. LeBuhn (10)(11)(12)........................................          95,650             1.52
All executive officers and directors as a group (14 persons)..........         910,145            13.14

------------------------
(1) Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. are controlled by The Cypress Group L.L.C. or affiliates thereof. Certain executives of The Cypress Group L.L.C., including Messrs. Jeffrey Hughes, James Singleton, David Spalding and James Stern, may be deemed to share beneficial ownership of the shares shown as beneficially owned by Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. Each of such individuals disclaims beneficial ownership of such shares.

(2) Does not include shares beneficially owned by members of management, as to which an investor group, which consists of Cypress Merchant Banking Partners, L.P., Cypress Offshore Partners, L.P. and Scotsman Partners, L.P., has an irrevocable proxy.

(3) Under the Investor Stockholders Agreement, dated as of May 22, 1997, certain partnerships affiliated with The Cypress Group, L.L.C. (the "Cypress Stockholders"), Scotsman Partners, L.P. and Odyssey Investor Group (as defined below) have agreed to vote their shares for certain nominees for director and other matters and the Cypress Stockholders, Scotsman Partners, L.P., Odyssey Investor Group and Mr. Gossett have agreed to restrict the transfer of their shares subject to certain exceptions.

(4) The shares of Scotsman Holdings common stock beneficially owned by Scotsman Partners, L.P. may be deemed to be owned by J. Taylor Crandall, Group 31, Inc. ("Group 31") and Arbor Scotsman, L.P. ("AS"). Mr. Crandall is the sole stockholder of Group 31, which is the general partner of AS, which, in turn, is the general partner of Scotsman Partners, L.P. Group 31 and AS disclaim such beneficial ownership. The address of Mr. Crandall, Group 31 and AS is the same as Scotsman Partners. Mr. Crandall is a Managing Partner of Oak Hill Capital Management, Inc.

(5) Includes 1,461 shares that are beneficially owned by Odyssey Coinvestors, LLC, an affiliate of Odyssey Investment Partners, LLC (together, "Odyssey Investor Group"). The General Partner of Odyssey Investment Partners Fund, LP is Odyssey Capital Partners, LLC a Delaware limited liability company (the "General Partner of Odyssey") and the Managing Member of Odyssey Coinvestors, LLC is Odyssey Investment Partners, LLC, a Delaware limited liability company. Paul D. Barnett, Stephen Berger, William Hopkins, Brian Kwait and Muzzi Mirza are Managing Members of Odyssey Capital Partners, LLC and Odyssey Investment Partners, LLC, and, therefore, may each be deemed to share voting and investment power with respect to 716,536 shares and votes deemed to be owned by the General Partner of Odyssey and Odyssey Investment Partners, LLC. Each of Messrs. Barnett, Berger, Hopkins, Kwait and Mirza disclaims beneficial ownership of such shares.

(6)  Such person's address is c/o Scotsman Partners, L.P.

(7)  Such person's address is c/o Cypress Merchant Banking Partners L.P.

(8)  Such person's address is c/o Odyssey Investment Partners Fund, LP.

(9) Such person's address is c/o Pascal-Turner Partners, 3300 Eastern Boulevard, Baltimore, Maryland 21220-2825.

(10) Such person's address is the address of our principal executive offices.

(11) Each member of management is a party to the Stockholders' Agreement, dated as of September 14, 1998, whereby he or she has agreed to limit the transferability of his or her shares.

(12) Includes 273,013, 100,875, 101,725, 88,250, 92,650 and 733,538 shares held as options by Messrs. Holthaus, Donegan, Beall, Keefe and LeBuhn and all executive officers as a group, respectively, which are exercisable within 60 days.

                        DESCRIPTION OF OTHER INDEBTEDNESS

NEW CREDIT FACILITY

GENERAL

         In March 2002, we entered into a new credit facility with a syndicate of banks, as lenders, and Bankers Trust Company, as administrative agent. The net proceeds from the new credit facility were used to refinance our former credit facility. The new credit facility provides for a $460 million revolving credit facility and a $210 million term loan, both maturing on December 31, 2006. The new credit facility also enables us to obtain up to an additional $30 million in term or revolver commitments, subject to various conditions. On May 15, 2002, we issued $30 million of additional term loans under our new credit facility, the proceeds from which were used to pay down revolver borrowings. Interest on borrowings under both the term and revolver is payable at a rate of either prime plus 1.75% or the Eurodollar rate plus 3.00%. These rates may decrease based upon our achieving specified leverage ratio thresholds. Principal payments due on the term loan are equal to 1% per year payable quarterly beginning June 30, 2002, with the remaining balance due December 31, 2006. As of March 31, 2002, $473.9 million was outstanding under our new credit facility.

         The obligations under the new credit facility are guaranteed by Scotsman Holdings and all of our existing subsidiaries (the "Credit Agreement Guarantors"). The obligations under the credit facility are secured by a first priority lien (subject to permitted encumbrances) on substantially all of our and each Credit Agreement Guarantor's property and on all of our capital stock and the capital stock of the Credit Agreement Guarantors, and all proceeds thereof. The notes will be effectively subordinated to the obligations under the credit facility to the extent of the value of the assets securing the credit facility. The Credit Agreement Guarantors currently are Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc., Willscot Equipment, LLC and Williams Scotsman of Canada, Inc.

COVENANTS

         The new credit facility contains covenants that restrict us from taking various actions, including limitations on our ability to:

         o        incur additional debt or guarantee obligations;
         o        make capital expenditures;
         o merge, consolidate or transfer substantially all of our assets;
         o        grant liens on our assets;
         o        make investments or acquisitions;
         o        pay dividends;
         o        issue stock;
         o        enter into transactions with our affiliates;
         o        create additional subsidiaries; and
         o        make certain changes in our business activities.

         In addition, we are required to comply with financial ratios and other covenants, including:

         o a consolidated leverage ratio that declines from 5.9:1.00 in March 2002 to 4.50:1.00 from June 30, 2006 through the maturity date of the new credit facility;

         o a consolidated interest coverage ratio that increases from 2.00:1.00 at March 31, 2002 to 2.25:1.00 from December 31,
                  2005 through the maturity date of the new credit facility; and

         o a minimum average annual utilization rate for our fleet ranging from 76% on or prior to December 31, 2002 and 78% thereafter.

         Under the new credit facility, we are prohibited from prepaying the notes. In addition, upon a change of control of Holdings or our company, the lenders may elect to terminate their commitments and our ability to request additional funding, and the lenders may declare all amounts outstanding to be immediately due and payable.

         We currently are in compliance with the financial and other covenants in the new credit facility.

EVENTS OF DEFAULT

         The new credit facility contains various events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, ERISA, environmental matters, judgments and change of control.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

         We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

         The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of Notes."

         We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer. In addition, nothing in this exchange offer will prevent us from exercising our right to discharge our obligations on the initial notes by depositing certain securities with the trustee and otherwise.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

         This exchange offer will expire at 5:00 p.m., New York City time, on August 19, 2002, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

         We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by mailing an announcement or by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

         We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

PROCEDURES FOR TENDERING INITIAL NOTES

PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL

         To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

         (1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

         (2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "--Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

         (3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "--Guaranteed Delivery Procedure" below.

         The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

         Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

         If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

         (1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

         (2) a commercial bank or trust company having an office or correspondent in the United States, or

         (3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

                  (1) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

                  (2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

         If the letter of transmittal or any bond powers are signed by:

         (1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

         (2) a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

         (3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

         (4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

         To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

BOOK-ENTRY DELIVERY PROCEDURE

         Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

         A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURE

         If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

         (1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

         (2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

         (3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

         Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

         We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

         All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

         We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

         If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

         We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

         If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

         By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

         For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "-Exchange Agent" and before acceptance of your tendered notes for exchange by us.

         Any notice of withdrawal must:

         (1) specify the name of the person having tendered the initial notes to be withdrawn,

         (2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

         (3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

         (4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

         (5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

         The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, as promptly as practicable after withdrawal, rejection of tender or expiration or termination of this exchange offer.

         You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "--Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

         We will complete this exchange offer only if:

         (1) there is no change in the laws and regulations which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer,

         (2) there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes,

         (3) there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

         (4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

         (5) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

         These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

         If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

         (1) refuse to accept and return to their holders any initial notes that have been tendered,

         (2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

         (3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "--Expiration Date; Extensions; Amendments; Termination."

ACCOUNTING TREATMENT

         We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

EXCHANGE AGENT

         We have appointed The Bank of New York as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

                  By registered or certified mail:

                  The Bank of New York
                  101 Barclay Street, Floor 7 East
                  New York, New York  10286
                  Attention:  William Buckley

                  By hand or overnight delivery:

                  The Bank of New York
                  Reorganization Department
                  101 Barclay Street, Floor 7 East
                  New York, New York  10286
                  Attention:  William Buckley

                  By facsimile:

                  The Bank of New York
                  Reorganization Department
                  Attention:  William Buckley
                  (212) 298-1915

                  Confirm by Telephone:   (212) 815-5788

FEES AND EXPENSES

         We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

         We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

         We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

         (1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

         (2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

         (3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

         If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

         The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

         In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

         (1) the initial purchasers request us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

         (2) you are not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer,

in which case the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

DELIVERY OF PROSPECTUS

         Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

                              DESCRIPTION OF NOTES

GENERAL

         We issued the initial notes under an indenture, dated as of May 15, 1997, among Williams Scotsman, Inc., as issuer, and the Guarantors (as defined below) and The Bank of New York, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. We previously issued $400 million aggregate principal amount of notes under the indenture, which we refer to in this prospectus as the existing notes. Both the initial notes and the exchange notes are governed by that indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. In this description, the word "Scotsman" refers only to Williams Scotsman, Inc. and not to any of its subsidiaries.

         The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of the notes. Copies of the indenture are available as set forth below under the caption "Where You Can Find More Information." Certain defined terms used in this description but not defined below under the caption "--Certain Definitions" have the meanings assigned to them in the indenture.

         Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of Scotsman in the Borough of Manhattan, The City of New York, which initially shall be the corporate trust office of the trustee, at 101 Barclay Street, New York, New York 10286.

         The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of notes, but Scotsman may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

         The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

PRINCIPAL, MATURITY AND INTEREST

         The notes (and the Exchange Notes) are limited in aggregate principal amount to $550 million and will mature on June 1, 2007. We issued $150 million aggregate principal amount of notes in the offering of the initial notes on February 20, 2002 and previously issued $400 million aggregate principal amount of existing notes. The notes will bear interest at the rate of 9.875% per annum from December 1, 2001, payable semiannually to Holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing June 1, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         The notes will not be entitled to the benefit of any mandatory sinking fund.

OPTIONAL REDEMPTION

         Except as set forth in the following paragraph, the notes will not be redeemable at the option of Scotsman prior to June 1, 2002. Thereafter, the notes will be redeemable, at Scotsman's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of the principal amount thereof), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

      PERIOD                                           REDEMPTION PRICE
      ------                                           ----------------
      2002.........................................        104.938%
      2003.........................................        102.469
      2004 and thereafter..........................        100.000

         At any time on or prior to June 1, 2002, the notes may also be redeemed as a whole but not in part at the option of Scotsman upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (exercisable no later than 30 days after such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

         Scotsman will determine whether to redeem the notes based on a variety of factors some of which are unknown at this time, but which include, but are not limited to, Scotsman's results of operations and financial condition at the time of any potential optional redemption, the availability of sufficient funds to enable it to redeem the notes, the availability of alternative financing to fund its operations, prevailing interest rates and general business and economic conditions existing at the time of any potential optional redemption.

         "Applicable Premium" means, with respect to a note at any redemption date, the greater of (a) 1.0% of the principal amount of such note and (b) the excess of (A) the present value at such time of (1) the redemption price of such note at June 1, 2002 plus (2) all required interest payments due on such note through June 1, 2002, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the principal amount of such note.

         "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to June 1, 2002; PROVIDED, HOWEVER, that if the period from the redemption date to June 1, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

         In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes that are redeemed by Scotsman or that are purchased by Scotsman pursuant to an "Exceeds Proceeds Offer" as described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and pursuant to a Change of Control Offer as described under "--Certain Covenants--Change of Control" or that are otherwise acquired by Scotsman will be surrendered to the trustee for cancellation.

MANDATORY REDEMPTION OR OFFER TO PURCHASE

         Except as set forth below under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control," Scotsman will not be required to make any mandatory redemption or repurchase with respect to the notes.

RANKING

         The notes are unsecured senior obligations of Scotsman and rank equally with Scotsman's existing and future senior unsecured debt and senior to Scotsman's future subordinated debt. Scotsman currently has no subordinated debt.

         The notes are effectively subordinated to all secured Indebtedness of Scotsman (including all Indebtedness outstanding under its Credit Agreement) to the extent of the value of the assets securing such Indebtedness and to all Subordinated Guarantor Senior Indebtedness of the Subordinated Guarantor and to all Indebtedness of the other Subsidiaries of Scotsman (other than the Guarantors). The Guarantees are effectively subordinated to all existing and future secured Indebtedness of the related Guarantor (including all Indebtedness outstanding under the Credit Agreement and guaranteed by the Guarantors) to the extent of the value of the assets securing such Indebtedness. The Subordinated Guarantee is a general unsecured obligation of the Subordinated Guarantor and is subordinated in right of payment to all existing and future Subordinated Guarantor Senior Indebtedness of the Subordinated Guarantor (including the Subordinated Guarantor's guarantee on a senior secured basis of all obligations of Scotsman under or in respect of the Credit Agreement (and refinancings thereof). As of March 31, 2002, approximately 71% of the net book value of Scotsman's fleet was in the Subordinated Guarantor.

         As of March 31, 2002, Scotsman had approximately $1,022.0 million of Indebtedness outstanding, including approximately $473.9 million of Secured Indebtedness outstanding under the Credit Agreement that ranked senior to the notes. All of the outstanding Indebtedness under the Credit Agreement is guaranteed by the Guarantors and the Subordinated Guarantor on a secured basis. The Credit Agreement currently provides for a $460 million revolving credit facility and a $210 million term loan, both maturing on December 31, 2006. The Credit Agreement also enables us to obtain up to an additional $30 million in term or revolver commitments, subject to various conditions. On May 15, 2002, we issued $30 million of additional term loans under our new credit facility, the proceeds from which were used to pay down revolver borrowings.

         Although the indenture contains limitations on the amount of additional indebtedness that Scotsman may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be secured. Although the indenture limits the incurrence of indebtedness and the issuance of preferred stock of certain of Scotsman's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered indebtedness under the indenture.
See "--Certain Covenants--Limitation on Indebtedness."

GUARANTEES OF THE NOTES

         The indenture provides that each Guarantor will fully and unconditionally guarantee on a senior basis jointly and severally to each Holder, all of Scotsman's obligations under the notes, including its obligations to pay principal, premium, if any, and interest with respect to the notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under the applicable Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount PRO RATA, based on the net assets of each Guarantor determined in accordance with GAAP. Except as provided in "--Certain Covenants" below, Scotsman is not restricted from selling or otherwise disposing of any of the Guarantors. The Guarantors have jointly and severally guaranteed all obligations of Scotsman under the Credit Agreement, and each Guarantor has granted a security interest in all or substantially all of its assets to secure its respective guarantee of the obligations of Scotsman under the Credit Agreement.

         The Guarantors will include (1) any Significant Subsidiary, whether formed or acquired after the Issue Date and (2) any Subsidiary, whether formed or acquired after the Issue Date that guarantees any Indebtedness outstanding under the Credit Agreement; PROVIDED, HOWEVER, that any Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument or other agreement in existence at the time such Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the of extent any such restriction; PROVIDED, further, that if any Guarantor is released from its guarantee of all outstanding Indebtedness of Scotsman under the Credit Agreement, such Guarantor shall be automatically released from its obligations as Guarantor and, from and after such date, such Guarantor shall cease to constitute a Guarantor; AND PROVIDED, FURTHER, that the Subordinated Guarantor shall not be a Guarantor except to the extent permitted below. Notwithstanding the foregoing, any Subsidiary that is a Securitization Subsidiary or is an Unrestricted Subsidiary and that, in each case, does not guarantee any indebtedness under the Credit Agreement shall not be required to become a Guarantor. At the time of the exchange offer, Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. were the only Guarantors. If permitted by the holders of the then outstanding Subordinated Guarantor Senior Indebtedness, the Subordinated Guarantor may notify the Trustee that it desires to become a Guarantor. In such case, the subordination provisions with respect to the Subordinated Guarantee shall cease to apply and the guarantee of the Subordinated Guarantee shall be amended to have terms substantially equivalent to those of a Guarantee.

         The indenture provides that if the notes thereunder are defeased in accordance with the terms of the indenture, or if all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by stock sale or issuance or otherwise) by Scotsman in a transaction constituting an Asset Disposition, and if (x) the Net Available Cash from such Asset Disposition is used in accordance with the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" or (y) Scotsman delivers to the Trustee an Officers' Certificate to the effect that the Net Available Cash from such Asset Disposition shall be used in accordance with the covenant described under "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor) or the person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations in respect of the indenture and the notes issued thereunder (including, without limitation, the provisions applicable to Guarantors described in "--Certain Covenants--Merger and Consolidation").

         The Guarantees will be general unsecured obligations of each Guarantor. The Guarantees will rank on a parity in right of payment with all existing and future unsubordinated Indebtedness of each Guarantor and senior in right of payment to all future subordinated indebtedness of each Guarantor. The obligations of each Guarantor under a Guarantee will be effectively subordinated to all Secured Indebtedness of the Guarantor (including all Indebtedness outstanding under the Credit Agreement and guaranteed by such Guarantor) to the extent of the value of the assets securing such Indebtedness.

SUBORDINATED GUARANTEE OF THE NOTES

         The indenture provides that the Subordinated Guarantor will fully and unconditionally guarantee to each holder, subject to the subordination provisions described below, the full and prompt performance of Scotsman's obligations under the indenture and the notes, including the payment of principal of, premium, if any, and interest on the notes. The obligations of the Subordinated Guarantor are limited to the maximum amount (after giving effect to its guarantee of the Credit Agreement) which will result in the obligations of the Subordinated Guarantor under the Subordinated Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The Subordinated Guarantor has also guaranteed on a senior basis all obligations of Scotsman under the Credit Agreement and has granted a security interest in all or substantially all of its assets to secure such guarantee of the obligations of Scotsman under the Credit Agreement. See "Description of Other Indebtedness--New Credit Facility."

         The indenture provides that if the notes thereunder are defeased in accordance with the terms of the indenture, or if all or substantially all of the assets of the Subordinated Guarantor or all of the Capital Stock of the Subordinated Guarantor is sold (including by stock sale or issuance or otherwise) by Scotsman in a transaction constituting an Asset Disposition, and if (x) the Net Available Cash from such Asset Disposition is used in accordance with the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" or (y) Scotsman delivers to the Trustee an Officers' Certificate to the effect that the Net Available Cash from such Asset Disposition shall be used in accordance with the covenant described under "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" and within the time limits specified by such covenant, then the Subordinated Guarantor (in the event of a sale or other disposition of all of the Capital Stock of the Subordinated Guarantor) or the person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of the Subordinated Guarantor) shall be released and discharged of its Subordinated Guarantee obligations in respect of the indenture and the notes issued thereunder (including, without limitation, the provisions applicable to the Subordinated Guarantor described in "Certain Covenants--Merger and Consolidation").

         The payment by the Subordinated Guarantor of all obligations on the Subordinated Guarantee is subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all obligations on Subordinated Guarantor Senior Indebtedness. Upon any payment or distribution of assets of the Subordinated Guarantor to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Subordinated Guarantor, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Subordinated Guarantor or its property, whether voluntary or involuntary, all obligations with respect to all Subordinated Guarantor Senior Indebtedness shall first be paid in full, in cash or cash equivalents, before any payment or distribution of any kind of character, whether in cash, property, or securities is made on account of any obligations on the Subordinated Guarantee or for the acquisition of all or any part of the Subordinated Guarantee for cash or property or otherwise; and until all such obligations with respect to all Subordinated Guarantor Senior Indebtedness are paid in full, in cash or cash equivalents, any distribution to which the holders of the Subordinated Guarantee would be entitled but for the subordination provisions will be made to the holders of Subordinated Guarantor Senior Indebtedness as their interests may appear. If (1) any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, or other amounts due and owing on, any Subordinated Guarantor Senior Indebtedness or (2) any default occurs and is continuing with respect to any Subordinated Guarantor Senior Indebtedness resulting in the acceleration of the maturity of all or any portion of such Subordinated Guarantor Senior Indebtedness, no payment shall be made by or on behalf of the Subordinated Guarantor or any of its Subsidiaries or any other person on its or their behalf with respect to any obligations on the Subordinated Guarantee or to acquire all or any part of the obligations covered by the Subordinated Guarantee for cash or property or otherwise; PROVIDED, HOWEVER, that, except to the extent provided in the second succeeding paragraph, the forgoing provisions shall not restrict Scotsman from making payments of principal, premium or interest on or with respect to the notes (including, without limitation, by redemption, repurchase or other acquisition). In addition, if any other event of default occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Subordinated Guarantee) with respect to the Subordinated Guarantor Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing or guaranteeing such Subordinated Guarantor Senior Indebtedness permitting the holders of such Subordinated Guarantor Senior Indebtedness then outstanding, or their Representative, to accelerate the maturity thereof (or the obligations guaranteed thereby) and if the respective Representative for the Subordinated Guarantor Senior Indebtedness gives written notice of the event of default to the trustee (a "Default Notice"), then, unless and until the date, if any, on which all Subordinated Guarantor Senior Indebtedness to which such event of default relates is paid in full in cash or cash equivalents or the Representative for the respective Subordinated Guarantor Senior Indebtedness gives notice that all events of default have been cured or waived or have ceased to exist or the Trustee receives written notice from the Representative for the respective Subordinated Guarantor Senior Indebtedness terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), none of the Subordinated Guarantor or any of its Subsidiaries or any other person on its or their behalf shall (x) make any payment with respect to any obligations evidenced by the Subordinated Guarantee or (y) acquire all or any part of the obligations covered by the Subordinated Guarantee for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date of the commencement thereof. Only one such Blockage Period may be commenced within any 360 consecutive days; PROVIDED, HOWEVER, that, except to the extent provided in the second succeeding paragraph, the forgoing provisions shall not restrict Scotsman from making payments of principal, premium or interest on or with respect to the notes (including, without limitation, by redemption, repurchase or other acquisition). No event of default which existed or was continuing (it being acknowledged that (x) any action of Scotsman, the Subordinated Guarantor or any of their respective Subsidiaries occurring subsequent to delivery of a Default Notice that would give rise to any event of default pursuant to any provision under which an event of default previously existed (or was continuing at the time of delivery of such Default Notice) and (y) any breach of a financial covenant for a period ended after the date of the commencement of a Blockage Period, in each case shall constitute a new event of default for this purpose) on the date of the commencement of any Blockage Period with respect to the Subordinated Guarantor Senior Indebtedness shall be, or be made, the basis for the commencement of a second Blockage Period by the Representative of the Subordinated Guarantor Senior Indebtedness whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

         By reason of such subordination, in the event of the insolvency of the Subordinated Guarantor, creditors of the Subordinated Guarantor who are not holders of Subordinated Guarantor Senior Indebtedness, including the holders of the Subordinated Guarantee, may recover less, ratably, than holders of Subordinated Guarantor Senior Indebtedness.

         The indenture provides that the Noteholders will acknowledge and agree, on behalf of themselves and all their successors and assigns as Noteholders, that the claims of the Noteholders against the Subordinated Guarantor, and against the assets from time to time held by the Subordinated Guarantor (including, without limitation, all units, leases and proceeds therefrom at any time transferred to the Subordinated Guarantor), are limited to the claims expressly provided pursuant to the Subordinated Guarantee. To induce the lenders pursuant to the Credit Agreement (and pursuant to any Hedging Obligations from time to time entered into) to make the extensions of credit to Scotsman, the Noteholders will agree, on their behalf and on behalf of all their successors and assigns, that in no event (whether pursuant to a proceeding under the Bankruptcy Code or otherwise), shall they (or any representative on their behalf including the Trustee) assert that the assets of the Subordinated Guarantor should be substantively consolidated or otherwise combined with the assets of Scotsman, Scotsman Holdings or any of their other Subsidiaries, or otherwise returned (whether under claims of fraudulent conveyance or otherwise) to any such person. Furthermore, in the event that pursuant to any proceeding pursuant to the Bankruptcy Code or otherwise the assets (or any of the assets) of the Subordinated Guarantor are substantively consolidated or otherwise combined in a similar fashion with the assets of Scotsman, Scotsman Holdings or any other of their Subsidiaries, or otherwise returned to any such person, then, as between the Noteholders (and their successors and assigns) and the lenders pursuant to the Credit Agreement (and pursuant to any Hedging Obligations from time to time entered into); the Noteholders agree that all distributions received by them (and their successors and assigns) to the extent attributable to the assets, or representing any proceeds from any disposition of assets, which were held by the Subordinated Guarantor prior to any such consolidation, combination or return of assets shall be treated by the Noteholders as if received pursuant to the Subordinated Guarantee and shall be fully subject to the subordination provisions with respect thereto in the indenture.

         Separate financial statements of the Guarantors and the Subordinated Guarantor are not included herein because the Guarantors and the Subordinated Guarantor have guaranteed Scotsman's obligations pursuant to the notes, and the aggregate net assets, earnings and equity of the Guarantors, the Subordinated Guarantor and Scotsman are substantially equivalent to the net assets, earnings and equity of Scotsman on a consolidated basis.

CERTAIN DEFINITIONS

         "Additional Assets" means (1) any property or assets (other than Indebtedness and Capital Stock) in a Permitted Business; (2) Indebtedness of a Person engaged in a Permitted Business if such Indebtedness is acquired in connection with the acquisition of the Permitted Business (other than Indebtedness Incurred to provide all or a portion of the funds or credit support utilized to consummate the acquisition); (3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Scotsman or another Restricted Subsidiary; or (4) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (3) or (4) above is primarily engaged in a Permitted Business.

         "Adjusted Consolidated Assets" means at any time the total amount of assets of Scotsman and its consolidated Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom all current liabilities of Scotsman and its consolidated Restricted Subsidiaries (excluding intercompany items, the current portion of long-term debt and Indebtedness outstanding under the Credit Agreement), all as set forth on the consolidated balance sheet of Scotsman and its consolidated Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements are available prior to the date of determination.

         "Affiliate" means, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled, by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments," "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Scotsman or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

         "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) by Scotsman or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Scotsman or a Restricted Subsidiary), (2) all or substantially all the assets of any division or line of business of Scotsman or any Restricted Subsidiary or (3) any other assets of Scotsman or any Restricted Subsidiary outside of the ordinary course of business of Scotsman or such Restricted Subsidiary (other than, in the case of (1), (2) and (3) above, (v) a disposition by a Restricted Subsidiary to Scotsman by Scotsman or a Restricted Subsidiary to a Wholly Owned Subsidiary, (w) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (x) a disposition of assets with a fair market value of less than $1,000,000, (y) any Permitted Units Financing and (z) any Scheduled Asset Disposition).

         "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

         "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

         "Board of Directors" means the Board of Directors of Scotsman or any committee thereof duly authorized to act on behalf of such Board.

         "Business Day" means each day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York are authorized to close.

         "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

         "Change of Control" means the occurrence of any of the following events:

         (1) prior to the first Public Equity Offering, the Permitted Holders in the aggregate cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Scotsman, whether as a result of issuance of securities of Scotsman, any merger, consolidation, liquidation or dissolution of Scotsman, any direct or indirect transfer of securities or otherwise (for purposes of this clause (1) and clause (3) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a partnership, limited liability company or corporation (the "specified corporation") held by any other partnership, limited liability company or corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

         (2) on or after the first Public Equity Offering, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Scotsman; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Scotsman than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause
(2), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

         (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Scotsman was approved by a vote of 66 2/3% of the directors of Scotsman then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

         (4) the merger or consolidation of Scotsman with or into another Person or the merger or consolidation of another Person with or into Scotsman, or the sale of all or substantially all the assets of Scotsman to another Person (other than a Person that is controlled by the Permitted Holders in the aggregate), and, in the case of any such merger or consolidation, the securities of Scotsman that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Scotsman are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if Scotsman or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during such four fiscal quarters or such shorter period when such facility and any replaced facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during the period from the date of creation of such facility to the date of the calculation), (2) if Scotsman or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Scotsman or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period Scotsman or any Restricted Subsidiary shall have made any Asset Disposition (other than sales or lease of Rental Equipment in the ordinary course of the business of Scotsman and its Restricted Subsidiaries), the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Scotsman or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Scotsman and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Scotsman and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period Scotsman or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business or a division or a line of business thereof, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro


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forma effect thereto (including the Incurrence of any Indebtedness) as if such
Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Scotsman or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Scotsman or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Scotsman. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

         "Consolidated Interest Expense" means, for any period, the total interest expense of Scotsman and its consolidated Restricted Subsidiaries, net of any interest income of Scotsman and its consolidated Restricted Subsidiaries for such period, as determined in accordance with GAAP, PLUS, to the extent not included in such total interest expense, and to the extent incurred by Scotsman or its Restricted Subsidiaries, without duplication, (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (2) amortization of debt discount, (3) capitalized interest, (4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (5) net costs associated with Hedging Obligations (including amortization of fees), (6) Preferred Stock dividends in respect of all Preferred Stock (other than pay in kind dividends or accretions to liquidation value of Preferred Stock that is not Disqualified Stock) held by Persons other than Scotsman or a Wholly Owned Subsidiary, (7) interest incurred in connection with Investments in discontinued operations, (8) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) Scotsman or any Restricted Subsidiary, (9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Scotsman) in connection with Indebtedness Incurred by such plan or trust and (10) interest-equivalent costs associated with any Permitted Units Financing, whether accounted for as interest expense or loss on the sale of Units and Related Assets and LESS, to the extent included in such total interest expense, the amortization during such period of capitalized financing costs associated with the Recapitalization and financing thereof.

         "Consolidated Net Income" means, for any period, the net income of Scotsman and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

         (1) any net income of any Person (other than Scotsman) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (4) below, Scotsman's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Scotsman or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below) and (B) Scotsman's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;


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         (2)   any net income (or loss) of any Person acquired by Scotsman or a
Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

         (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Scotsman, except that (A) subject to the exclusion contained in clause (4) below, Scotsman's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Scotsman or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) Scotsman's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

         (4) any gain (or loss) realized upon the sale or other disposition of any assets of Scotsman or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

         (5)   extraordinary gains or losses; and

         (6)   the cumulative effect of a change in accounting principles.

         Notwithstanding the foregoing, for the purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets (including any sale of an Investment) to Scotsman or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

         "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Scotsman and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of Scotsman for which financial statements are available, as (1) the par or stated value of all outstanding Capital Stock of Scotsman plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

         "Credit Agreement" means, collectively, the Credit Agreement dated as of May 22, 1997, among Scotsman Holdings, Scotsman, the Lenders, BT Commercial Corporation as agent, and Bankers Trust Company, as Issuing Bank (including any guarantee agreements and related security documents), in each case as such agreements or documents may be amended (including any amendment, restatement or restructuring thereof), supplemented or otherwise modified or replaced from time to time, including any agreement extending the maturity of, refunding, refinancing, increasing the amount available under or replacing such agreement or document or any successor or replacement agreement or document and whether by the same or any other agent, lender or group of lenders.

         "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.


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

         "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 123rd day following the Stated Maturity of the Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control."

         "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense, plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of Scotsman and its consolidated Restricted Subsidiaries, (b) depreciation expense of Scotsman and its consolidated Restricted Subsidiaries, (c) amortization expense of Scotsman and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),
(d) all other non-cash charges of Scotsman and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period),
(e) income attributable to discontinued operations and (f) any cash charges (including from the write-up of assets) or write-offs associated with the transactions contemplated by the Recapitalization and the financing thereof. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Scotsman by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

         "Eligible Accounts Receivable" has the meaning specified in the Credit Agreement.

         "Eligible Rental Equipment" has the meaning specified in the Credit Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) statements and pronouncements of the Financial Accounting Standards Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

         "guarantee" means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect,


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contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

         "Guarantee" means the guarantee of the notes by the Guarantors.

         "Guarantor" means, individually and collectively, (1) each Significant Subsidiary, whether formed or acquired after the Issue Date and (2) any Subsidiary, whether formed or acquired after the Issue Date, that guarantees any Indebtedness outstanding under the Credit Agreement; PROVIDED, HOWEVER, that any Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument in existence at the time such Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction; PROVIDED, FURTHER that if any Guarantor is released from its guarantee of the outstanding Indebtedness of Scotsman under the Credit Agreement and the pledge by it, directly or indirectly, of any of its assets as security for such Indebtedness at a time when no Default or Event of Default has occurred and is continuing, such Guarantor shall be automatically released from its obligations as a Guarantor and, from and after such date, such Guarantor shall cease to constitute a Guarantor; AND PROVIDED, FURTHER that the Subordinated Guarantor shall not be a Guarantor except to the extent permitted below. Notwithstanding the foregoing, any Subsidiary that is a Securitization Subsidiary or is designated an Unrestricted Subsidiary and that, in each case, does not guarantee or so pledge any of its assets as security for any Indebtedness under the Credit Agreement shall not be required to become a Guarantor. If permitted by the holders of the then outstanding Subordinated Guarantor Senior Indebtedness, the Subordinated Guarantor may notify the Trustee that it desires to become a Guarantor. In such case, the subordination provisions with respect to the Subordinated Guarantee shall cease to apply and the guarantee of the Subordinated Guarantee shall be amended to have terms substantially equivalent to those of a Guarantee.

         "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

         "Holder" or "Noteholder" means the Person in whose name a note is registered on the Registrar's books.

         "Incur" means issue, assume, guarantee, incur or otherwise become liable for Indebtedness or Capital Stock; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

         "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

         (1) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;


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

         (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

         (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

         (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th day following payment on the letter of credit);

         (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

         (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

         (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

         (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

         The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; PROVIDED, HOWEVER, that the amount outstanding at any time of any Indebtedness Incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

         "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect Scotsman or any Restricted Subsidiary against fluctuations in interest rates.

         "Investment" in any Person means any direct or indirect advance (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), loan or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (1) "Investment" shall include the portion (proportionate to Scotsman's equity interest in such Subsidiary) of the fair market value of the net assets


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

of any Subsidiary of Scotsman at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Scotsman shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Scotsman's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Scotsman's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

         "Issue Date" means May 22, 1997, the date on which the existing notes were originally issued under the indenture.

         "Issuer" means Williams Scotsman, Inc. and its successors.

         "Lenders" has the meaning specified in the Credit Agreement.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

         "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, all broker's and finder's fees and expenses, all investment banking fees and expenses, employee severance and termination costs, and trade payable and similar liabilities solely related to the assets sold or otherwise disposed of and required to be paid by the seller as a result thereof), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (2) all relocation expenses relating to any Rental Equipment incurred as a result thereof, (3) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, (4) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (5) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Scotsman or any Restricted Subsidiary after such Asset Disposition.

         "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Permitted Business" means (1) all or any part of the business of selling and leasing mobile offices and modular structures or any other equipment sold or leased to a similar customer base, (2) any other business conducted by Scotsman or its Restricted Subsidiaries on the Issue Date and (3) any business or services related, ancillary or complementary to such businesses.


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

         "Permitted Holders" means (1) The Cypress Group L.L.C., Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Keystone, Inc., FW Strategic Partners, L.P., Scotsman Partners, L.P. and any Person who on the Issue Date is an Affiliate of any of the foregoing, (2) any Person who is a member of the senior management of Scotsman or Scotsman Holdings and a stockholder of Scotsman Holdings on the Issue Date and (3) an affiliate of BT Securities Corporation, Odyssey and any Person who is an Affiliate on the Issue Date of either of them.

         "Permitted Investment" means an Investment by Scotsman or any Restricted Subsidiary in (1) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Scotsman or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Permitted Business; (3) Temporary Cash Investments; (4) Investments existing on the Issue Date; (5) receivables owing to Scotsman or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as Scotsman or any such Restricted Subsidiary deems reasonable under the circumstances; (6) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (7) loans or advances to employees made in the ordinary course of business consistent with past practices of Scotsman or such Restricted Subsidiary; (8) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Scotsman or any Restricted Subsidiary or in satisfaction of judgments; (9) Investments made in connection with any Asset Disposition or other sale, lease, transfer or other disposition permitted under the indenture; (10) Investments made in Scotsman Holdings by Scotsman, the proceeds of which enable Scotsman Holdings to fund the transactions contemplated by the Recapitalization (including the payment of fees and expenses), to pay interest and principal on the Promissory Notes and to pay interest on and to repurchase, redeem, defease or pay on maturity any Scotsman Holdings Notes (including any accrued interest, principal and premium, if any, thereon) (to the extent not repurchased as part of the Recapitalization); and
(11) additional Investments in an aggregate amount which, together with all other Investments made pursuant to this clause that are then outstanding, does not exceed $20.0 million.

         "Permitted Liens" means (a) Liens of Scotsman and its Restricted Subsidiaries securing Indebtedness of Scotsman or any of its Restricted Subsidiaries Incurred under the Credit Agreement to the extent permitted to be Incurred under clause (b)(1) or (b)(14) of the description of the "Limitation on Indebtedness" covenant below; (b) Liens in favor of Scotsman or its Wholly Owned Restricted Subsidiaries; (c) Liens on property of a person existing at the time such person becomes a Restricted Subsidiary of Scotsman or is merged into or consolidated with Scotsman or any Restricted Subsidiary of Scotsman; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and such Liens do not extend to or cover any property other than such property, improvements thereon and any proceeds therefrom; (d) Liens of Scotsman securing Indebtedness of Scotsman incurred under clause (b)(2) or (b)(8) of the description of the "Limitation on Indebtedness" covenant below; (e) Liens of Scotsman and its Restricted Subsidiaries securing Indebtedness of Scotsman or any of its Restricted Subsidiaries (including under a Sale/Leaseback Transaction) permitted to be Incurred under clause (b)(9), (b)(11) or (b)(12) of the description of the "Limitation on Indebtedness" covenant below so long as the Capital Stock, property (real or personal) or equipment to which such Lien attaches solely consists of the Capital Stock, property or equipment which is the subject of such acquisition, purchase, lease, improvement, Sale/Leaseback Transaction and additions and improvements thereto (and the proceeds therefrom); (f) Liens on property existing at the time of acquisition thereof by Scotsman or any Restricted Subsidiary of Scotsman; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such acquisition and such Liens do not extend to or cover any property other than such property, additions and improvements thereon and any proceeds therefrom;


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(g) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety or appeal bonds, government contracts, performance and return of money bonds or other obligations of a like nature incurred in the ordinary course of business; (h) Liens existing on the Issue Date (including, without limitation, Liens securing the Senior Secured Notes) and any additional Liens created under the terms of the agreements relating to such Liens existing on the Issue Date; (i) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (j) Liens incurred in the ordinary course of business of Scotsman or any Restricted Subsidiary with respect to obligations that do not exceed $20.0 million in the aggregate at any one time outstanding and that (1) are not incurred in connection with or in contemplation of the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business by Scotsman or such Restricted Subsidiary; (k) statutory Liens of landlords and warehousemen's, carrier's, mechanics', suppliers', materialmen's, repairmen's or other like Liens (including contractual landlords' liens) arising in the ordinary course of business of Scotsman and its Restricted Subsidiaries; (1) Liens incurred or deposits made in the ordinary course of business of Scotsman and its Restricted Subsidiaries in connection with workers' compensation, unemployment insurance and other types of social security; (m) easements, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Scotsman or any of its Restricted Subsidiaries; (n) Liens securing reimbursement obligations with respect to letters of credit permitted under the covenant entitled "Limitation on Indebtedness" which encumber only cash and marketable securities and documents and other property relating to such letters of credit and the products and proceeds thereof; (o) judgment and attachment Liens not giving rise to an Event of Default; (p) any interest or title of a lessor in the property subject to any Capital Lease Obligation permitted under the covenant entitled "Limitation on Indebtedness"; (q) Liens encumbering the residual interest of Scotsman or any of its Restricted Subsidiaries under any lease of mobile office units, modular structures or similar equipment to third parties (i) that is accounted for as a sale of such units, structures or equipment and (ii) the interest in which lease is sold to a third party financing source on a non-recourse basis; (r) leases or subleases of mobile office units, modular structures or similar equipment granted to others in the ordinary course of business and, consistent with the past practice of Scotsman and its Restricted Subsidiaries and any other lease or sublease not interfering in any material respect with the business of Scotsman and its Restricted Subsidiaries; (s) Liens on cash and cash equivalents posted as margin pursuant to any Hedging Obligations permitted under the covenant entitled "Limitation on Indebtedness";
(t) Liens securing Refinancing Indebtedness to the extent such Liens do not extend to or cover any property of Scotsman not previously subjected to Liens relating to the Indebtedness being refinanced; (u) Liens to secure Indebtedness incurred in a developmental financing provided by a governmental entity which is on terms more favorable than those available (at the time of such financing) from third party sources; PROVIDED that such Liens do not cover any property other than the property subject to such financing, any additions and improvements thereon and the proceeds therefrom; (v) Liens on pledges of the capital stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary; or (w) Liens on Units and Related Assets securing Indebtedness or otherwise permitted to be incurred in each case, with a Permitted Units Financing.

         "Permitted Secured Indebtedness" means Indebtedness of Scotsman or any Restricted Subsidiary permitted to be incurred or outstanding under the indenture which is secured by a Permitted Lien.

         "Permitted Units Financing" means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases Units and Related Assets from Scotsman or any Restricted Subsidiary and finances such Units and Related Assets through the issuance of indebtedness or equity


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

interests or through the sale of the Units and Related Assets or a fractional undivided interest in the Units and Related Assets; PROVIDED that (1) the Board of Directors shall have determined in good faith that such Permitted Units Financing is economically fair and reasonable to Scotsman and the Securitization Subsidiary; (2) all sales of Units and Related Assets to or by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors of Scotsman); (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of Scotsman); (4) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to Scotsman or any Restricted Subsidiary (other than (1) recourse of customary representations, warranties, covenants and indemnities relating solely to title, use or condition of the Units and Related Assets subject thereto and the Capital Stock of the Securitization Subsidiary and (2) as permitted under clause (b)(10)(B) of the description of the "Limitation on Indebtedness" covenant below) and (v) neither Scotsman nor any Restricted Subsidiary has any obligation to maintain or preserve the Securitization Subsidiary's financial condition.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

         "principal" of a note means the principal of the note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

         "Public Equity Offering" means an underwritten primary public offering of common stock or common equity of Scotsman, Scotsman Holdings or any other Person that directly or indirectly owns 100% of the common stock of Scotsman pursuant to an effective registration statement under the Securities Act.

         "Recapitalization" has the meaning set forth in the offering memorandum dated May 16, 1997 relating to the original issuance of the existing notes.

         "Recapitalization Agreement" means the Recapitalization Agreement dated as of April 11, 1997 among Scotsman Holdings, Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Keystone, Inc., FW Strategic Partners, L.P., Odyssey Partners, L.P. and certain other stockholders of Scotsman Holdings, as the same may from time to time be amended, modified or supplemented.

         "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Scotsman or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal


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

amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of Scotsman or (y) Indebtedness of Scotsman or Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

         "Rental Equipment" means all mobile office units or other equipment held for rental (or at the time being rented) or sale by Scotsman and its Restricted Subsidiaries in the ordinary course of business.

         "Representative" means, for any issue of Subordinated Guarantor Senior Indebtedness, the agent trustee or similar representative for the holders of the respective issue of such Indebtedness or, in the absence of any such representative, the holders of a majority of the outstanding amount of such Subordinated Guarantor Senior Indebtedness.

         "Restricted Payment" with respect to any Person means (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any such payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Scotsman or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Scotsman or Scotsman Holdings held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Scotsman (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Scotsman that is not Disqualified Stock), (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (4) the making of any Investment (other than a Permitted Investment) in any Person.

         "Restricted Subsidiary" means any Subsidiary of Scotsman that is not an Unrestricted Subsidiary.

         "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Scotsman or a Restricted Subsidiary transfers such property to a Person and Scotsman or a Restricted Subsidiary leases it from such Person.

         "Scheduled Asset Dispositions" means an Asset Disposition of any of the real property and any equipment located at sites in Berlin, New Jersey, North East, Maryland and Lawrenceville, Georgia on the Issue Date.

         "Scotsman Holdings" means Scotsman Holdings, Inc. and its successors.

         "SEC" means the Securities and Exchange Commission.

         "Secured Indebtedness" means any Indebtedness of Scotsman or a Restricted Subsidiary secured by a Lien.


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

         "Securitization Subsidiary" means a Subsidiary (all the Voting Stock (other than directors' qualifying shares) of which is owned by Scotsman or one or more Wholly Owned Subsidiaries) which is established for the limited purpose of acquiring and financing Units and Related Assets and engaging in activities ancillary thereto; PROVIDED, HOWEVER, that the Subordinated Guarantor shall not be a Securitization Subsidiary.

         "Senior Secured Notes" means Scotsman's 9 1/2% Senior Secured Notes due 2000.

         "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Scotsman within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

         "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to a mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

         "Subordinated Guarantee" means the subordinated guarantee of the Notes by the Subordinated Guarantor.

         "Subordinated Guarantor" means Willscot Equipment, LLC.

         "Subordinated Guarantor Senior Indebtedness" means (1) all Indebtedness of the Subordinated Guarantor Incurred pursuant to the Credit Agreement (whether Incurred pursuant to clause (b)(1) or (b)(14) or Incurred pursuant to clause
(b)(7) in respect of Indebtedness Incurred pursuant to clause (b)(1) or (b)(14) as described below under "--Certain Covenants--Limitation on Indebtedness"), and all Indebtedness under any guarantee by the Subordinated Guarantor of Indebtedness described above incurred by Scotsman or any Guarantor, and all expenses, fees, reimbursements, indemnities, unpaid drawings, interest (including interest at the contract rate accruing on or after the filing of any petition in bankruptcy or reorganization relating to Scotsman or the Subordinated Guarantor whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts owing in respect thereof and (2) all Indebtedness of the Subordinated Guarantor incurred pursuant to clause
(b)(2) or (b)(8) or incurred pursuant to clause (b)(7) in respect of Indebtedness incurred pursuant to clause (b)(2) or (b)(8) described below under "--Certain Covenants--Limitation on Indebtedness," and all Indebtedness under any guarantee thereof by the Subordinated Guarantor, and all expenses, fees, reimbursements, indemnities and other amounts owing with respect thereto; provided, that Subordinated Guarantor Senior Indebtedness will not be deemed to include (a) any Indebtedness, guarantee or obligation of the Subordinated Guarantor which is expressly subordinate or junior by its terms in any respect to any other Indebtedness, guarantee or obligations of the Subordinated Guarantor or (b) that portion of any Indebtedness incurred in violation of the "Limitation of Indebtedness" covenant; PROVIDED, FURTHER, that clause (b) of the immediately preceding proviso shall not apply to any Indebtedness which the respective lenders believe at the time of the extension thereof, was permitted to be incurred in accordance with the "Limitation Indebtedness" covenant so long as Scotsman or its respective Subsidiary which was the direct obligor thereon represented, at the time of such extension of credit, that such extension did not violate the provisions of the indenture.

         "Subordinated Indebtedness" means any Indebtedness of Scotsman or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred), as the case may be, which is subordinate or junior in right of payment to the Notes or the Guarantor's Guarantee, as the case may be, pursuant to a written agreement to that effect.


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

         "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person,
(2) such Person and one or more Subsidiaries of such Person or (3) one more Subsidiaries of such Person.

         "Tax Sharing Agreement" means any tax sharing agreement between Scotsman and Scotsman Holdings or any other Person with which Scotsman is required to, or is permitted to, file a consolidated tax return or with which Scotsman is or could be part of a consolidated group for tax purposes.

         "Temporary Cash Investments" means any of the following:

         (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

         (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor,

         (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

         (4) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Scotsman) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-l" (or higher) according to Moody's Investors Service, Inc. or "A-l" (or higher) according to Standard and Poor's Ratings Group, and

         (5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

         "Units and Related Assets" means mobile office units, modular structures or other equipment leased or sold to a similar customer base, leases, general intangibles and other similar assets, in each case relating to such mobile office units, modular structures or other equipment, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all of the foregoing.

         "Unrestricted Subsidiary" means (1) any Subsidiary of Scotsman that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary; PROVIDED, HOWEVER, that the Subordinated Guarantor shall not be, or be designated as, an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of Scotsman (including any newly acquired or newly formed Subsidiary) to be an Unrestricted


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

Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Scotsman or any other Subsidiary of Scotsman that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary (other than a Guarantor) to be a Restricted Subsidiary; PROVIDED, HOWEVER that immediately after giving effect to such designation (x) Scotsman could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be by Scotsman to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

         "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at Scotsman's option.

         "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Scotsman or one or more Wholly Owned Subsidiaries.

CERTAIN COVENANTS

         The indenture contains covenants including, among others, the following:

         LIMITATION ON INDEBTEDNESS. (a) Scotsman shall not, and shall not permit its Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; PROVIDED, HOWEVER that Scotsman may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

         (b) Notwithstanding the foregoing paragraph (a), Scotsman and its Restricted Subsidiaries may Incur any or all of the following Indebtedness:

                (1) Indebtedness of Scotsman Incurred pursuant to the Credit Agreement; PROVIDED, HOWEVER, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of $300 million or the sum of
         (1) 75% of the net book value of Eligible Rental Equipment of Scotsman and its Restricted Subsidiaries and (2) 85% of the book value of the Eligible Accounts Receivable of Scotsman and its Restricted Subsidiaries (less (1) the amount of net proceeds which have been received in connection with a Permitted Unit Financing permitted under clause (b)(13)(1) of this covenant (provided that such reduction shall apply only to the extent of any outstanding balance on such financing and for so long as such Permitted Units Financing is in effect) and (2) the amount of any outstanding Attributable Debt incurred under clause
         (b)(12) of this covenant);


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

                (2) Indebtedness of Scotsman Incurred pursuant to an Interest Rate Agreement or Currency Agreement entered into with any of the Lenders directly related to (as determined in good faith by Scotsman) Indebtedness Incurred pursuant to the Credit Agreement;

                (3) Indebtedness owed to and held by Scotsman or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary, or any subsequent transfer of such Indebtedness (other than to Scotsman or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

                (4) the notes and the Exchange Notes and the Guarantees thereof;

                (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (b)(1), (2), (3) and (4) of this covenant);

                (6) Indebtedness or Preferred Stock of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Scotsman (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transaction pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Scotsman); PROVIDED, HOWEVER, that on the date of such acquisition and after giving effect thereto, Scotsman would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) above;

                (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clause (a) or pursuant to clause (b)(2), (4), (5), (6), (8) or (12) or this clause (b)(7); PROVIDED, HOWEVER, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Restricted Subsidiary described in clause (b)(6), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;

                (8) Hedging Obligations consisting of Interest Rate Agreements directly related (as determined in good faith by Scotsman) to Indebtedness permitted to be Incurred by Scotsman and its Restricted Subsidiaries pursuant to the indenture and Currency Agreements Incurred in the ordinary course of business;

                (9) Indebtedness (including Capitalized Lease Obligations) of Scotsman or any Restricted Subsidiary financing the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in each case Incurred no more than 180 days after such purchase, lease or improvement of such property, and any Refinancing Indebtedness in respect of such Indebtedness; PROVIDED, HOWEVER, that at the time of the Incurrence of such Indebtedness and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (b)(9) and then outstanding shall not exceed the greater of $40 million and 10% of Adjusted Consolidated Assets;

                (10) (A) Any guarantee by Scotsman of Indebtedness of any Restricted Subsidiary (other than the Subordinated Guarantor) so long as the Incurrence of such Indebtedness Incurred by such Restricted Subsidiary is permitted under the terms of the indenture and any guarantee by any Restricted Subsidiary of Indebtedness of Scotsman Incurred pursuant to clause (a) or clause (b)(1), (2), (4), (5), (8),
         (9), (11), (12) or (14) or clause (b)(7) in respect of Indebtedness of Scotsman Incurred pursuant to clause (b)(1), (2), (4), (5), (8) or (12) or (B) any guarantee of


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

         Scotsman or a Restricted Subsidiary of Indebtedness of an Unrestricted Subsidiary or a Securitization Subsidiary provided that such guarantee is recourse only to the Capital Stock of such Unrestricted Subsidiary or Securitization Subsidiary (and the proceeds therefrom);

                (11) Indebtedness of Scotsman or any Guarantor Incurred in connection with the acquisition of a Permitted Business and any Refinancing Indebtedness in respect of such Indebtedness; PROVIDED, HOWEVER that the aggregate amount of Indebtedness Incurred pursuant to this clause (b)(11) and then outstanding shall not exceed $10 million;

                (12) Attributable Debt in respect of a Sale/Leaseback Transaction entered into by Scotsman or any Restricted Subsidiary on or before December 31, 1998 in respect of Rental Equipment; PROVIDED, HOWEVER, that at the time of the incurrence of such Attributable Debt and after giving effect thereto, the aggregate principal amount of all Attributable Debt incurred pursuant to this clause (12) and then outstanding shall not exceed $50 million;

                (13) Indebtedness of a Securitization Subsidiary pursuant to a Permitted Units Financing, PROVIDED that after giving effect to the Incurrence thereof, either (1) the amount of net proceeds to be received in such Permitted Units Financing and any net proceeds for all previous Permitted Units Financing (only to the extent of any outstanding balance on such financing and for so long as any such Permitted Units Financings is in effect) does not exceed the greater of $300 million or the sum of (A) 75% of the net book value of Eligible Rental Equipment of Scotsman and its Restructured Subsidiaries and (B) 85% of the book value of the Eligible Accounts Receivable of Scotsman and its Restructured Subsidiaries or (2) Scotsman could Incur at least $1.00 of Indebtedness under clause (a) of this covenant; and

                (14) Indebtedness of Scotsman, any Guarantor or the Subordinated Guarantor (which may be but need not be issued pursuant to the Credit Agreement) in an aggregate principal amount which, together with all other Indebtedness of Scotsman, any Guarantor or the Subordinated Guarantor outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (b)(1) through (13) above or paragraph (a)) does not exceed $50 million.

         (c) For purposes of determining compliance with the foregoing covenant,
(1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (including subclauses of different types of Indebtedness in clause (b) above), Scotsman, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses (or subclauses) and (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above (including subclauses of different types of Indebtedness in clause (b) above).

         (d) Notwithstanding paragraphs (a) and (b) above, Scotsman shall not Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Indebtedness, unless such Indebtedness is expressly subordinated in right of payment to the notes and the Exchange Notes or (2) any Secured Indebtedness (other than Permitted Secured Indebtedness) unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

         (e) Notwithstanding paragraphs (a) and (b) above, a Guarantor shall not Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Indebtedness of such Guarantor, unless such Indebtedness is expressly subordinated in right of payment to such Guarantor's Guarantee of the notes and the Exchange Notes or (2) any Secured Indebtedness (other than Permitted Secured Indebtedness) unless contemporaneously therewith effective provision is made to


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secure such Guarantor's Guarantee of the notes equally and ratably with such
Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

         (f) Notwithstanding paragraphs (a) and (b) above, the Subordinated Guarantor shall not incur (1) any Indebtedness if such Indebtedness is expressly by its terms subordinate or junior in right of payment to any Indebtedness of the Subordinated Guarantor and senior in respect of payment to the Subordinated Guarantee; or (2) any Indebtedness other than Subordinated Guarantor Senior Indebtedness and Indebtedness permitted to be Incurred by a Restricted Subsidiary pursuant to paragraph (b) above.

         LIENS. The indenture provides that neither Scotsman nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset of Scotsman or any Restricted Subsidiary whether now owned or hereafter acquired, or on any income or profits therefrom or assign or otherwise convey any right to receive income or profits therefrom except, in each case, Permitted Liens.

         LIMITATION ON RESTRICTED PAYMENTS. (a) Scotsman shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to, make a Restricted Payment if at the time Scotsman or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) Scotsman is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

                  (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

                  (B) the aggregate Net Cash Proceeds received by Scotsman from the issuance or sale of its Capital Stock (other than Disqualified Stock) and the aggregate cash received by Scotsman as a capital contribution from its shareholders, in each case subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Scotsman and other than an issuance or sale to an employee stock ownership plan or to a trust established by Scotsman or any of its Subsidiaries for the benefit of its employees);

                  (C) the amount by which Indebtedness of Scotsman is reduced on Scotsman's balance sheet upon the conversion or exchange (other than by a Subsidiary of Scotsman) subsequent to the Issue Date, of any Indebtedness of Scotsman for Capital Stock (other than Disqualified Stock) of Scotsman (less the amount of any cash, or the fair value of any other property (other than such Capital Stock), distributed by Scotsman upon such conversion or exchange);

                  (D) an amount equal to the sum of (1) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets (including any sale of such Investment), in each case to Scotsman or any Restricted Subsidiary, and
         (2) the portion (proportionate to Scotsman's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Person (including any Unrestricted Subsidiary), the amount of Investments


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         previously made in such Person (and treated as a Restricted Payment) by
         Scotsman and the Restricted Subsidiaries; and

                  (E) $15 million.

         (b) The provisions of the foregoing paragraph (a) shall not prohibit:

                  (1) (x) any Restricted Payment made on the Issue Date to fund the transactions contemplated by the Recapitalization (including fees and expenses), (y) any Restricted Payment made to fund Scotsman Holdings' payment of interest and principal on the Promissory Notes, and to fund interest on, and the redemption, repurchase, defeasance or payment upon maturity of the Scotsman Holdings Notes after the Issue Date (including any accrued interest, principal and premium thereon) and (z) any other Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, Capital Stock of Scotsman (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Scotsman or an employee stock ownership plan or to a trust established by Scotsman or any of its Subsidiaries for the benefit of its employees); PROVIDED, HOWEVER, that (A) each such Restricted Payment described in clauses (x), (y) and (z) shall be excluded in the calculation of the amount of Restricted Payments and
         (B) if applicable, the Net Cash Proceeds of each such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

                  (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness or Capital Stock of Scotsman which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from the calculation of the amount of Restricted Payments;

                  (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments;

                  (4) the repurchase of shares of, or options to purchase shares of, common stock of Scotsman Holdings, Scotsman or any of their respective Subsidiaries from employees, former employees, directors or former directors of Scotsman Holdings, Scotsman or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the board of directors of Scotsman Holdings or Scotsman under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock (or any Restricted Payment made to Scotsman Holdings solely to fund such payments at the time made such payments); PROVIDED, HOWEVER, that the aggregate amount of such repurchases or Restricted Payments shall not exceed $2,000,000 in any calendar year; PROVIDED, FURTHER, HOWEVER, that such repurchases or Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments;

                  (5) following the initial Public Equity Offering, dividends or Common Stock buybacks by Scotsman Holdings, Scotsman or another issuer in an aggregate amount in any year not to exceed 6% of the aggregate Net Cash Proceeds received by Scotsman in connection with such initial Public Equity Offering and any subsequent Public Equity Offering (or any Restricted


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

         Payment made to Scotsman Holdings or such other issuer solely to fund at the time made such payments); PROVIDED, HOWEVER, that at the time of payment of such dividends, no other Default shall have occurred and be continuing (or result therefrom); PROVIDED, FURTHER, HOWEVER, that such dividends or common stock buybacks shall be included in the calculation of the amount of Restricted Payments;

                  (6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; PROVIDED, HOWEVER, that such repurchase shall be excluded from the calculation of the amount of Restricted Payments;

                  (7) any payment by Scotsman to Scotsman Holdings pursuant to the Tax Sharing Agreement; PROVIDED, however, that the amount of any such payment shall not exceed the amount of taxes that Scotsman would have been liable for on a stand-alone basis; PROVIDED, FURTHER, HOWEVER, that such dividends shall be excluded in the calculation of the amount of Restricted Payments; and

                  (8) dividends to Scotsman Holdings to the extent required to pay for general corporate and overhead expenses incurred by Scotsman Holdings; PROVIDED, HOWEVER, that such dividends shall not exceed $1,000,000 in any calendar year; PROVIDED, FURTHER, HOWEVER that such dividends shall be excluded from the calculation of the amount of Restricted Payments.

         LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. Scotsman shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to Scotsman or a Restricted Subsidiary or pay any Indebtedness owed to Scotsman, (b) to make any loans or advances to Scotsman or (c) to transfer any of its property or assets to Scotsman, except:

         (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Credit Agreement and related security documents and the Senior Secured Notes and any related agreements);

         (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Scotsman (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Scotsman) and outstanding on such date;

         (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements;

         (4) any such encumbrance or restriction consisting of customary non-assignment or subletting provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;


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

         (5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

         (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or any assets of such Restricted Subsidiary pending the closing of such sale or disposition;

         (7) any encumbrance or restriction pursuant to an agreement entered into after the Issue Date governing Indebtedness incurred by a Restricted Subsidiary in compliance with the covenant described under "Limitation on Indebtedness"; PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to any Restricted Subsidiary contained in any such agreement are no less favorable to the Holders of the notes than encumbrances and restrictions with respect to such Restricted Subsidiary in the Credit Agreement on the Issue Date;

         (8) any encumbrance or restriction pursuant to an agreement with a governmental entity providing for developmental financing on terms which are more favorable (at the time such agreement is entered into) than those available from third party financing sources;

         (9) with respect to a Securitization Subsidiary, an agreement relating to Indebtedness of a Securitization Subsidiary which is permitted under "--Limitation on Indebtedness" above or pursuant to an agreement relating to a Permitted Units Financing by a Securitization Subsidiary; or

         (10) the indenture.

         LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) In the event and to the extent that the Net Available Cash received by Scotsman or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date in any period of 12 consecutive months exceeds the greater of $40 million or 10% of Adjusted Consolidated Assets as of the beginning of such 12-month period, then Scotsman shall (1) no later than 360 days after the date such Net Available Cash so received exceeds such $40 million or 10% of Adjusted Consolidated Assets (A) apply an amount equal to such excess Net Available Cash to repay any Indebtedness (other than Subordinated Indebtedness) of Scotsman or of any Restricted Subsidiary, in each case owing to a Person other than Scotsman or any Affiliate of Scotsman, or (B) invest or commit to invest an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets; PROVIDED, HOWEVER that in the case of any commitment to invest, such investment must be made within six months thereafter, and any amount not so invested shall be treated as Excess Proceeds (as defined below); and (2) apply such excess Net Available Cash (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of the covenant described hereunder. The amount of such excess Net Available Cash required to be applied during the applicable period and not applied as so required by the end of such period shall constitute "Excess Proceeds."

         If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $20 million, Scotsman must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment").

         Scotsman will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess


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

Proceeds are received by Scotsman under the covenant described hereunder and Scotsman is required to repurchase notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Scotsman shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

         (b) In the event of the transfer of substantially all (but not all) the property and assets of Scotsman as an entirety to a Person in a transaction permitted by the covenant described under "--Merger and Consolidation," the Successor Issuer (as defined therein) shall be deemed to have sold the properties and assets of Scotsman not so transferred for purposes of the covenant described hereunder, and shall comply with the provisions of the covenant described hereunder with respect to such deemed sale as if it were an Asset Disposition, and the Successor Company shall be deemed to have received Net Available Cash in an amount equal to the fair market value (as determined in good faith by the Board of Directors) of the properties and assets not so transferred or sold.

         LIMITATION ON AFFILIATE TRANSACTIONS. (a) Scotsman shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of Scotsman (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to Scotsman or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $5.0 million, (i) are set forth in writing and
(ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, have been determined by a nationally recognized accounting or investment banking firm (an "Independent Financial Advisor") to be fair, from a financial standpoint, to Scotsman and its Restricted Subsidiaries. Notwithstanding clause (2)(ii) above, in the event that there are less than two members of the Board of Directors not having a personal stake in any Affiliate Transaction, such Affiliate Transaction shall be permitted to exist so long as an Independent Financial Advisor has determined the terms of such Affiliate Transaction to be fair, from a financial standpoint, to Scotsman and its Restricted Subsidiaries.

         (b) The provisions of the foregoing paragraph (a) shall not prohibit
(1) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments" or a Permitted Investment in Scotsman Holdings as described in clause (10) of such definition, (2) any issuance of securities, or other payments, benefits, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (3) the grant of stock options or similar rights to employees and directors of Scotsman pursuant to plans approved by the Board of Directors, (4) loans or advances to employees in the ordinary course of business in accordance with the past practices of Scotsman or its Restricted Subsidiaries, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time,
(5) the payment of reasonable fees to directors of Scotsman and its Restricted Subsidiaries who are not employees of Scotsman or its Restricted Subsidiaries,
(6) any Tax Sharing Agreement; PROVIDED, HOWEVER, that the aggregate amount payable by Scotsman pursuant thereto shall not exceed the amount of taxes that Scotsman would have been liable for on a stand-alone basis, (7) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of Scotsman and its Restricted Subsidiaries, in each case in the ordinary course of business, (8) any employment, noncompetition or confidentiality agreement entered into by Scotsman and its Restricted Subsidiaries with its employees in the ordinary course of business, (9) the payment by Scotsman of fees, expenses and other amounts to the Permitted Holders and their respective Affiliates in connection with the Recapitalization, (10) payments by Scotsman or any of its Restricted Subsidiaries to the Permitted Holders (described in clause (1) of such definition) and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement, or in respect of other investment banking activities, in each case as determined by the Board of Directors in good faith, (11) any Affiliate Transaction between Scotsman and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (12) any Affiliate Transaction between Scotsman and a Restricted Subsidiary or between Restricted Subsidiaries, in each and approved by the Board of Directors in good faith, (13) execution, delivery and performance by Scotsman Holdings, Scotsman and any Subsidiary or Scotsman Holdings or Scotsman of the Recapitalization Agreement as in effect on the Issue Date, (14) the pledge of any Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof and (15) transactions in connection with a Permitted Units Financing (as to which the Board approval requirements, in the definition of Permitted Units Financing will apply).

         CHANGE OF CONTROL. (a) Upon a Change of Control, if either (1) Scotsman does not redeem the notes as described in "Optional Redemption" or (2) such Change of Control occurs after June 1, 2002, Scotsman will be required to make an offer to repurchase the notes at a purchase price equal to 101% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated in paragraph (b) below.

         (b) Within 30 days following any Change of Control (unless Scotsman has mailed a redemption notice with respect to all the outstanding Notes in connection with such Change of Control), Scotsman shall mail or cause to be mailed a notice to each Holder with a copy to the trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require Scotsman to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);
(2) the circumstances and relevant facts regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by Scotsman, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

         (c) Scotsman shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Scotsman shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

         The Change of Control purchase feature is a result of negotiations between Scotsman and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Scotsman would decide to do so in the future. Subject to the limitations discussed below, Scotsman could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Scotsman's capital structure or credit ratings. Restrictions on the ability of Scotsman to incur additional Indebtedness are contained in the covenant described under "--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

         Future indebtedness of Scotsman may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require Scotsman to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Scotsman. Finally, Scotsman's ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by Scotsman's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

         The provisions under the indenture relative to Scotsman's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

         LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. Scotsman shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (1) to Scotsman or a Wholly Owned Subsidiary or to any director of a Restricted Subsidiary to the extent required as director's qualifying shares, (2) if, immediately after giving effect to such issuance, sale or other disposition, neither Scotsman nor any of its Restricted Subsidiaries owns any Capital Stock of such Restricted Subsidiary, (3) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition or (4) any sale of Capital Stock in connection with a Permitted Units Financing.

         MERGER AND CONSOLIDATION. Scotsman shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person (including Scotsman Holdings), unless: (1) the resulting, surviving or transferee Person (the "Successor Issuer") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Issuer (if not Scotsman) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of Scotsman under the notes and the indenture; (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any Subsidiary as a result of such transaction as having been Incurred by such Successor Issuer or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Successor Issuer would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; (4) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Scotsman prior to such transaction; and (5) Scotsman shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture. Notwithstanding clause (2) above, a Wholly Owned Subsidiary (other than the Subordinated Guarantor) may be consolidated with or merged into Scotsman and Scotsman may consolidate with or merge with or into (A) another Person, if such Person is a single purpose corporation that has not conducted any business or Incurred any Indebtedness or other liabilities and such transaction is being consummated solely to change the state of incorporation of Scotsman and (B) Scotsman Holdings; PROVIDED, HOWEVER, that, in the case of clause (B), (x) Scotsman Holdings shall not have owned any assets other than the Capital Stock of Scotsman (and other immaterial assets incidental to its ownership of such Capital Stock) or conducted any business other than owning the Capital Stock of Scotsman, (y) Scotsman Holdings shall not have any


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Indebtedness or other liabilities (other than ordinary course liabilities incidental to its ownership of the Capital Stock of Scotsman) and (z) immediately after giving effect to such consolidation or merger, the Successor Company shall have a pro forma Consolidated Coverage Ratio that is not less than Consolidated Coverage Ratio of Scotsman immediately prior to such consolidation or merger; AND, PROVIDED FURTHER, that the Subordinated Guarantor may be consolidated with, may be merged into or may transfer all or substantially all its assets to Scotsman with the consent of the holders of all Subordinated Guarantor Senior Indebtedness outstanding (in which case, if such consent has been given, the Subordinated Guarantee (including, the subordination provisions described above) shall terminate and be extinguished).

         The Successor Company shall be the successor to Scotsman and shall succeed to, and be substituted for, and may exercise every right and power of, Scotsman under the indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

         Each Guarantor shall not and Scotsman shall not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person other than Scotsman or any other Guarantor, unless: (1) the resulting, surviving or transferee Person (the "Successor Guarantor") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not Scotsman) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the Guarantor on the Guarantee and in the indenture; (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (3) immediately after giving effect to such transaction, and the use of any proceeds therefrom on a pro forma basis, Scotsman could satisfy the provisions of clauses (3) and
(4) of the first paragraph of this Section.

         Except as provided above, Scotsman shall not permit the Subordinated Guarantor, and the Subordinated Guarantor shall not, consolidate with or merge into or with, or convey, transfer or lease, in any transaction or a series of related transactions, all or substantially all of its assets to any Person; PROVIDED that the Subordinated Guarantor may be consolidated with, merged with or into, or transfer all or substantially all its assets to, any Guarantor with the consent of the holders of all Subordinated Guarantor Senior Indebtedness outstanding (in which case, if such consent has been given, the subordination provisions described above) with respect to the Subordinated Guarantee shall terminate and be extinguished. Notwithstanding the above provisions, the Subordinated Guarantor may lease any or all of its assets to Scotsman or any Wholly Owned Subsidiary of Scotsman at any time.

         SEC REPORTS. Notwithstanding that Scotsman may not be, or may not be required to remain, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Scotsman shall file or continue to file with the SEC and provide the trustee and any Noteholder (upon the request of such Noteholder) with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

         ACTIVITIES OF SCOTSMAN AND ITS RESTRICTED SUBSIDIARIES. Scotsman shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than developing, owning, engaging in and dealing with a Permitted Business.

         ADDITIONAL GUARANTEES. Scotsman will cause each Subsidiary which becomes a Guarantor after the Issue Date (1) to execute and deliver to the trustee a supplemental indenture, in form reasonably


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

satisfactory to the trustee, pursuant to which such Subsidiary shall unconditionally guarantee all of Scotsman's obligations under the notes and the indenture on the terms set forth in the indenture and (2) to deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes of this indenture until it ceases to be such pursuant to the definition of Guarantor contained herein.

         ACTIVITIES OF SUBORDINATED GUARANTOR. Scotsman shall not permit the Subordinated Guarantor to, and the Subordinated Guarantor shall not: (1) engage in any activity other than acquiring, owning, holding, managing, marketing, maintaining, leasing, selling or disposing of Rental Equipment and activities directly incidental thereto (including leasing such Rental Equipment to Scotsman or any of its Subsidiaries) or (2) incur any Indebtedness other than Indebtedness incurred in compliance with the covenant described under "--Limitations on Indebtedness."

         Neither Scotsman nor any of the Restricted Subsidiaries will sell, transfer or otherwise convey to the Subordinated Guarantor any of its or their respective assets other than Rental Equipment (and related leases) which Rental Equipment, at the time of transfer, (x) is not evidenced by a certificate of title under applicable motor vehicle registration, certificate of title and other applicable state laws or (y) if evidenced by a certificate of title as described in preceding clause (x), where counsel to Scotsman is unable to conclude that the notation of a security interest thereon (or another similar procedure) is effective under applicable state law to create a fully perfected security interest therein.

         All Rental Equipment (and related leases) sold, transferred or otherwise conveyed by Scotsman or any of the Restricted Subsidiaries to the Subordinated Guarantor shall be transferred, sold or otherwise conveyed only by way of a capital contribution to the common equity of the Subordinated Guarantor.

         The Subordinated Guarantor is not permitted to have any Subsidiaries.

DEFAULTS

         An Event of Default is defined in the indenture as (1) a default in the payment of interest on the notes when due, continued for 30 days, (2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (including the failure to make a payment to purchase notes tendered pursuant to Change of Control or an Excess Proceeds Payment), (3) the failure by Scotsman to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above, (4) the failure by Scotsman to comply for 30 days after notice with any of its obligations in the covenants described above under "--Certain Covenants" under "--Limitation on Indebtedness," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Restricted Payments," "Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "--Change of Control" (other than a failure to purchase notes), "--SEC Reports," or "--Activities of Subordinated Guarantor,"
(5) the failure by Scotsman to comply for 60 days after notice with its other agreements contained in the indenture, (6) Indebtedness of Scotsman or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the "cross acceleration provision"), (7)(a) certain events of bankruptcy, insolvency or reorganization of Scotsman or (b) certain events of bankruptcy, insolvency or reorganization of a Significant Subsidiary (the "bankruptcy provisions"), (8) any judgment or decree for the payment of money in excess of $25.0 million (net of applicable insurance coverage provided that the insurance carriers have acknowledged coverage) is rendered against Scotsman or any Significant Subsidiary, remains outstanding for a period of 60 days following such


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

judgment and is not discharged, waived or stayed within 10 days after notice or an enforcement proceeding is commenced upon such judgment or decree (the "judgment default provision"), or (9) any of the Guarantees or the Subordinated Guarantee ceases to be in full force and effect or any of the Guarantees or the Subordinated Guarantee is declared to be null and void and unenforceable or any of the Guarantees or the Subordinated Guarantee is found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or any of the Guarantors or the Subordinated Guarantor denies its liability under its Guarantee or the Subordinated Guarantee (other than by reason of release of a Guarantor or the Subordinated Guarantor in accordance with the terms of the indenture). However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify Scotsman of the default and Scotsman does not cure such default within the time specified after receipt of such notice.

         If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Scotsman occurs and is continuing, the principal of and interest on all the notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the Notes and its consequences.

         Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless (1) such holder has previously given the trustee notice that an Event of Default is continuing, (2) holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy, (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense, (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

         The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, Scotsman is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Scotsman also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Scotsman is taking or proposes to take in respect thereof.


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

AMENDMENTS AND WAIVERS

         Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things, (1) reduce the amount of notes whose holders must consent to an amendment, (2) reduce the rate of or extend the time for payment of interest on any note, (3) reduce the principal of or extend the Stated Maturity of any note,
(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "--Optional Redemption" above, (5) make any note payable in money other than that stated in the note, (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, or (8) release any Guarantor or the Subordinated Guarantor from any of its obligations under its Guarantee or Subordinated Guarantee, as the case may be, or the indenture otherwise than in accordance with the terms of the indenture.

         Without the consent of any holder of the notes, Scotsman, the Guarantors, the Subordinated Guarantor and the trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor issuer or guarantor of the obligations of Scotsman, the Guarantor or the Subordinated Guarantor under the indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the notes or to provide for the release of the Subordinated Guarantee as described in the definition of Guarantor, to secure the notes, to add to the covenants of Scotsman, Guarantors or the Subordinated Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon Scotsman, Guarantors or the Subordinated Guarantor, to make any change that does not adversely affect the rights of any holder of the notes or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

         The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

         After an amendment under the indenture becomes effective, Scotsman is required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

         The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. Scotsman may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.


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

DEFEASANCE

         Scotsman may, at its option and at any time may elect to have its obligations and the obligations of the Guarantors and the Subordinated Guarantor discharged with respect to the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Scotsman at any time may terminate its obligations under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the Subordinated Guarantor and the judgment default provision described under "--Defaults" above, the Events of Default specified in clause (4) under "--Defaults" above and the limitations contained in clauses
(3), (4) and (z) in the first paragraph and clause (3) of the third paragraph under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

         Scotsman may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Scotsman exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Scotsman exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "--Defaults" above or because of the failure of Scotsman to comply with clause (3) or (4) under "--Certain Covenants--Merger and Consolidation" above.

         In order to exercise either defeasance option, Scotsman must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, (1) such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law and (2) such Opinion of Counsel shall not be required to be delivered if such legal defeasance occurs within one year of the Stated Maturity of the Notes or the earliest possible optional redemption date for the Notes (June 1, 2002).

CONCERNING THE TRUSTEE

         The Bank of New York is the trustee under the indenture and has been appointed by Scotsman as Registrar and Paying Agent with regard to the notes.

         The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.


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

GOVERNING LAW

         The indenture provides that it, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.







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

                          BOOK-ENTRY, DELIVERY AND FORM

         Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

DEPOSITORY PROCEDURES

         For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, the Euroclear System and Clearstream Banking, S.A. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

         The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company's system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

         The Depository Trust Company has also advised us that, in accordance with its procedures,

         (1) upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

         (2) it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

         The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

         Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositories, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

         The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

         Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

         Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of Williams Scotsman, the trustee or any of our agents, or the trustee's agents has or will have any responsibility or liability for:

         (1) any aspect of The Depository Trust Company's records or any direct or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any direct or indirect participant's records relating to the beneficial ownership interests in any global note or

         (2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

         The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

         Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and Williams Scotsman and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

         Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

         Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

         The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

         Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of Scotsman, the trustee or any of our or the trustee's respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

         A global note will be exchangeable for definitive notes in registered certificated form if:

         (1) requested by a holder of such interests,

         (2) The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 90 days; or

         (3) an Event of Default under the notes has occurred and is continuing and the registrar has received a written request from The Depositary Trust Company to issue definitive notes in certificated form.

         In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.


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

EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

         Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

SAME DAY SETTLEMENT

         We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company's Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company's settlement date.

PAYMENT

         The indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by

         (1) check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or

         (2) transfer to an account maintained by the payee.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

         The following discussion sets forth the opinion of Paul, Weiss, Rifkind, Wharton & Garrison with respect to the expected material United States federal income and estate tax considerations of the exchange of initial notes for exchange notes in accordance with the exchange offer and of the ownership and disposition of those exchange notes by U.S. and non-U.S. holders, each as defined below, who acquire the exchange notes in the exchange offer. The following discussion does not purport to be a full description of all United States federal income and estate tax considerations that may be relevant to the exchange offer or to the holding or disposition of exchange notes and does not address any other taxes that might be applicable to a holder of exchange notes, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. The United States Internal Revenue Service may not take a similar view of these consequences. Further, this discussion does not address all aspects of federal income and estate taxation that may be relevant to particular holders in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, insurance companies, tax-exempt entities, persons holding the initial notes or exchange notes as part of a hedging or conversion transaction, a straddle or a constructive sale and persons whose functional currency is not the United States dollar. The discussion below assumes that the exchange notes are held as capital assets within the meaning of section 1221 of the Internal Revenue Code.

         If an entity that is treated as a partnership for federal income tax purposes holds exchange notes, the tax treatment of its partners or members will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for federal income tax purposes and that entity is holding the exchange notes, you should consult your tax advisor.

         The discussion of the United States federal income and estate tax considerations below is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

         As used in this prospectus, a U.S. holder means a beneficial owner of an exchange note who is, for United States federal income tax purposes:

         o        A citizen or resident of the United States;

         o A corporation created or organized in or under the laws of the United States or of any of its political subdivisions;

         o An estate the income of which is subject to United States federal income taxation regardless of its source; or

         o A trust if either a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

         As used in this prospectus, a non-U.S. holder means a beneficial owner of an exchange note, other than a partnership, who is not a U.S. holder.

EXCHANGE OFFER

         The exchange of the initial notes for the exchange notes pursuant to the exchange offer will not be treated as a taxable event to holders. Consequently, no gain or loss will be realized by a holder upon a receipt of an exchange note, the holding period of the exchange note will include the holding period of the initial note exchanged for such exchange note and the adjusted tax basis of the exchange note will be the same as the adjusted tax basis, immediately before the exchange, of the initial note exchanged for the exchange note.

TAX CONSIDERATIONS FOR U.S. HOLDERS

STATED INTEREST AND ORIGINAL ISSUE DISCOUNT

         Except with respect to pre-issuance accrued interest described below, a U.S. holder generally will be required to include in gross income as ordinary interest income the stated interest on an exchange note at the time that the interest accrues or is received, in accordance with the U.S. holder's regular method of accounting for United States federal income tax purposes.

         A portion of the initial purchase price of each initial note was attributable to the amount of stated interest that had accrued on the initial note prior to the issue date of the initial note. This amount was paid to the holder of each initial note as part of the first payment of stated interest made to holders on June 1, 2002. Consequently, each initial note may be treated by the holder as having been sold initially for an amount that excludes the pre-issuance accrued interest and the portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest to the holder. We intend to treat the pre-issuance accrued interest in the manner described in this paragraph and the remainder of this discussion assumes that holders also will treat the initial notes in this manner.

         The initial notes were issued at a discount from their face amount. If the DE MINIMIS exception described below did not apply, each exchange note would be treated as having been issued with original issue discount in an amount equal to the excess of the stated redemption price at maturity of the exchange note over the issue price of the exchange note, a U.S. holder of an exchange note received in exchange for an initial note acquired by such holder at initial issuance would be required to include that amount of original issue discount in income and a U.S. holder of an exchange note received in exchange for an initial note acquired by such holder after initial issuance also might be required to include an amount of original issue discount in income depending upon and computed by reference to the holder's tax basis in the note immediately after its acquisition, in each case under the constant yield method of accrual, prior to the receipt of payments attributable to such income and regardless of the holder's method of accounting. For purposes of the foregoing, the stated redemption price at maturity of an exchange note will be equal to its stated principal amount, and the issue price of an exchange note will be the first price at which a substantial amount of the initial notes were sold, excluding the pre-issuance accrued interest described above. For purposes of determining issue price, sales to a bond house, broker or similar person acting in the capacity of an underwriter, placement agent or wholesaler to the public are ignored. Because the amount of the original issue discount on the exchange notes is less than a statutorily defined DE MINIMIS amount, the amount of original issue discount on the exchange notes is treated as zero, absent any election by the holder of exchange notes to treat such amount as original issue discount.

MARKET DISCOUNT

         If a U.S. holder purchased an initial note at initial issuance for an amount that is less than its issue price or purchased an initial note after initial issuance but prior to this exchange offer for an amount that was less than the stated principal amount of the note and in either case a DE MINIMIS exception does not apply, the difference will be treated as market discount. If a U.S. holder exchanges an initial note, with respect to which there is market discount, for an exchange note pursuant to the exchange offer, the market discount applicable to the initial note should carry over to the exchange note so received. In that case, unless the U.S. holder makes an election to include market discount in income as it accrues, any partial principal payment on the exchange note, gain realized on the sale, exchange or retirement of the exchange note and unrealized appreciation on some nontaxable dispositions of the exchange note will be treated as ordinary income to the extent of the market discount that has not been previously included in income and that is treated as having accrued on the exchange note prior to the payment or disposition. A U.S. holder also might be required to defer all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the exchange note, unless the U.S. holder has made an election to include the market discount in income as it accrues. Unless the U.S. holder elects to treat market discount as accruing on a constant yield method, market discount will be treated as accruing on a straight line basis over the term of the exchange note. An election made to include market discount in income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

BOND PREMIUM

         If a U.S. holder purchased an initial note prior to this exchange offer for an amount that is in excess of all amounts payable on the initial note after the purchase date, other than payments of qualified stated interest, the excess will be treated as bond premium. If a U.S. holder exchanges an initial note, with respect to which there is bond premium, for an exchange note pursuant to the exchange offer, the bond premium applicable to the initial note should carry over to the exchange note so received. In general, a U.S. holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the qualified stated interest allocable to the accrual period. If, following the offset determination described in the immediately preceding sentence, there is an excess allocable bond premium remaining, that excess may, in some circumstances, be deducted. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. holder and may be revoked only with the consent of the Internal Revenue Service.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

         A U.S. holder's tax basis in an exchange note generally will be the U.S. holder's cost for the initial note, increased by any accrued market discount previously included in income, and decreased by any amortized bond premium and any payments that are not payments of stated interest. A U.S. holder generally will recognize gain or loss on the sale, exchange, retirement or other taxable disposition of an exchange note in an amount equal to the difference between the amount of cash plus the fair market value of any property received, other than any amount received in respect of accrued interest, which will be taxable as ordinary interest income if not previously included in income, and the U.S. holder's tax basis in the exchange note. Subject to the discussion of market discount above, gain or loss recognized on the sale, exchange, retirement or other taxable disposition of an exchange note, including amounts attributable to DE MINIMIS original issue discount in the case of a holder of notes acquired at initial issuance, generally will be capital gain or loss. In the case of a noncorporate U.S. holder, the federal income tax rate applicable to capital gains will depend upon the holder's holding period for the exchange notes, with a preferential rate available for exchange notes held for more than one year, and upon the holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

         Generally, payments of principal or interest on the exchange notes by us or our paying agent to a non-U.S. holder will not be subject to U.S. federal income or income withholding tax, if, in the case of interest:

         o the non-U.S. holder does not actually own, and is not deemed to own under any applicable Treasury regulations, 10% or more of the total voting power of all of our voting stock;

         o the non-U.S. holder is not, for United States federal income tax purposes, a controlled foreign corporation related to us either through actual ownership or deemed to be related to us through ownership under applicable Internal Revenue Code rules;

         o the non-U.S. holder is not a bank whose receipt of interest is described in section 881(c)(3)(A) of the Internal Revenue Code; and

         o either (A) the non-U.S. holder provides us or our agent with an Internal Revenue Service Form W-8BEN, or a suitable substitute form, signed under penalties of perjury, that includes its name and address and certifies as to its non-United States status in compliance with applicable law and Treasury regulations or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the exchange note on behalf of the beneficial owner and provides a statement to us or our agent signed under penalties of perjury in which the organization, bank or financial institution certifies that the form or suitable substitute has been received by it from the non-U.S. holder or from another financial institution acting on behalf of the non-U.S. holder and furnishes us or our agent with a copy.

         In the case of exchange notes held by a foreign partnership, the certification described above normally is provided by the partners as well as by the foreign partnership and the partnership provides other specified information. Other methods might be available to satisfy the certification requirements described above, depending upon the circumstances applicable to the non-U.S. holder.

         If these requirements cannot be met and the requirements applicable to treatment of the interest as effectively connected with the conduct of a United States trade or business described below are not met, a non-U.S. holder will be subject to United States federal income withholding tax at a rate of 30% with respect to payments of interest on the exchange notes, unless the non-U.S. holder provides us with a properly executed Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty.

         A non-U.S. holder generally will not be subject to United States federal income or income withholding tax on gain realized on the sale, exchange, redemption, retirement or other disposition of an exchange note, unless the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and other applicable conditions are met, or the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

         Notwithstanding the above, if a non-U.S. holder is engaged in a trade or business in the United States and if interest on the exchange note or gain realized on the disposition of the exchange note is effectively connected with the conduct of the trade or business, the non-U.S. holder usually will be subject to regular United States federal income tax on the interest or gain in the same manner as if it were a U.S. holder, unless an applicable treaty provides otherwise. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or a lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, with specified adjustments. For this purpose, interest on an exchange note will be included in the foreign corporation's earnings and profits. Even though the effectively connected income is subject to income tax, and may be subject to the branch profits tax, it generally is not subject to income withholding if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

         An exchange note held by an individual non-U.S. holder who at the time of death is not a United States citizen or resident, as defined for United States federal estate tax purposes, will not be subject to United States federal estate taxation as a result of the individual's death unless (A) the individual actually owns, or is deemed to own under any applicable Treasury regulations, 10% or more of the combined voting power of all classes of our stock entitled to vote or (B) interest payments with respect to the note would have been, if received at the time of the individual's death, effectively connected with the conduct by the individual of a trade or business in the United States.

TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS AND NON-U.S. HOLDERS

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Noncorporate U.S. holders generally will be subject to information reporting and might be subject to a backup withholding tax with respect to payments on, and the proceeds of disposition of, an exchange note. Backup withholding will apply only if the U.S. holder:

         o fails to furnish its taxpayer identification number which, for an individual, would be his or her Social Security number;

         o        furnishes an incorrect taxpayer identification number;

         o is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

         o in some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

         Backup withholding and information reporting generally will not apply to payments made by us or our paying agent on an exchange note to a non-U.S. holder if the certification described under "Tax Considerations for Non-U.S. Holders" is provided or the non-U.S. holder otherwise establishes an exemption, and the payor does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied. The payments of proceeds from the disposition of an exchange note to or through a non-United States office of a broker, as defined in applicable Treasury regulations, that is (A) a United States person, (B) a controlled foreign corporation for United States federal income tax purposes, (C) a foreign person 50% or more of whose gross income from all sources for the 3 prior years is from activities effectively connected with the conduct of a United States trade or business or (D) a foreign partnership, if at any time during its tax year, either more than

50% of its income or capital interests are owned by U.S. holders or the partnership is engaged in the conduct of a United States trade or business, will be subject to information reporting requirements unless the broker has documentary evidence in its files of the holder's non-U.S. holder status and has no actual knowledge to the contrary or the non-U.S. holder otherwise establishes an exemption. Backup withholding normally will not apply to any payment of the proceeds from the sale of an exchange note made to or through a foreign office of a broker; however, backup withholding might apply if the broker has actual knowledge that the payee is a U.S. holder. Payments of the proceeds from the sale of an exchange note to or through the United States office of a broker are subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. holder and that other conditions are met or the holder otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied.

         Holders of exchange notes should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining an exemption, if available.

         The amount of any backup withholding will be allowed as a credit against the holder's United States federal income tax liability and might entitle the holder to a refund if the required information is furnished to the Internal Revenue Service.

         THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND OF HOLDING AND DISPOSING OF AN INITIAL NOTE OR AN EXCHANGE NOTE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-UNITED STATES TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October 16, 2002, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 120 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York has passed upon the validity of the exchange notes and related guarantees.

                              INDEPENDENT AUDITORS

         The consolidated financial statements of Williams Scotsman, Inc. at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Commission. We have also filed with the Commission a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and Citicorp Center, 14th Floor, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the Commission. The address of this web site is http://www.sec.gov.

         Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to Williams Scotsman, Inc., Chief Financial Officer, 8211 Town Center Drive, Baltimore, Maryland 21236.

                          INDEX TO FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----

I.  WILLIAMS SCOTSMAN, INC. ANNUAL FINANCIAL STATEMENTS

Report of Independent Auditors...........................................   F-2

Consolidated Balance Sheets as of December 31, 2001 and 2000.............   F-3

Consolidated Statements of Operations for the years ended
   December 31, 2001, 2000 and 1999......................................   F-4

Consolidated Statements of Changes in Stockholder's Deficit for
   the years ended December 31, 2001, 2000 and 1999......................   F-5

Consolidated Statements of Cash Flows for the years ended
   December 31, 2001, 2000 and 1999......................................   F-6

Notes to Consolidated Financial Statements...............................   F-7


II. WILLIAMS SCOTSMAN, INC. INTERIM FINANCIAL STATEMENTS


Consolidated Balance Sheets (unaudited) at March 31, 2002
   and December 31, 2001.................................................   F-24

Consolidated Statements of Operations (unaudited) for the three
   months ended March 31, 2002 and 2001..................................   F-25

Consolidated Statements of Cash Flows (unaudited) for the three
   months ended March 31, 2002 and 2001..................................   F-26

Notes to Consolidated Financial Statements (unaudited)...................   F-28

                         Report of Independent Auditors

Board of Directors
Williams Scotsman, Inc.

We have audited the accompanying consolidated balance sheets of Williams Scotsman, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's deficit and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Williams Scotsman, Inc. and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.



                                                           /s/ Ernst & Young LLP

Baltimore, Maryland
February 20, 2002, except for Note 11 for which the date is March 26, 2002

                    Williams Scotsman, Inc. and Subsidiaries
                           Consolidated Balance Sheets

                                                                               DECEMBER 31
                                                                         2001              2000
                                                                  --------------------------------------
                                                                             (IN THOUSANDS)
ASSETS
Cash                                                                 $         584     $       2,546
Trade accounts receivable, net of allowance for doubtful
   accounts of $1,298 in 2001 and $983 in 2000                              74,336            53,916
Prepaid expenses and other current assets                                   25,628            20,685
Rental equipment, net of accumulated depreciation of
   $178,046 in 2001 and $155,434 in 2000                                   866,867           799,994
Property and equipment, net                                                 73,782            64,766
Deferred financing costs, net                                               10,696            15,408
Goodwill and other intangible assets, net                                  172,057           172,218
Other assets                                                                21,034            16,365
                                                                  --------------------------------------
                                                                     $   1,244,984     $   1,145,898
                                                                  ======================================
LIABILITIES AND STOCKHOLDER'S DEFICIT
Accounts payable and accrued expenses                                $      50,287     $      54,735
Rents billed in advance                                                     25,796            24,757
Revolving credit facility                                                  564,922           500,460
Long-term debt                                                             458,050           458,650
Deferred income taxes                                                      152,670           135,317
                                                                  --------------------------------------
         Total liabilities                                               1,251,725         1,173,919
                                                                  --------------------------------------

Stockholder's deficit:
   Common stock, $.01 par value.  Authorized 10,000,000
     shares; issued and outstanding 3,320,000 shares                            33                33
   Additional paid-in capital                                              126,289           126,567
   Cumulative foreign currency translation adjustment                       (1,505)             (457)
   Retained deficit                                                       (131,558)         (154,164)
                                                                  --------------------------------------
Total stockholder's deficit                                                 (6,741)          (28,021)
                                                                  --------------------------------------
                                                                     $   1,244,984     $   1,145,898
                                                                  ======================================

SEE ACCOMPANYING NOTES.

                    Williams Scotsman, Inc. and Subsidiaries
                      Consolidated Statements of Operations

                                                                   YEAR ENDED DECEMBER 31
                                                             2001            2000            1999
                                                      --------------------------------------------------
                                                                    (IN THOUSANDS EXCEPT
                                                                      PER SHARE AMOUNTS)
REVENUES
Leasing                                                  $    238,151        $220,547      $ 201,820
Sales:
   New units                                                   91,114          73,291         73,001
   Rental equipment                                            22,212          21,571         22,369
Delivery and installation                                      97,342          79,097         71,245
Other                                                          43,437          37,640         37,370
                                                      --------------------------------------------------
         Total revenues                                       492,256         432,146        405,805
                                                      --------------------------------------------------

COST OF SALES AND SERVICES
Leasing:
   Depreciation and amortization                               41,761          36,720         34,553
   Other direct leasing costs                                  43,109          35,373         30,724
Sales:
   New units                                                   75,169          60,268         60,323
   Rental equipment                                            16,886          16,305         17,236
Delivery and installation                                      78,339          59,670         52,359
Other                                                           8,374           6,583          7,421
                                                      --------------------------------------------------
         Total costs of sales and services                    263,638         214,919        202,616
                                                      --------------------------------------------------
        Gross profit                                          228,618         217,227        203,189
                                                      --------------------------------------------------

Selling, general and administrative expenses                   82,516          76,817         71,425
Other depreciation and amortization                            18,845          17,474         15,866
Interest, including amortization of deferred
   financing costs of $5,269, $4,931 and $4,913                85,486          91,860         83,878
Non-cash charge for casualty loss                               1,500              --             --
                                                      --------------------------------------------------
         Total operating expenses                             188,347         186,151        171,169
                                                      --------------------------------------------------


         Income before income taxes                            40,271          31,076         32,020
Income tax expense                                             17,605          14,957         14,713
                                                      --------------------------------------------------
         Net income                                      $     22,666        $ 16,119      $  17,307
                                                      ==================================================

Earnings per common share                                $      6.83         $  4.86       $   5.21
                                                      ==================================================

SEE ACCOMPANYING NOTES.

                    Williams Scotsman, Inc. and Subsidiaries
           Consolidated Statements of Changes in Stockholder's Deficit

                                                                                                 CUMULATIVE
                                                                                                  FOREIGN
                                                               ADDITIONAL                         CURRENCY
                                           COMMON STOCK          PAID-IN        RETAINED        TRANSLATION
                                        SHARES      AMOUNT       CAPITAL        DEFICIT          ADJUSTMENT          TOTAL
                                      -------------------------------------------------------------------------------------------
                                                                         (IN THOUSANDS)
Balance at December 31, 1998                3,320     $  33       $ 124,189      $(187,480)     $       --            $(63,258)
Appreciation in value of stock
  options                                      --        --           1,899             --              --               1,899
Dividends to parent--$.02 per
  share                                        --        --              --            (55)             --                 (55)
Net income                                     --        --              --         17,307              --              17,307
                                      -------------------------------------------------------------------------------------------
Balance at December 31, 1999                3,320        33         126,088       (170,228)             --             (44,107)
Appreciation in value of stock
  options                                      --        --             479             --              --                 479
Dividends to parent--$.02 per
  share                                        --        --              --            (55)             --                 (55)
Foreign currency translation
   adjustment                                  --        --              --             --            (457)               (457)
Net income                                     --        --              --         16,119              --              16,119
                                      -------------------------------------------------------------------------------------------
Balance at December 31, 2000                3,320        33         126,567       (154,164)           (457)            (28,021)
Decrease in value of stock
  options                                      --        --            (278)            --              --                (278)
Dividends to parent--$.02 per
  share                                        --        --              --            (60)             --                 (60)
Foreign currency translation
   adjustment                                  --        --              --             --          (1,048)             (1,048)
Net income                                     --        --              --         22,666              --              22,666
                                      -------------------------------------------------------------------------------------------

Balance at December 31, 2001                3,320     $  33       $ 126,289      $(131,558)     $   (1,505)           $ (6,741)
                                      ===========================================================================================

SEE ACCOMPANYING NOTES.

                    Williams Scotsman, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                                                  YEAR ENDED DECEMBER 31
                                                                       2001                2000                1999
                                                                ------------------------------------------------------------
                                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                         $    22,666       $     16,119         $    17,307
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                                      65,875             59,125              55,332
     Provision for bad debts                                             4,204              3,697               2,254
     Deferred income tax expense                                        17,353             14,703              13,837
     Non-cash option compensation (income)/expense                        (278)               479               1,899
     Gain on sale of rental equipment                                   (5,326)            (5,266)             (5,133)
     Increase in net trade accounts receivable                         (24,624)              (337)            (16,556)
     (Decrease)/increase in accounts payable and accrued
       expenses including reserve for casualty loss                     (5,452)             1,578               9,249
     Other                                                             (13,199)            (3,121)             (5,851)
                                                                ------------------------------------------------------------
Net cash provided by operating activities                               61,219             86,977              72,338
                                                                ------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Rental equipment additions                                            (106,177)          (122,617)           (115,024)
Proceeds from sales of rental equipment                                 22,212             21,571              22,369
Acquisition of businesses, net of cash acquired                        (26,114)            (8,687)            (36,208)
Purchase of property and equipment, net                                (16,347)           (18,571)            (13,860)
                                                                ------------------------------------------------------------
Net cash used in investing activities                                 (126,426)          (128,304)           (142,723)
                                                                ------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt                                                      547,129            493,748            483,525
Repayment of debt                                                      (483,267)          (450,461)          (413,149)
Increase in deferred financing costs                                       (557)                --                (91)
Cash dividends paid                                                         (60)               (55)               (55)
                                                                ------------------------------------------------------------
Net cash provided by financing activities                                63,245             43,232             70,230
                                                                ------------------------------------------------------------
Net (decrease) increase in cash                                          (1,962)             1,905               (155)

Cash at beginning of period                                               2,546                641                796
                                                                ------------------------------------------------------------
Cash at end of period                                             $         584      $       2,546        $       641
                                                                ============================================================

Supplemental cash flow information:
   Cash paid (refunds received) for income taxes                  $         306      $         196        $       (10)
                                                                ============================================================
   Cash paid for interest                                         $      89,351      $      81,653        $    76,920
                                                                ============================================================

SEE ACCOMPANYING NOTES.

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                (Dollars in thousands, except per share amounts)
                           December 31, 2001 and 2000


1.       ORGANIZATION AND BASIS OF PRESENTATION

Williams Scotsman, Inc. (the Company) is a wholly owned subsidiary of Scotsman Holdings, Inc. (Holdings), a corporation which was organized in November 1993 for the purpose of acquiring the Company. The Company's operations include two wholly owned subsidiaries, Willscot Equipment, LLC (Willscot) and Williams Scotsman of Canada, Inc., whose operations have not been significant to date. Willscot, a special purpose subsidiary, was formed in May 1997 and is a guarantor of the Company's credit facility and acts as a full and unconditional, and joint and several subordinated guarantor of the 9.875% senior notes. The operations of Willscot are limited to the leasing of its mobile office units to the Company under a master lease.

The operations of the Company consist primarily of the leasing and sale of mobile offices and storage products (equipment) and their delivery and installation.

ACQUISITION OF MCKINNEY MOBILE MODULAR

On February 1, 2001, the Company acquired the sales and leasing business of Mckinney Mobile Modular, a privately held California corporation (Mckinney) in a transaction accounted for under the purchase method of accounting. Total consideration for the acquisition of Mckinney was approximately $26.1 million, including the repayment of existing indebtedness of Mckinney. The purchase price paid was allocated to the identifiable assets acquired of $21.6 million with the excess of $5.5 million representing goodwill and other intangible assets. The purchase price allocation was based upon the estimates of the fair value of the assets acquired. The acquisition, which added over 1,600 units at a value of approximately $21.4 million, was financed with borrowings under the Company's amended credit facility.

ACQUISITION OF EVERGREEN MOBILE COMPANY

On February 1, 1999, the Company acquired all of the outstanding stock of Evergreen Mobile Company, a privately held Washington corporation (Evergreen), in a transaction accounted for under the purchase method of accounting. Total consideration for the acquisition of Evergreen was $36.2 million, including the repayment of existing indebtedness of Evergreen. The purchase price paid was allocated to the net identifiable assets acquired of $19.7 million with the excess of $16.5 million representing goodwill and other intangible assets. The purchase price allocation was based upon the estimates of the fair value of the net assets acquired. The acquisition was financed with borrowings under the Company's amended credit facility.

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

1.       ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

GOODWILL AND OTHER INTANGIBLE ASSETS. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 ("FAS No. 142"), Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives.

The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in net income of $4.6 million, ($1.39 per share) per year. During 2002, the Company will perform the first of the required impairment tests of goodwill as of January 1, 2002. The results of these tests are not expected to have a material effect on the earnings and financial position of the Company.


A reconciliation of net income as if FAS No. 142 had been adopted as of January 1, of each of the last three years is presented below.

                                                YEAR ENDED DECEMBER 31
                                                ----------------------
                                                    (IN THOUSANDS)
                                          2001          2000             1999
                                          -----------------------------------
                                                    (IN THOUSANDS)

Reported net income                       $ 22,666      $ 16,119       $ 17,307
Add back:
   Goodwill amortization (net of tax)        4,857         4,586          4,489
                                          --------      --------       --------
Adjusted net income                       $ 27,523      $ 20,705       $ 21,796
                                          ========      ========       ========

Earnings per share:
   Reported net income                       $6.83         $4.86          $5.21
                                             =====         =====          =====
   Adjusted net income                       $8.29         $6.24          $6.57
                                             =====         =====          =====


IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 ("FAS No. 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. FAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company expects to adopt FAS No. 144 as of January 1, 2002 and does not anticipate it to have a material impact on the Company's financial position and results of operations.

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

(a)      USE OF ESTIMATES

         The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

(b)      LEASING OPERATIONS

         Equipment is leased generally under operating leases and, occasionally, under sales-type lease arrangements. Operating lease terms generally range from 3 months to 60 months, and contractually averaged approximately 12 months at December 31, 2001. Rents billed in advance are initially deferred and recognized as revenue over the term of the operating leases. Rental equipment is depreciated by the straight-line method using an estimated economic useful life of 10 to 20 years and an estimated residual value of 50%.

         Costs of improvements and betterments are capitalized, whereas costs of replacement items, repairs and maintenance are expensed as incurred. Costs incurred for equipment to meet particular lease specifications are capitalized and depreciated over the lease term. However, costs aggregating less than $1 per unit are generally expensed as incurred.

(c)      DEFERRED FINANCING COSTS

         Costs of obtaining debt are amortized using the straight-line method over the term of the debt.

(d)      PROPERTY AND EQUIPMENT

         Depreciation is computed by the straight-line method over estimated useful lives ranging from 15 to 40 years for buildings and improvements and 3 to 10 years for furniture and equipment. Maintenance and repairs are charged to expense as incurred.

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


(e)      GOODWILL AND OTHER INTANGIBLE ASSETS

         The excess of cost over fair values of net assets acquired in purchase transactions has been recorded as goodwill and is being amortized on a straight-line basis over 20 to 40 years. Other identifiable intangibles acquired of $6,452 include assembled workforce, covenant not to compete and customer base which are being amortized on a straight line basis over periods of 21 to 228 months. As of December 31, 2001 and 2000, accumulated amortization of goodwill and other intangible assets was $17,532 and $11,932, respectively. As discussed in Note 1, upon the adoption of FAS No. 142, the Company will cease amortization of goodwill.

         On a periodic basis, the Company evaluates the carrying value of its intangible assets to determine if the facts and circumstances suggest that intangible assets may be impaired. If this review indicates that intangible assets may not be recoverable, as determined by the undiscounted cash flow of the entity acquired over the remaining amortization period, the Company's carrying value of intangible assets would be reduced by the estimated shortfall of cash flows, on a discounted basis. Upon the adoption of FAS No. 142, as discussed above, the Company will modify their approach for reviewing for impairment.

(f)      INCOME TAXES

         Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(g)      EARNINGS PER SHARE

         Earnings per share is computed based on weighted average number of common shares outstanding of 3,320,000 shares for 2001, 2000 and 1999.

(h)      REVENUE RECOGNITION

         The Company's revenue recognition policy is to recognize rental income ratably over the month on a daily basis. Billings for periods extending beyond the month end are recorded as deferred income. Sales revenue is recognized at the time the units are delivered and installed, with the exception of long-term construction-type sales contracts for which revenue is recognized under the percentage of completion method. Under this method, income is recognized based on the incurred costs to date compared to estimated total costs. All other revenue is recognized when related services have been performed.

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


(i)      ACCOUNTS RECEIVABLE

         The Company's accounts receivable consist of amounts due from customers throughout the United States and Canada. Collateral is generally not required. The Company provides an allowance for doubtful accounts receivable by a charge to operations in amounts equal to the estimated losses expected to be incurred in collection of the accounts. The estimated losses are based on historical collection experience and a review of the current status of the existing receivables. Customer accounts are written off against the allowance for doubtful accounts when an account is determined to be uncollectible.

(j)      RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to current year presentation.


3.       PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                        DECEMBER 31
                                                    2001             2000
                                             -----------------------------------

Land                                            $    17,223        $  13,089
Buildings and improvements                           28,162           28,464
Furniture and equipment                              59,755           47,106
                                             -----------------------------------
                                                    105,140           88,659
Less accumulated depreciation                        31,358           23,893
                                             -----------------------------------
Net property and equipment                      $    73,782          $64,766
                                             ===================================

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


4.       REVOLVING CREDIT FACILITY AND LONG-TERM DEBT

Debt consists of the following:
                                                        DECEMBER 31
                                                    2001             2000
                                             -----------------------------------

Borrowings under revolving credit facility      $     564,922        $500,460
Term loan                                              58,050          58,650
9.875% senior notes                                   400,000         400,000
                                             -----------------------------------
                                                $   1,022,972        $959,110
                                             ===================================

The loan agreement for the credit facility provides for a $600,000 (increased from $540,000 effective January 26, 2001) revolving credit facility maturing May 21, 2002 and a $60,000 term loan maturing May 21, 2005. Availability under the revolver, which is based upon a borrowing base calculation, was $32,258 at December 31, 2001. Interest was payable at a rate of either prime plus 0.75% or the Eurodollar rate plus 2.0%. The weighted average interest rates of the revolver under the credit agreement were 4.22% and 8.85% at December 31, 2001 and 2000, respectively. Principal payments due on the term loan are equal to 1% per year payable quarterly through March 31, 2002, with equal quarterly installments commencing June 30, 2002. Interest on the term loan is payable at a rate of either prime plus 2.0% or the Eurodollar rate plus 3.25%. The weighted average interest rates of the term loan under the credit agreement were 5.25% and 10.06% at December 31, 2001 and 2000, respectively.

Borrowings under the revolving credit facility are secured by a first priority lien on and security interest in the Company's rental equipment, accounts receivable and property and equipment. In addition to the restrictions and limitations described under the note agreement, including restrictions on the amount of dividends that the Company can pay to Holdings, the revolving credit facility loan agreement requires compliance with certain financial covenants including capital expenditures, interest coverage and fleet utilization levels. The Company was in compliance with such covenants during 2001.

The 9.875% senior notes are due June 1, 2007 with interest payable semi-annually on June 1 and December 1 of each year. On or after June 1, 2002, the notes are redeemable at the option of the Company, at redemption prices of 104.938% and 102.469% during the 12-month periods beginning June 1, 2002 and 2003, respectively, and 100% thereafter. Upon the occurrence of a change of control, the notes may be redeemed as a whole at the option of the Company at a redemption price of 100% plus the applicable premium as defined in the agreement.

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


4.       REVOLVING CREDIT FACILITY AND LONG-TERM DEBT (CONTINUED)

The notes are general unsecured obligations of the Company and are subordinated in right of payment to all secured indebtedness. Additionally, the notes are guaranteed by Willscot, the Company's wholly owned subsidiary. Such guaranty is full and unconditional, and joint and several. The note agreement limits or restricts the Company's ability to incur additional indebtedness; make distributions of capital in an amount not to exceed 50% of accumulated earnings, dispose of property; incur liens on property; pay dividends to Holdings; and merge with or acquire other companies.

At December 31, 2001 and 2000, the fair value of debt was approximately $1,016,972 and $883,110, respectively, based on the quoted market price of the senior notes and the book value of the credit facility, which are adjustable rate notes.

Letter of credit obligations at December 31, 2001 were $2,820.

See Note 11 of Notes to the Consolidated Financial Statements, Subsequent Events, regarding financing activities after December 31, 2001.

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


5.       INCOME TAXES

Deferred income taxes related to temporary differences between the tax bases of assets and liabilities and the respective amounts reported in the financial statements are summarized as follows:

                                                                                        DECEMBER 31
                                                                                   2001                2000
                                                                             ----------------------------------
Deferred tax liabilities:
   Cost basis in excess of tax basis of assets and accelerated tax depreciation:
        Rental equipment                                                      $   243,222             $220,502
        Property and equipment                                                        818                1,074
        Other                                                                       2,626                2,631
                                                                             ----------------------------------
           Total deferred tax liabilities                                         246,666              224,207
                                                                             ----------------------------------
Deferred tax assets:
   Allowance for doubtful accounts                                                    467                  390
   Rents billed in advance                                                         10,321               10,127
   Net operating loss carryovers                                                   80,379               74,743
   Alternative minimum tax credit carryovers                                        1,759                1,759
   Other                                                                            4,470                5,271
                                                                             ----------------------------------
                                                                                   97,396               92,290
   Less:  valuation allowance                                                      (3,400)              (3,400)
                                                                             ----------------------------------
         Total deferred tax assets                                                 93,996               88,890
                                                                             ----------------------------------
Net deferred tax liabilities                                                  $   152,670             $135,317
                                                                             ==================================

At December 31, 2001, the Company had net operating loss carryovers available for federal income tax purposes of $199,562 (net of related valuation allowance), of which $80,186 (net of related valuation allowance) relates to pre-recapitalization loss carryovers that are subject to certain limitations under the Internal Revenue Code. The Company is in the process of implementing a strategy to effectively release these limitations. However, ultimately the results may not be known for some time. These net operating loss carryovers expire at various dates from 2003 to 2021. Also, alternative minimum tax credit carryovers of approximately $1,759 are available without expiration limitations. An investment credit carryover of approximately $860 expired on December 31, 2000, and the Company recorded a charge to income tax expense accordingly.

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


5.       INCOME TAXES (CONTINUED)

Income tax expense consists of the following:

                                              YEARS ENDED DECEMBER 31
                                          2001          2000          1999
                                     -------------------------------------------

Current                                 $     252     $     254    $     876
Deferred                                   17,353        14,703       13,837
                                     -------------------------------------------
                                        $  17,605       $14,957      $14,713
                                     ===========================================

Federal                                 $  13,703       $12,644      $12,615
State                                       2,489         2,313        2,098
Foreign                                     1,413            --           --
                                     -------------------------------------------
                                        $  17,605       $14,957      $14,713
                                     ===========================================

The provision for income taxes is reconciled to the amount computed by applying the Federal corporate tax rate of 35% to income before income taxes as follows:

                                                                         YEARS ENDED DECEMBER 31
                                                                     2001          2000          1999
                                                                -------------------------------------------
Income tax at statutory rate                                       $  14,096       $10,876      $11,207
State income taxes, net of federal tax benefit                         1,618         1,503        1,144
Amortization of goodwill and other intangible assets                   1,776         1,702        1,838
Other                                                                    115           876          524
                                                                -------------------------------------------
                                                                   $  17,605       $14,957      $14,713
                                                                ===========================================

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

6.       COMMITMENTS

The Company is obligated under noncancellable operating leases of certain equipment, vehicles and parcels of land. At December 31, 2001 approximate future minimum rental payments are as follows:

         2002                                   $ 8,407
         2003                                     6,692
         2004                                     5,442
         2005                                     4,439
         2006                                     3,244
         Thereafter                               3,541
                                                  -----

         Total minimum future lease payments    $31,765
                                                =======

Rent expense was $11,490 in 2001, $9,839 in 2000, and $8,817 in 1999.


7.       EMPLOYEE BENEFIT PLANS

The Company has adopted a defined contribution plan (the 401(k) Plan) which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k), and 401(m) of the Internal Revenue Code of 1986 (the Code). The 401(k) Plan covers substantially all employees and permits participants to contribute the lesser of (i) 15% of their annual compensation from the Company or (ii) the dollar limit described in Section 402(g) of the Code ($10,500 in 2001). All amounts deferred under this salary reduction feature are fully vested.

The 401(k) Plan has a "matching" contribution feature under which the Company may contribute a percentage of the amount deferred by each participant. Such percentage, if any, is determined by the Board of Directors at their discretion. The Plan also has a "profit sharing" feature, under which the Company may contribute, at its discretion, an additional amount allocable to the accounts of active participants meeting the aforementioned eligibility requirements. Contributions made by the Company on behalf of a 401(k) Plan participant vest ratably during the first five years of employment and 100% thereafter. Matching contributions by the Company to the 401(k) Plan were approximately $587 in 2001, $477 in 2000, and $395 in 1999. No contributions have been made by the Company under the profit-sharing feature.

The Company has adopted a Deferred Compensation Plan for Executives which is meant to be an unfunded deferred compensation plan maintained for a select group of management within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. This plan allows key employees to defer a specified amount of their compensation until termination or upon the occurrence of other specified events. Such amounts are placed in the

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


7.       EMPLOYEE BENEFIT PLANS (CONTINUED)

investment vehicles of the employee's choice. As of December 31, 2001, the total amount deferred under this plan, including earnings, was $1,370.

Holdings adopted a stock option plan for certain key employees of the Company. The plan was subsequently amended and restated in 1998 (the "Amended and Restated 1997 Employee Stock Option Plan"). Under the plan, up to 479,500 options to purchase Holdings' outstanding common stock may be granted. The options are granted with an exercise price equal to the fair value of the shares as of the date of grant. Fifty percent of the options granted vest ratably over five years, and fifty percent vest based on the Company meeting certain financial goals over the same five periods. All options expire 10 years from the date of grant. The Company is accounting for the options using variable plan accounting. Under this plan, 23,300 and 46,100 options were granted in 2001 and 2000, respectively. For those options in which both the grant date and the measurement date were known, the Company recognized compensation (income)/expense in the amount of ($278), $479 and $1,899 in 2001, 2000, and 1999, respectively.

Prior to the 1997 recapitalization, the Company had adopted a stock option plan for certain key employees ("1994 Employee Stock Option Plan"). The options were granted with an exercise price equal to the fair value of the shares as of the date of grant. All options outstanding under this plan became fully vested in conjunction with the recapitalization.

Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for its employee stock options under the minimum value method of that Statement. The minimum value for these options was estimated at the date of grant by calculating the excess of the fair value of the stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk free rate, over the expected exercise life of the option. The following weighted average assumptions were used for 2001, 2000 and 1999: risk-free interest rate of 4.5%, 6.3%, and 5.6%, respectively; weighted average expected life of the options of 5 years; and no dividends.

For purposes of pro forma disclosures, the estimated minimum value of the options is amortized to expense over the options' vesting period. Note that the effects of applying SFAS 123 for pro forma disclosure in the current year are not necessarily representative of the effects on pro forma net income for future years. The Company's pro forma information follows:

                                         2001            2000            1999
                                     ------------    ------------    -----------
Pro forma net income                  $ 22,919         $ 15,482       $ 16,946
Pro forma earnings per share          $   6.90         $   4.66       $   5.10

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


7.       EMPLOYEE BENEFIT PLANS (CONTINUED)

A summary of stock option activity and related information for the years ended December 31 follows. Amounts have been restated for the three-for-one stock split granted by Holdings in December 1997:

                                            2001                      2000                       1999
                                  ------------------------- ------------------------- ----------------------------
                                                WEIGHTED                  WEIGHTED                    WEIGHTED
                                                 AVERAGE                   AVERAGE                     AVERAGE
                                                EXERCISE                  EXERCISE                    EXERCISE
                                    OPTIONS       PRICE       OPTIONS       PRICE       OPTIONS         PRICE
                                  ------------ ------------ ------------ ------------ ------------- --------------
Beginning balance                  1,120,540     $23.56      1,107,840      $22.68     1,099,640        $22.12
Granted                               23,300      50.67         46,100       50.67        29,800         50.67
Canceled                                  --         --             --          --            --            --
Forfeited                            (18,700)    (38.45)       (33,400)     (31.77)      (21,600)       (32.07)
                                  ------------ ------------ ------------ ------------ ------------- --------------
Ending balance                     1,125,140      23.87      1,120,540       23.56     1,107,840        $22.68

Exercisable at end of year           975,506      20.26        871,030       18.54       950,165        $19.94

Weighted average minimum value
   of options granted during
   year                                          $ 9.34                     $19.45                      $12.08

Exercise prices for options outstanding as of December 31, 2001 are detailed in the following table. The weighted-average remaining contractual life of those options is 5.38 years.

---------------------------------------------------------------------------------------------------------------------
                                                                                        WEIGHTED AVERAGE
                         SHARES OUTSTANDING AT             SHARES EXERCISABLE AT            REMAINING
EXERCISE PRICE               DECEMBER 31, 2001               DECEMBER 31, 2001          CONTRACTUAL LIFE
---------------------------------------------------------------------------------------------------------------------
   $ 4.59                          73,200                           73,200                 3.3 years
   $ 9.60                         278,100                          278,100                 4.3 years
   $18.39                         275,190                          275,190                 5.3 years
   $30.50                         344,000                          296,761                 6.0 years
   $50.67                         154,650                           52,255                 7.9 years
---------------------------------------------------------------------------------------------------------------------

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


8.       SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION


The 9.875% senior notes issued by the Company are guaranteed by its 100% owned subsidiary, Willscot, which acts as a full and unconditional, and joint and several subordinated guarantor of the notes. See Note 1 for a description of the operations of this subsidiary. Additionally, Willscot has entered into a management agreement with the Company whereby it pays a fee to the Company in an amount equal to the rental and other income (net of depreciation expense) it earns from the Company. Therefore, Willscot earns no net income. In addition to Willscot, the Company has several other 100% owned subsidiaries that fully and unconditionally, on a joint and several basis, guarantee the senior notes. However, these other subsidiaries are minor.The following summarizes condensed consolidating financial information for the Company (Parent) and Willscot (Guarantor Subsidiary).


                                                                         AS OF DECEMBER 31, 2001
                                                  --------------------------------------------------------------
                                                                 GUARANTOR
                                                     PARENT      SUBSIDIARY   ELIMINATIONS       CONSOLIDATED
                                                  --------------------------------------------------------------
BALANCE SHEET
 Assets:
    Rental equipment, at cost                     $    305,549    $  739,364    $      --      $   1,044,913
     Less accumulated depreciation                      61,980       116,066                         178,046
                                                  --------------------------------------------------------------
    Net rental equipment                               243,569       623,298           --            866,867

    Property and equipment, net                         73,782                                        73,782
    Investment in Willscot                             629,747                   (629,747)                --
    Other assets                                       297,886         6,449           --            304,335
                                                  --------------------------------------------------------------
Total assets                                      $  1,244,984    $  629,747    $(629,747)     $   1,244,984
                                                  ==============================================================

 Liabilities:
    Accounts payable and accrued expenses         $     50,287    $       --    $      --      $      50,287
    Long-term debt and revolving credit facility     1,022,972                                     1,022,972
    Other liabilities                                  178,466            --           --            178,466
                                                  --------------------------------------------------------------
    Total liabilities                                1,251,725            --           --          1,251,725
                                                  --------------------------------------------------------------

 Equity (deficit):                                      (6,741)      629,747     (629,747)            (6,741)
                                                  --------------------------------------------------------------
Total liabilities and stockholder's equity        $  1,244,984    $  629,747    $(629,747)     $   1,244,984
                                                  ==============================================================

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


8.       SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                         AS OF DECEMBER 31, 2000
                                                  --------------------------------------------------------------
                                                                 GUARANTOR
                                                     PARENT      SUBSIDIARY   ELIMINATIONS       CONSOLIDATED
                                                  --------------------------------------------------------------
BALANCE SHEET
 Assets:
    Rental equipment, at cost                     $    263,768    $  691,660    $      --      $     955,428
    Less accumulated depreciation                       57,390        98,044                         155,434
                                                  --------------------------------------------------------------
    Net rental equipment                               206,378       593,616           --            799,994

    Property and equipment, net                         64,766                                        64,766
    Investment in Willscot                             597,673                   (597,673)                --
    Other assets                                       277,081         4,057           --            281,138
                                                  --------------------------------------------------------------
Total assets                                      $  1,145,898    $  597,673    $(597,673)     $   1,145,898
                                                  ==============================================================

 Liabilities:
    Accounts payable and accrued expenses         $     54,735    $       --    $      --      $      54,735
    Long-term debt and revolving credit facility       959,110                                       959,110
    Other liabilities                                  160,074            --                         160,074
                                                  --------------------------------------------------------------
    Total liabilities                                1,173,919            --           --          1,173,919
                                                  --------------------------------------------------------------

 Equity (deficit):                                     (28,021)      597,673     (597,673)           (28,021)
                                                  --------------------------------------------------------------
Total liabilities and stockholder's equity
(deficit):                                        $  1,145,898    $  597,673    $(597,673)     $   1,145,898
                                                  ==============================================================

                                                                  FOR THE YEAR ENDED DECEMBER 31, 2001
                                                  --------------------------------------------------------------
                                                                 GUARANTOR
                                                     PARENT      SUBSIDIARY   ELIMINATIONS       CONSOLIDATED
                                                  --------------------------------------------------------------
RESULTS OF OPERATIONS
Total revenues                                    $    431,703    $   73,698    $ (13,145)     $     492,256

Gross profit                                           180,637        47,981           --            228,618

Other expenses                                         153,511        47,981      (13,145)           188,347

Net income                                        $     22,666    $       --    $       --     $      22,666

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


8.       SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                  FOR THE YEAR ENDED DECEMBER 31, 2000
                                                  --------------------------------------------------------------
                                                                 GUARANTOR
                                                     PARENT      SUBSIDIARY   ELIMINATIONS       CONSOLIDATED
                                                  --------------------------------------------------------------
RESULTS OF OPERATIONS
Total revenues                                    $    381,430    $   66,190    $ (15,474)     $     432,146

Gross profit                                           173,751        43,476           --            217,227

Other expenses                                         158,149        43,476      (15,474)           186,151

Net income                                        $     16,119    $       --    $      --      $      16,119


                                                                  FOR THE YEAR ENDED DECEMBER 31, 1999
                                                  --------------------------------------------------------------
                                                                 GUARANTOR
                                                     PARENT      SUBSIDIARY   ELIMINATIONS       CONSOLIDATED
                                                  --------------------------------------------------------------
RESULTS OF OPERATIONS
Total revenues                                    $    362,123   $    60,476    $ (16,794)     $     405,805

Gross profit                                           162,788        40,401           --            203,189

Other expenses                                         147,562        40,401      (16,794)           171,169

Net income                                        $     17,307   $        --    $      --      $      17,307

                                                                  FOR THE YEAR ENDED DECEMBER 31, 2001
                                                  --------------------------------------------------------------
                                                                 GUARANTOR
                                                     PARENT      SUBSIDIARY   ELIMINATIONS       CONSOLIDATED
                                                  --------------------------------------------------------------
CASH FLOWS
Cash provided by operating activities             $     39,674    $   21,545    $      --      $      61,219

Cash used in investing activities                      (71,027)      (55,399)          --           (126,426)

Cash (used in) provided by financing
  activities                                            28,494        34,751           --             63,245
                                                  --------------------------------------------------------------

Net change in cash                                      (2,859)          897           --             (1,962)
Cash at beginning of period                              2,546            --           --              2,546
                                                  --------------------------------------------------------------

(Overdraft)/cash at end of period                 $       (313)   $      897    $      --      $         584
                                                  ==============================================================

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


8.       SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                  FOR THE YEAR ENDED DECEMBER 31, 2001
                                                  --------------------------------------------------------------
                                                                 GUARANTOR
                                                     PARENT      SUBSIDIARY   ELIMINATIONS       CONSOLIDATED
                                                  --------------------------------------------------------------
CASH FLOWS
Cash provided by operating activities             $     65,403    $   21,574    $      --      $      86,977

Cash used in investing activities                      (56,446)      (71,858)          --           (128,304)

Cash (used in) provided by financing
   activities                                           (7,052)       50,284           --             43,232
                                                  --------------------------------------------------------------

Net change in cash                                       1,905            --           --              1,905
Cash at beginning of period                                641            --           --                641
                                                  --------------------------------------------------------------

Cash at end of period                             $      2,546    $       --    $      --      $       2,546
                                                  ==============================================================

                                                                  FOR THE YEAR ENDED DECEMBER 31, 1999
                                                  --------------------------------------------------------------
                                                                 GUARANTOR
                                                     PARENT      SUBSIDIARY   ELIMINATIONS       CONSOLIDATED
                                                  --------------------------------------------------------------
CASH FLOWS
Cash provided by operating activities             $     50,291    $   22,047    $      --      $      72,338

Cash used in investing activities                      (61,417)      (81,306)          --           (142,723)

Cash provided by financing activities                   10,971        59,259           --             70,230
                                                  --------------------------------------------------------------

Net change in cash                                        (155)           --           --               (155)
Cash at beginning of period                                796            --           --                796
                                                  --------------------------------------------------------------

Cash at end of period                             $        641    $       --    $      --      $         641
                                                  ==============================================================

                    Williams Scotsman, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


9.       RELATED PARTY TRANSACTIONS

During 2001, 2000 and 1999, the Company paid dividends of $60, $55, and $55, respectively, to Holdings primarily to fund normal operating expenses.


10.      CONTINGENCIES

The Company is involved in various lawsuits and claims arising out of the normal course of its business. In addition, the Company has insurance policies to cover general liability and workers compensation related claims. In the opinion of management, the ultimate amount of liability not covered by insurance, if any, under pending litigation and claims will not have a materially adverse effect on the financial position or operating results of the Company.

11.      SUBSEQUENT EVENTS

In February 2002, the Company issued $150,000 of additional 9.875% senior unsecured notes under its existing indenture. The additional notes, which are subject to all of the same terms and conditions as the $400,000 of previously issued notes, were issued at a price of 98.751%. Net proceeds from the issuance were used to permanently repay the outstanding balance of the term loan ($58,050 plus accrued interest) and to reduce outstanding borrowings under the revolver.

In March 2002, the Company entered into a new credit facility, the net proceeds from which were used to refinance its existing credit facility. The new loan agreement provides for a $460 million revolving credit facility and a $210 million term loan both maturing on December 31, 2006. The facility also provides for up to an additional $30 million in term or revolver commitments. Interest on borrowings under both the term and revolver is payable at a rate of either prime plus 1.75% or the Eurodollar rate plus 3.00%. Such rates may decrease based upon the Company achieving specified leverage ratio thresholds. Principal payments due on the term loan are equal to 1% per year payable quarterly beginning June 30, 2002, with the remaining balance due December 31, 2006.

Borrowings under the new credit facility, which are based upon a borrowing base calculation, are secured by a first priority lien on and security interest in the Company's rental equipment, accounts receivable and property and equipment. In addition to the restrictions and limitations described under the note agreement, including restrictions on the amount of dividends that the Company can pay to Holdings, the new loan agreement requires compliance with certain financial covenants including capital expenditures, interest coverage, leverage and fleet utilization levels.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                                                  March 31,
                                                                    2002        December 31,
                                                                 (UNAUDITED)        2001
                                                                 -----------    -----------
ASSETS                                                                (In thousands)

Cash                                                             $       377    $       584
Trade accounts receivable, net of allowance for doubtful
     accounts of $1,308 in 2002 and $1,298 in 2001                    68,008         74,336
Prepaid expenses and other current assets                             28,602         25,628
Rental equipment, net of accumulated depreciation of
      $183,636 in 2002 and $178,046 in 2001                          863,280        866,867
Property and equipment, net                                           73,771         73,782
Deferred financing costs, net                                         27,039         10,696
Goodwill                                                             168,378        168,378
Other intangible assets, net                                           3,459          3,679
Other assets                                                          19,361         21,034
                                                                 -----------    -----------
                                                                 $ 1,252,275    $ 1,244,984
                                                                 ===========    ===========

LIABILITIES AND STOCKHOLDER'S DEFICIT

Accounts payable and accrued expenses                            $    53,171    $    50,287
Rents billed in advance                                               24,521         25,796
Long-term debt                                                     1,022,048      1,022,972
Deferred income taxes                                                155,720        152,670
                                                                 -----------    -----------

      Total liabilities                                            1,255,460      1,251,725
                                                                 -----------    -----------

Stockholder's deficit:
   Common stock, $.01 par value.  Authorized 10,000,000
      shares; issued and outstanding 3,320,000 shares                     33             33
   Additional paid-in capital                                        126,289        126,289
   Cumulative foreign currency translation adjustment                 (1,587)        (1,505)
   Retained deficit                                                 (127,920)      (131,558)
                                                                 -----------    -----------

      Total stockholder's deficit                                     (3,185)        (6,741)
                                                                 -----------    -----------

                                                                 $ 1,252,275    $ 1,244,984
                                                                 ===========    ===========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                   Three months ended March 31, 2002 and 2001
                                   (Unaudited)

                                                               2002         2001
                                                            ----------   ----------
                                                              (In thousands except
                                                          share and per share amounts)

REVENUES
    Leasing                                                 $   58,196   $   58,229
    Sales:
       New units                                                20,683       13,567
       Rental equipment                                          4,661        5,139
    Delivery and installation                                   26,609       19,163
    Other                                                        9,718        9,268
                                                            ----------   ----------
                    Total revenues                             119,867      105,366
                                                            ----------   ----------

COST OF SALES AND SERVICES
    Leasing:
       Depreciation and amortization                            10,723       10,370
       Other direct leasing costs                               11,488        9,365
    Sales:
       New units                                                17,076       10,980
       Rental equipment                                          3,725        3,971
    Delivery and installation                                   22,006       15,336
    Other                                                        2,061        1,553
                                                            ----------   ----------
                    Total costs of sales and services           67,079       51,575
                                                            ----------   ----------

                    Gross profit                                52,788       53,791
                                                            ----------   ----------

Selling, general and administrative expenses                    21,507       21,470
Other depreciation and amortization                              3,334        4,506
Interest, including amortization of deferred
   financing costs                                              21,171       23,210
                                                            ----------   ----------

                    Total operating expenses                    46,012       49,186
                                                            ----------   ----------

                    Income before income taxes                   6,776        4,605
Income tax expense                                               3,049        2,072
                                                            ----------   ----------

                    Net Income                              $    3,727   $    2,533
                                                            ==========   ==========

Earnings per common share                                   $     1.12   $     0.76
                                                            ==========   ==========
Dividends per common share                                  $       --   $       --
                                                            ==========   ==========

Weighted average shares outstanding                          3,320,000    3,320,000
                                                            ==========   ==========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                   Three months ended March 31, 2002 and 2001
                                   (Unaudited)

                                                                          2002        2001
                                                                        --------    --------
                                                                           (In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                          $  3,727    $  2,533
    Adjustments to reconcile net income to net cash
       provided by operating activities:
               Depreciation and amortization                              17,500      16,139
               Provision for bad debts                                     1,206         837
               Deferred income tax expense                                 3,050       2,072
               Non-cash option compensation expense                           --         125
               Gain on sale of rental equipment                             (936)     (1,168)
               Decrease in net trade accounts receivable                   5,122         436
               Increase in accounts payable and
                  accrued expenses                                         2,884       4,554
               Other                                                      (3,305)       (368)
                                                                        --------    --------

                    Net cash provided by operating activities             29,248      25,160
                                                                        --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Rental equipment additions                                           (11,635)    (29,949)
    Proceeds from sales of rental equipment                                4,661       5,139
    Purchases of property and equipment, net                              (1,681)     (4,169)
    Net assets of business acquired                                           --     (26,114)
                                                                        --------    --------

                    Net cash used in investing activities                 (8,655)    (55,093)
                                                                        --------    --------

                                                                                   (continued)

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES
                Consolidated Statements of Cash Flows (continued)
                   Three months ended March 31, 2002 and 2001
                                   (Unaudited)

                                                                             2002        2001
                                                                          ---------    ---------
                                                                               (In thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from debt                                                    $ 730,525    $ 142,044
    Repayment of debt                                                      (731,508)    (113,477)
    Increase in deferred financing costs                                    (19,787)        (254)
    Amortization of bond discount                                                59           --
    Payment of dividends                                                        (89)         (12)
                                                                          ---------    ---------

               Net cash provided by (used in) financing activities          (20,800)      28,301
                                                                          ---------    ---------

               Net decrease in cash                                            (207)      (1,632)

Cash at beginning of period                                                     584        2,546
                                                                          ---------    ---------

Cash at end of period                                                     $     377    $     914
                                                                          =========    =========

Supplemental cash flow information:
    Cash paid for income taxes                                            $     276    $     185
                                                                          =========    =========

    Cash paid for interest                                                $   7,263    $  12,367
                                                                          =========    =========







SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                                   (Unaudited)
           (Dollars in thousands, except share and per share amounts)


(1)    ORGANIZATION AND BASIS OF PRESENTATION

       Williams Scotsman, Inc. (the Company) is a wholly owned subsidiary of Scotsman Holdings, Inc. (Holdings), a corporation which was organized in November 1993 for the purpose of acquiring the Company. The Company's operations include two wholly owned subsidiaries, Willscot Equipment, LLC (Willscot) and Williams Scotsman of Canada, Inc. Willscot, a special purpose subsidiary, was formed in May 1997; its operations are limited to the leasing of its mobile office units to the Company under a master lease. Willscot and Williams Scotsman of Canada, Inc. are guarantors of the Company's credit facility and act as full and unconditional, and joint and several subordinated guarantors of the 9.875% senior notes.

       The operations of the Company consist primarily of the leasing and sale of mobile offices, modular buildings and storage products (equipment) and their delivery and installation.


(2)    FINANCIAL STATEMENTS

       The financial information referred to above has not been audited. In the opinion of management, the unaudited financial statements contain all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the Company's financial position as of March 31, 2002 and its operating results and cash flows for the three month periods ended March 31, 2002 and 2001. The results of operations for the periods ended March 31, 2002 and 2001 are not necessarily indicative of the operating results expected for the full year.

       Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K. Certain prior year amounts have been reclassified to conform to current year presentation.


(3)    NEW ACCOUNTING PRONOUNCEMENT

       In May 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective for fiscal years beginning after May 15, 2002. With the rescission of SFAS No. 4, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30.

       The Company has adopted SFAS No. 145 effective January 1, 2002. As a result, the $1.9 million of deferred financing costs relating to the Company's former credit facility that was expensed during the first quarter of 2002 is included in interest expense.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

(4)    GOODWILL AND OTHER INTANGIBLE ASSETS

       The Company has adopted SFAS No. 142 effective January 1, 2002. Under SFAS No. 142 goodwill and certain identified intangibles with indefinite lives are no longer amortized, rather they are subject to annual impairment tests. The Company performed the first of these required tests during the quarter and determined that goodwill is not impaired. Prior to the adoption of this standard, goodwill was amortized on a straight line basis over 20 to 40 years. Amortization expense for the three months ended March 31, 2002 was $.2 million, which represents the amortization related to the identified intangible assets still required to be amortized under SFAS No. 142. These include covenants not to compete and customer base, which are being amortized on a straight line basis over periods of 24 to 228 months. Amortization expense relating to these identified intangibles for each of the next five years is as follows:

                                2002      $732
                                2003       650
                                2004       495
                                2005       484
                                2006       152

       Under SFAS No. 142 assembled workforce is not considered to be an intangible asset. We have reclassified this asset to goodwill. The effect of the adoption of SFAS No. 142 as of March 31, 2002 and December 31, 2001 is summarized in the following tables:

                                ----------- March 31, 2002 -------------     ---------- December 31, 2001 -----------
                                  Gross                            Net         Gross                            Net
                                Carrying       Accumulated        Book       Carrying       Accumulated        Book
                                 AMOUNT       AMORTIZATION        VALUE       AMOUNT       AMORTIZATION        VALUE
                                --------      ------------      --------     --------      ------------      --------
       Goodwill                 $183,164         $15,215        $167,949     $183,164         $15,215        $167,949

       Intangible
         assets with
         indefinite
         lives as of
         January 1,
         2002
       -----------------

           Assembled
             workforce          $    801         $   372        $    429     $    801         $   372        $    429

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (Continued


(4)    GOODWILL AND OTHER INTANGIBLE ASSETS (continued)

                                ----------- March 31, 2002 -------------     ---------- December 31, 2001 -----------
                                  Gross                            Net         Gross                            Net
                                Carrying       Accumulated        Book       Carrying       Accumulated        Book
                                 AMOUNT       AMORTIZATION        VALUE       AMOUNT       AMORTIZATION        VALUE
                                --------      ------------      --------     --------      ------------      --------

       Intangible
         assets with
         finite lives
         as of January
         1, 2002
       ---------------------

           Non-
            compete
            agreements            $3,128          $1,336          $1,792       $3,128          $1,142          $1,986
           Customer
             base                  2,000             333           1,667        2,000             307           1,693
                                   -----             ---           -----        -----             ---           -----
                                  $5,128          $1,669          $3,459       $5,128          $1,449          $3,679
                                  ======          ======          ======       ======          ======          ======

      As required by SFAS No. 142, the results for the prior year's quarter have not been restated. A reconciliation of net income as if SFAS No. 142 had been adopted as of January 1, 2001 is presented below for the three months ended March 31, 2001.

                                                              Three Months Ended
                                                                March 31, 2001
                                                                (IN THOUSANDS)
                                                                --------------

       Reported net income                                          $2,533
       Add back:
           Goodwill amortization (net of tax)                        1,148
                                                                     -----
       Adjusted net income                                          $3,681
                                                                    ======

       Earnings per share:
           Reported net income                                       $0.76
                                                                     =====
           Adjusted net income                                       $1.11
                                                                     =====


(5)    LONG-TERM DEBT

       In February 2002, the Company issued $150,000 of additional 9.875% senior notes under its existing indenture. The additional notes, which are subject to all of the same terms and conditions as the $400,000 of previously issued notes, were issued at a price of 98.751%. Net proceeds from the issuance were used to permanently repay the outstanding balance of the term loan ($58,050 plus accrued interest) and to reduce outstanding borrowings under the then existing revolving credit facility.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (Continued


(5)    LONG-TERM DEBT (continued)

       In March 2002, the Company entered into a new credit facility, the net proceeds from which were used to refinance its existing credit facility. The new loan agreement provides for a $460 million revolving credit facility and a $210 million term loan both maturing on December 31, 2006. The facility also provides for up to an additional $30 million in term or revolver commitments. Interest on borrowings under both the term and revolver is payable at a rate of either prime plus 1.75% or the Eurodollar rate plus 3.00%. Such rates may decrease based upon the Company achieving specified leverage ratio thresholds. Principal payments due on the term loan are equal to 1% per year payable quarterly beginning June 30, 2002, with the remaining balance due December 31, 2006.

       Borrowings under the new credit facility, which are based upon a borrowing base calculation, are secured by a first priority lien on and security interest in the Company's rental equipment, accounts receivable and property and equipment. In addition to the restrictions and limitations described under the note agreement, including restrictions on the amount of dividends that the Company can pay to Holdings, the new loan agreement requires compliance with certain financial covenants including capital expenditures, interest coverage, leverage and fleet utilization levels.

(6)    COMPREHENSIVE INCOME

       Total comprehensive income was $3,645 and $1,992 for the three months ended March 31, 2002 and 2001, respectively, which includes net income and the change in the foreign currency translation adjustment.


(7)    EARNINGS AND DIVIDENDS PER SHARE

       Earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding during the periods. Dividends per common share is computed by dividing dividends paid by the weighted average number of common shares outstanding during the periods.


(8)    SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

       The 9.875% senior notes issued by the Company (Parent) are guaranteed by its wholly owned subsidiaries, Willscot Equipment, LLC, Williams Scotsman, of Canada, Inc., Space Master International, Inc., Evergreen Mobile Company, and Truck & Trailer Sales, Inc. (Guarantor Subsidiaries), which act as full and unconditional, and joint and several subordinated guarantors of the notes. See Note 1 for a description of the operations of Willscot. Additionally, Willscot has entered into a management agreement with the Company whereby it pays a fee to the Company in an amount equal to the rental and other income (net of depreciation expense) it earns from the Company. Therefore, Willscot earns no net income. The following summarizes condensed consolidating financial information for the Company and Willscot and Williams Scotsman of Canada, Inc. Space Master International, Inc., Evergreen Mobile Company, and Truck & Trailer Sales, Inc do not have any assets or operations.

                    Williams Scotsman, Inc. and Subsidiaries

(8)    SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)


                                                                                 AS OF MARCH 31, 2002
                                                         -----------------------------------------------------------------
                                                                            GUARANTOR
                                                            PARENT         SUBSIDIARIES     ELIMINATIONS      CONSOLIDATED
                                                         ------------      ------------     ------------     --------------
BALANCE SHEET
 Assets:
    Rental equipment, at cost                            $    284,307      $   762,609      $                $   1,046,916
    Less accumulated depreciation                              58,501          125,135                             183,636
                                                         ------------      -----------      ------------     -------------
    Net rental equipment                                      225,806          637,474                 -           863,280

    Property and equipment, net                                72,926              845                              73,771
    Investment in subsidiaries                                622,304                           (622,304)                -
    Other assets                                              331,517           10,110           (26,403)          315,224
                                                         ------------      -----------      ------------     -------------
Total assets                                             $  1,252,553      $   648,429      $   (648,707)    $   1,252,275

                                                         ============      ===========      ============     =============

 Liabilities:
    Accounts payable and accrued expenses                $     51,862      $     1,309      $          -     $      53,171
    Long-term debt
                                                            1,022,048                                            1,022,048
    Other liabilities                                         180,241           26,403           (26,403)          180,241
                                                         ------------      -----------      ------------     -------------
    Total liabilities                                       1,254,151           27,712           (26,403)        1,255,460
                                                         ------------      -----------      ------------     -------------

 Equity (deficit):                                             (1,598)         620,717          (622,304)           (3,185)
                                                         ------------      -----------      ------------     -------------

 Total liabilities and stockholder's equity (deficit):   $  1,252,553      $   648,429      $   (648,707)    $   1,252,275
                                                         ============      ===========      ============     =============

                    Williams Scotsman, Inc. and Subsidiaries

(8)    SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)


                                                                                 AS OF DECEMBER 31, 2001
                                                         -----------------------------------------------------------------
                                                                            GUARANTOR
                                                            PARENT         SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                                         ------------      ------------     ------------     -------------
BALANCE SHEET
 Assets:
    Rental equipment, at cost                            $    282,742      $    762,171     $          -     $   1,044,913
    Less accumulated depreciation                              61,382           116,664                            178,046
                                                         ------------      ------------     ------------     -------------
    Net rental equipment                                      221,360           645,507                -           866,867

    Property and equipment, net                                73,013               769                             73,782
    Investment in subsidiaries                                633,160                           (633,160)                -
    Other assets                                              316,734            10,670          (23,069)          304,335
                                                         ------------      ------------     ------------     -------------
Total assets                                             $  1,244,267      $    656,946     $   (656,229)    $   1,244,984
                                                         ============      ============     ============     =============

 Liabilities:
    Accounts payable and accrued expenses                $     48,065      $      2,222     $          -     $      50,287
    Long-term debt                                          1,022,972                                            1,022,972
    Other liabilities                                         178,466            23,069          (23,069)          178,466
                                                         ------------      ------------     ------------     -------------
    Total liabilities                                    $  1,249,503      $     25,291     $    (23,069)    $   1,251,725
                                                         ------------      ------------     ------------     -------------

 Equity (deficit):                                             (5,236)          631,655         (633,160)           (6,741)
                                                         ------------      ------------     ------------     -------------
 Total liabilities and stockholder's equity (deficit):   $  1,244,267      $    656,946     $   (656,229)    $   1,244,984
                                                         ============      ============     ============     =============

                                                                         FOR THE 3 MONTHS ENDED MARCH 31, 2002
                                                         -----------------------------------------------------------------
                                                                            GUARANTOR
                                                            PARENT         SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                                         ------------      ------------     ------------     -------------
RESULTS OF OPERATIONS
Total revenues                                           $    114,830      $     23,628     $    (18,591)    $     119,867

Gross profit                                                   51,267            13,681          (12,160)           52,788

Other expenses                                                 45,461            12,711          (12,160)           46,012

Net income                                               $      2,757      $        970     $          -     $       3,727

                    Williams Scotsman, Inc. and Subsidiaries

(8)    SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

                                                                        FOR THE 3 MONTHS ENDED MARCH 31, 2001
                                                         -----------------------------------------------------------------
                                                                            GUARANTOR
                                                            PARENT         SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                                         ------------      ------------     ------------     -------------
RESULTS OF OPERATIONS
Total revenues                                           $    103,619      $     19,707     $    (17,960)    $     105,366

Gross profit                                                   52,960            12,477          (11,646)           53,791

Other expenses                                                 48,862            11,970          (11,646)           49,186

Net income                                               $      2,026      $        507     $          -     $       2,533

                                                                        FOR THE 3 MONTHS ENDED MARCH 31, 2002
                                                         -----------------------------------------------------------------
                                                                            GUARANTOR
                                                            PARENT         SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                                         ------------      ------------     ------------     -------------
CASH FLOWS
Cash provided by operating activities                    $     18,747      $     10,501     $          -     $      29,248


Cash provided by (used in) investing activities                 1,880           (10,535)                             (8,655)

Cash used in financing activities                             (20,800)                                             (20,800)
                                                         ------------      ------------     ------------     -------------

Net change in cash                                               (173)              (34)               -             (207)
Cash at beginning of period                                      (535)            1,119                               584
                                                         ------------      ------------     ------------     -------------

Cash (overdraft) at end of period                        $       (708)     $      1,085     $          -     $         377
                                                         ============      ============     ============     =============

                                                                        FOR THE 3 MONTHS ENDED MARCH 31, 2001
                                                         -----------------------------------------------------------------
                                                                            GUARANTOR
                                                            PARENT         SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                                         ------------      ------------     ------------     -------------
CASH FLOWS
Cash provided by operating activities                    $     18,637      $      6,523     $          -     $      25,160

Cash used in investing activities                             (47,163)           (7,930)                           (55,093)

Cash provided by financing activities                          28,301                                               28,301
                                                         ------------      ------------     ------------     -------------

Net change in cash                                               (225)           (1,407)               -            (1,632)
Cash at beginning of period                                       614             1,932                              2,546
                                                         ------------      ------------     ------------     -------------

Cash at end of period                                    $        389      $        525     $          -     $         914
                                                         ============      ============     ============     =============

================================================================================



                             WILLIAMS SCOTSMAN, INC.

                       EXCHANGE OFFER FOR ITS $150,000,000
                          9 7/8 % SENIOR NOTES DUE 2007


                      ------------------------------------
                                   PROSPECTUS

                                  JULY 18, 2002
                      -------------------------------------








         No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Williams Scotsman, Inc. since the date of this prospectus. We will update the information contained in this prospectus to the extent required by law during such time as this prospectus is required to be in use.

         Until October 16, 2002, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




================================================================================